                   SUBJECT TO COMPLETION, DATED JULY 16, 1998
INFORMATION CONTAINED IN THIS PROSPECTUS SUPPLEMENT IS SUBJECT TO COMPLETION PURSUANT TO RULE 424 UNDER THE SECURITIES ACT OF 1933. A REGISTRATION STATEMENT RELATING TO THESE SECURITIES HAVE BEEN DECLARED EFFECTIVE BY THE SECURITIES AND EXCHANGE COMMISSION PURSUANT TO RULE 415 UNDER THE SECURITIES ACT OF 1933. A FINAL PROSPECTUS SUPPLEMENT AND PROSPECTUS WILL BE DELIVERED TO PURCHASERS OF THESE SECURITIES. THIS PROSPECTUS SUPPLEMENT AND THE PROSPECTUS SHALL NOT CONSTITUTE AN OFFER TO SELL OR THE SOLICITATION OF AN OFFER TO BUY NOR SHALL THERE BE ANY SALE OF THESE SECURITIES IN ANY STATE IN WHICH SUCH OFFER, SOLICITATION OR SALE WOULD BE UNLAWFUL PRIOR TO REGISTRATION OR QUALIFICATION UNDER THE SECURITIES LAWS OF ANY SUCH STATE.

PROSPECTUS SUPPLEMENT
(TO PROSPECTUS DATED DECEMBER 15, 1997)

                                2,000,000 SHARES

                                     [LOGO]

                                  COMMON STOCK
                                ----------------

    LTC Properties, Inc. (the "Company") is a health care real estate investment trust ("REIT") that invests primarily in long-term care and other health care related facilities through mortgage loans, facility lease transactions and other investments. All of the shares of common stock, par value $0.01 per share (the "Common Stock"), offered hereby (the "Offering") are being issued and sold by the Company. The Company intends to spin-off its interest in LTC Healthcare, Inc. Owners of the Company's common stock, including purchasers in this Offering, will participate in this distribution. See "Prospectus Supplement Summary--Recent Developments--Spin-off of LTC Healthcare, Inc." on page S-6 of this Prospectus Supplement.

    The Company's Common Stock is listed on the New York Stock Exchange ("NYSE") under the symbol "LTC". On July 13, 1998, the last reported sale price of the Common Stock on the NYSE was $18.0625 per share. The Company pays regular quarterly distributions. See "Price Range of Common Stock and Distributions." In order to qualify as a REIT, the Company has limited actual or constructive ownership to no more than 9.8% of the Common Stock (including Common Stock into which the Company's outstanding indebtedness is convertible or exchangeable) by any holder.

    SEE "RISK FACTORS" BEGINNING ON PAGE S-9 OF THIS PROSPECTUS SUPPLEMENT AND PAGE 5 OF THE ACCOMPANYING PROSPECTUS FOR A DISCUSSION OF CERTAIN FACTORS RELEVANT TO AN INVESTOR IN THE COMMON STOCK.
                             ---------------------

THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND
 EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF
   THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL
    OFFENSE.


                                                                     UNDERWRITING
                                                  PRICE TO           DISCOUNTS AND         PROCEEDS TO
                                                   PUBLIC           COMMISSIONS(1)         COMPANY(2)
Per Share..................................           $                    $                    $
Total(3)...................................           $                    $                    $

(1) The Company has agreed to indemnify the several Underwriters against certain liabilities, including liabilities under the Securities Act of 1933, as amended. See "Underwriting."

(2) Before deducting estimated expenses payable by the Company of
    $             .

(3) The Company has granted the Underwriters a 30-day option to purchase up to an aggregate of 300,000 additional shares of Common Stock on the same terms and conditions set forth above solely to cover over-allotments, if any. See "Underwriting." If such option is exercised in full, the total Price to Public, Underwriting Discounts and Commissions and Proceeds to Company will
    be $      , $      and $      , respectively.
                           --------------------------

    The shares of Common Stock are being offered by the several Underwriters named herein, subject to prior sale, when, as and if accepted by them and subject to certain prior conditions including the right of the Underwriters to reject orders in whole or in part. It is expected that delivery of such shares
will be made in New York, New York, on or about August   , 1998.
                           --------------------------

SCHRODER & CO. INC.

           J.C. BRADFORD & CO.

                       CROWELL, WEEDON & CO.

                                   MORGAN KEEGAN & COMPANY, INC.

                                               SUTRO & CO. INCORPORATED

                                 JULY   , 1998

                                     [LOGO]

[Graphs]

Property Type ($ in millions):
  Skilled nursing facilities.................................................  $   521.6        74%
  Assisted living facilities.................................................  $   182.9        26%

Investment Type ($ in millions):
  Owned properties, gross....................................................  $   361.9        51%
  Mortgage investments, gross................................................  $   255.1        36%
  REMIC......................................................................  $    87.7        13%
Distributions per Share:
  1993.......................................................................  $    1.02
  1994.......................................................................  $    1.10
  1995.......................................................................  $    1.21
  1996.......................................................................  $    1.34
  1997.......................................................................  $    1.44

    CERTAIN PERSONS PARTICIPATING IN THIS OFFERING MAY ENGAGE IN TRANSACTIONS THAT STABILIZE, MAINTAIN, OR OTHERWISE AFFECT THE PRICE OF THE COMMON STOCK, INCLUDING OVER-ALLOTMENT, STABILIZING AND SHORT-COVERING TRANSACTIONS IN SUCH COMMON STOCK, AND THE IMPOSITION OF A PENALTY BID IN CONNECTION WITH THE OFFERING. FOR A DESCRIPTION OF THESE ACTIVITIES, SEE "UNDERWRITING."

                         PROSPECTUS SUPPLEMENT SUMMARY

    THE FOLLOWING SUMMARY IS QUALIFIED IN ITS ENTIRETY BY THE MORE DETAILED INFORMATION INCLUDED ELSEWHERE IN THIS PROSPECTUS SUPPLEMENT AND THE ACCOMPANYING PROSPECTUS OR INCORPORATED HEREIN AND THEREIN BY REFERENCE. INVESTORS SHOULD CAREFULLY CONSIDER THE INFORMATION SET FORTH UNDER THE HEADING "RISK FACTORS" IN THIS PROSPECTUS SUPPLEMENT AND IN THE ACCOMPANYING PROSPECTUS. AS USED HEREIN, THE TERM "COMPANY" INCLUDES LTC PROPERTIES, INC. AND THOSE ENTITIES OWNED OR CONTROLLED THEREBY (THE "SUBSIDIARIES"). UNLESS OTHERWISE INDICATED, THE INFORMATION CONTAINED IN THIS PROSPECTUS SUPPLEMENT ASSUMES THAT THE UNDERWRITERS' OVER-ALLOTMENT OPTION WILL NOT BE EXERCISED.

                                  THE COMPANY

    LTC Properties, Inc. is a self-administered health care REIT that invests primarily in long-term care facilities located throughout the United States. The Company's investment portfolio is comprised primarily of skilled nursing and assisted living facilities leased to experienced operators, mortgage loans secured by such facilities and REMIC Certificates collateralized by Company-originated mortgage loans on skilled nursing facilities. The Company's management has extensive experience in the health care industry, including the operation, acquisition, development and financing of long-term care facilities.

    The Company has experienced significant growth since its initial public offering in 1992, with initial investments of approximately $75.0 million growing to approximately $681.0 million as of March 31, 1998. As of March 31, 1998, properties underlying the Company's investment portfolio were run by 80 operators throughout 34 states. During the past five years, the Company has paid 23 consecutive quarterly dividends and has increased its dividend rate seven times. The current quarterly dividend rate is $.39 per share or $1.56 per share on an annualized basis. The next quarterly dividend will be paid on September 30, 1998 to stockholders of record on September 15, 1998. Investors who purchase Common Stock in this Offering and hold such Common Stock through the record date for the next quarterly dividend will receive a full $.39 per share quarterly dividend for the quarter ended September 30, 1998.

    As of March 31, 1998, the Company's net investments consisted of approximately 49.8% ($339.2 million) of long-term care facilities owned by the Company and leased to operators, approximately 37.3% ($254.1 million) in mortgage loans and approximately 12.9% ($87.7 million) in REMIC Certificates that are backed by pools of mortgage loans originated by the Company. At March 31, 1998, the Company's portfolio consisted of 275 skilled nursing facilities with a total of 31,530 beds and 81 assisted living facilities with a total of 3,666 units. During the three months ended June 30, 1998, the Company completed new investments of $115.2 million bringing its total investments completed for the first six months of 1998 to $158.8 million.

    OWNED PROPERTIES. At March 31, 1998, the Company owned and leased to health care operators 63 skilled nursing facilities with a total of 7,754 beds and 62 assisted living facilities with a total of 2,632 units in 22 states representing a total net investment of approximately $339.2 million. Approximately 64% of the revenues from leased facilities are derived from facilities operated by publicly-traded corporations. These long-term care facilities are leased pursuant to non-cancelable triple net leases, generally with initial terms ranging from ten to twenty years. Many of the leases contain renewal options and some contain options that permit the lessee to purchase the facilities. Substantially all of the leases provide for annual fixed rent increases, rental escalations based on increases in consumer price indices over the terms of the leases or for additional rent through participation in incremental revenue growth. Each lease is a triple net lease which requires the lessee to pay additional charges related to the property including all taxes, insurance assessments, maintenance and repair (capital and non-capital expenditures), and other costs necessary in connection with the operation of the facility. At March 31, 1998, these leases had a weighted average lease rate of approximately 10.66%.

    MORTGAGE LOANS. At March 31, 1998, the Company had net investments of approximately $254.1 million in 104 mortgage loan receivables secured by first mortgages on 102 skilled nursing facilities with a total of 11,864 beds, and 19 assisted living residences with a total of 1,034 units, located in 25 states. The mortgage loans, which individually range from $282,000 to $11.2 million in principal amount, have current interest rates ranging from 9.0% to 14.3% and a weighted average interest rate of approximately 10.92%. The mortgage loans generally have 25-year amortization schedules with balloon payments due from 1998 to 2018 and provide for certain facility fees. Most of the mortgage loans have prepayment fees and provide for specified increases in the initial interest rate. In general, the Company's mortgage loans may not be prepaid except in the event of a sale of the collateral facility or facilities to a third party that is not affiliated with the borrower, although partial prepayments (including the prepayment fee) are often permitted where a mortgage loan is secured by more than one facility upon a sale of one or more, but not all, of the collateral facilities to a third party which is not an affiliate of the borrower.

    REMIC CERTIFICATES. At March 31, 1998, the Company had investments of approximately $87.7 million at estimated fair value in subordinated REMIC Certificates collateralized by 80 first mortgage loans on 138 skilled nursing facilities with a total of 15,188 beds in 23 states. The mortgage loans securing the REMIC Certificates, all of which were originated by the Company, have individual principal balances ranging from approximately $202,000 to $13.6 million, have a weighted-average interest rate of approximately 11.31% and generally have 25-year amortization schedules with balloon payments due from 1999 to 2015. At March 31, 1998, the REMIC Certificates held by the Company had an effective interest rate, based on the expected future cash flows with no unscheduled prepayments, of approximately 16.7% on the amortized cost of $81.2 million. At such date, the mortgage loans underlying the REMIC Certificates had a principal balance of $263.6 million and the REMIC Certificates held by the Company are subordinated to distributions of interest and principal with respect to $188.8 million of REMIC Certificates held by third parties.

                              INVESTMENT STRATEGY

    In evaluating potential investments, the Company considers such factors as
(i) the type of property, (ii) the location, construction quality, condition and design of the property, (iii) the property's current and anticipated cash flow and its adequacy to meet operational needs and lease or debt service obligations, (iv) the quality, financial stability and reputation of the property's operator, (v) the growth, tax and regulatory environments of the communities in which the property is located, (vi) the occupancy of and demand for similar long-term care facilities in the area surrounding the property and
(vii) the Medicaid reimbursement policies of the state in which the property is located.

    The Company places primary emphasis on investing in long-term care facilities that have low investment per bed ratios and whose operators do not have to rely upon a high percentage of private pay patients or ancillary services to cover debt service or lease obligations. The Company seeks to invest in facilities that are located in suburban and rural areas of states with more favorable Medicaid reimbursement climates. The Company prefers to invest in facilities that have a significant market presence in their respective communities and where state licensing procedures limit the entry of competing facilities. Prior to every investment, the Company conducts a facility site review to assess the general physical condition of the facility, the potential to provide additional sub-acute services (in the case of a skilled nursing facility) and the quality of care the operator provides. In addition, the Company reviews, among other things, the condition of title, environmental reports, state survey and financial statements of the facility before the investment is made.

    To date, the largest percentage of the Company's investments have been made in the form of direct ownership of skilled nursing and assisted living facilities. The Company has consistently increased its owned portfolio through selective acquisitions over the past three years. Due to management's belief that assisted living facilities are an increasingly important sector of the long-term care market, a larger portion of the Company's future investments are expected to be made in the form of direct ownership of assisted living facilities. Management believes that assisted living facilities represent a lower cost long-term care alternative for senior adults than skilled nursing facilities. The Company invests in assisted living facilities that attract the moderate-income private pay patients in smaller communities, preferably in states that have adopted Medicaid waiver programs or are in the process of adopting or reviewing their policies and reimbursement program to provide funding for assisted living residences. The Company believes that locating residences in states with a favorable regulatory reimbursement climate should provide a stable source of residents eligible for Medicaid reimbursement to the extent private-pay residents are not available, and should provide alternative sources of income for residents when their private funds are depleted and they become Medicaid eligible.

                              RECENT DEVELOPMENTS

    RETIREMENT CARE ASSOCIATES, INC. MERGER WITH SUN HEALTHCARE GROUP, INC. On July 1, 1998, Sun Healthcare Group, Inc. ("Sun") announced the completion of its acquisition of Retirement Care Associates, Inc. ("RCA"). As of March 31, 1998, Sun and RCA operated 29 and 40 of the Company's facilities, respectively, representing approximately 8.4% ($68.3 million) and 13.5% ($110.0 million), respectively, of the Company's adjusted gross real estate investment portfolio (adjusted to include the mortgage loans to third parties underlying the $87.7 million investment in REMIC Certificates). As a result of the Sun/RCA merger, Sun operates the largest percentage of the Company's investment portfolio, representing approximately 21.9% ($178.3 million) of the Company's adjusted gross real estate investment portfolio at March 31, 1998. As a result of the new investments completed during the quarter ended June 30, 1998, the percentage of the Company's adjusted gross real estate investment portfolio operated by Sun/RCA declined to approximately 20.4%. Sun is a publicly-traded company and RCA was a publicly-traded company prior to the merger. Information regarding Sun and RCA is on file with the Securities and Exchange Commission. See "Risk Factors--Reliance on Major Operators of Health Care Facilities."

    NEW INVESTMENTS. During the three months ended June 30, 1998, the Company completed new investments of approximately $115.2 million. These investments consist of mortgage loans on skilled nursing and assisted living facilities of $19.3 million with a weighted average interest rate of 9.64%, the acquisition of skilled nursing and assisted living facilities for $96.9 million through sale lease-back transactions and the acquisition of three private schools for $7.9 million through sale lease-back transactions with a weighted average lease rate of 9.18%. In connection with the completion of the above new investments, construction financing of $8.9 million was repaid to the Company.

    The Company, after a careful ongoing study of this new field, has begun investing in child-care and education. Its first investment in this area was a $7.9 million total investment in two private schools and one charter school. These schools are leased to a publicly-traded company engaged in the operation of private and charter schools from pre-school through twelfth grade. A charter school is a school of choice that is operated by a private entity but is funded by a state or local government body. The per-pupil funding is typically equal to or slightly less than per-pupil funding at public schools. This particular company maximizes the utilization of its real estate by offering additional options such as child-care before classes begin and evening classes such as computer training when the school building is traditionally not utilized. Thus, its management believes that some of the risk of fluctuating student populations is mitigated. The terms of the Company's existing line of credit allow the Company to invest up to $20.0 million in investments other than long-term care. There can be no assurance that the Company will continue to invest in private or charter schools or that the Company's financing institutions will approve investments in excess of $20.0 million in this industry.

    SECURITIZATION TRANSACTION. During May 1998, the Company completed the securitization of approximately $129.3 million of mortgage loans with a weighted average interest rate of 10.2% and $26.4 million face amount ($20.7 million amortized cost) of subordinated certificates retained from a securitization completed in 1993, with an interest rate of 9.78% on the face value (15.16% on the amortized cost) (the "1998-1 Pool"). As part of the securitization, the Company sold approximately $121.4 million face amount of senior certificates at a weighted average pass-through rate of 6.3% and retained $34.3 million face amount of subordinated certificates along with the interest only certificates. The subordinated and interest only certificates retained by the Company had an aggregate fair value of approximately $41.4 million at the time of the securitization and a weighted average effective yield of 19.7%. Included in the 1998-1 Pool were 40 mortgage loans, including mortgage loans of approximately $25.7 million provided to wholly-owned subsidiaries and limited partnerships of the Company. Net proceeds of $117.4 million from the above securitization were used to repay borrowings outstanding under the Company's line of credit.

    SALE OF MISSOURI RIVER MANOR. During June 1998, the Company sold a skilled nursing facility with 278 beds located in Montana for gross proceeds of approximately $11.6 million. The Company's initial investment and net investment in this facility was approximately $3.8 million and $3.4 million, respectively. In connection with the sale, proceeds of approximately $4.3 million were used to repay an outstanding mortgage loan secured by the facility. The mortgage loan was payable to the pool of mortgage loans securing the Company's investment in REMIC Certificates. The remaining proceeds were used to repay borrowings outstanding under the Company's line of credit. During the three months ended June 30, 1998, the Company will recognize a gain of approximately $8.2 million on such sale.

    CONVERTIBLE SUBORDINATED DEBENTURES. On May 20, 1998, the Company announced that on July 1, 1998 it was redeeming all of its outstanding 8.5% Convertible Subordinated Debentures due 2000 (the "8.5% Debentures") and all of its outstanding 9.75% Convertible Subordinated Debentures due 2004 (the "9.75% Debentures"). In connection with this redemption, holders of $12.7 million principal amount of 8.5% Debentures and holders of $487,000 principal amount of 9.75% Debentures converted such debentures into 847,060 and 48,700 shares of common stock, respectively. On July 1, 1998, the Company redeemed the outstanding $90,000 principal amount of 8.5% Debentures and $20,000 principal amount of 9.75% Debentures. In addition, for the period April 1, 1998 through July 1, 1998, holders of $285,000 principal amount of convertible subordinated debentures converted such debentures into 17,071 shares of common stock at prices ranging from $10.00 to $17.25 per share. On July 1, 1998, subsequent to the conversion and redemption of debentures discussed above, principal amount of $60.1 million was outstanding under the Company's convertible subordinated debentures. The outstanding convertible subordinated debentures are convertible into 3,722,037 shares of common stock.

    SPIN-OFF OF LTC HEALTHCARE, INC. On May 20, 1998, the Company announced its intention to spin-off LTC Healthcare, Inc. ("Healthcare"), a recently formed entity in which the Company owns a 99% non-voting common stock interest. In connection with the spin-off, Healthcare filed an information statement with the Securities and Exchange Commission on May 20, 1998 and a pre-effective amendment will be filed in July 1998.

    After the information statement is declared effective and subject to approval by the boards of directors of the Company and Healthcare and satisfaction of certain other conditions, the Company plans to effect the spin-off through a dividend to its stockholders of all Healthcare common stock held by the Company (the "Distribution"). Simultaneously with the Distribution, the Company's interest in non-voting common stock of Healthcare will be converted into voting common stock. The Distribution is expected to consist of 1/10 share of Healthcare voting common stock for each share of the Company's common stock held on the record date (to be determined). Upon completion of the spin-off, Healthcare will operate as an independent publicly-traded company. The Company's stockholders will not be required to pay for any shares of Healthcare common stock received in the Distribution, to vote on or approve the Distribution, or to take any other action to receive such shares. Owners of the Company's common stock, including purchasers in this offering, will participate in the Distribution. The Company currently anticipates the completion of the spin-off to occur during the third quarter of 1998.

    Healthcare was organized to create and realize value by identifying and making opportunistic real estate, health care and other investments that either can not be made by the Company because of REIT status limitations or which are outside of the Company's investing profile from a leverage perspective. Healthcare intends to make such investments through the direct acquisition, development financing and operation of real properties and/or participation in these activities through the purchase of debt instruments or equity interests of entities primarily engaged in the health care or real estate business. Prior to the spin-off, the Company will transfer to Healthcare certain equity investments, real properties and related assets and liabilities held by the Company with an aggregate net fair value of approximately $20.0 million. Following the spin-off, the executive officers of the Company will continue to manage both the Company and Healthcare. The Company will continue to operate as a REIT following the spin-off, continuing to focus primarily on investing in long-term care and other health care-related facilities through mortgage loans, facility lease transactions and other investments.

    The Company and Healthcare anticipate entering into various agreements which, among other things, will provide for the Company to have a right of first opportunity for all real estate investments identified by management, will provide for administrative services (the "Administrative Services Agreement") and will provide for an unsecured line of credit. Under the Administrative Services Agreement, the Company will provide management and administrative services to Healthcare, including the ability to use the services of the Company's employees in connection with Healthcare's business. In exchange for these administrative services, Healthcare will pay the Company a monthly fee equal to 25% of all wages, salaries and bonuses paid to the Company's employees. The Company will also provide Healthcare with a $20.0 million unsecured line of credit bearing interest at 10.0% and maturing in April 2008.

    In connection with the Distribution, the Company will spin-off real estate investments with an initial investment of $65.1 million and a weighted average lease rate of 10.5% (fair value of $70.2 million) that are encumbered by $29.4 million of indebtedness with a weighted average interest rate of 9.1%, $3.4 million in minority interests that pay a 10.0% preferred return (fair value of $4.6 million) and $17.4 million of secured financing that is currently being negotiated with an outside third-party at an annual interest rate not anticipated to exceed 8.0%. In addition, the Company will contribute various other assets with an initial investment and fair value totaling $8.2 million with a weighted average effective yield of approximately 5.9% that are subject to a $7.0 million note payable to the Company at an interest rate of 10.0%. In addition, under the Administrative Services Agreement, Healthcare is expected to reimburse the Company for overhead costs of approximately $750,000 annually.

                                  THE OFFERING

Common Stock Offered..............  2,000,000 Shares

Common Stock Outstanding after the
  Offering(1).....................  29,636,786 Shares

Use of Proceeds...................  The net proceeds from the Offering will be used to repay borrowings outstanding under the Company's Revolving Credit
                                    Facility (as defined). Amounts paid to reduce outstanding
                                    indebtedness under the Revolving Credit Facility
                                    subsequently may be reborrowed (subject to the terms and
                                    limits of the line of credit) to finance investments in
                                    additional properties and for other general corporate
                                    purposes. See "Use of Proceeds."

NYSE Symbol.......................  LTC

------------------------

(1) As of July 1, 1998. Does not include 523,000 shares of Common Stock reserved for issuance pursuant to the Company's stock option and equity participation plans under which options to purchase 23,000 shares of common stock at a weighted average exercise price of $14.86 are outstanding. Also does not include 3,722,037 shares of Common Stock issuable upon conversion of the Company's outstanding convertible debentures and 949,684 shares of common stock issuable upon conversion of minority interests in the Company's limited partnerships.

                      SUMMARY FINANCIAL AND OPERATING DATA

    The following table sets forth summary financial and operating information on an historical basis for the Company. The following information should be read in conjunction with the financial statements and notes thereto and "Management's Discussion and Analysis of Financial Condition and Results of Operations" included in the Company's Annual Report on Form 10-K for the year ended December 31, 1997 and its Quarterly Report on Form 10-Q for the quarter ended March 31, 1998, which are incorporated by reference into this Prospectus Supplement. Balance sheet information is as of the end of the period indicated. Amounts in thousands except per share amounts.

                                                        FOR THE THREE MONTHS
                                                          ENDED MARCH 31,                FOR THE YEAR ENDED DECEMBER 31,
                                                        --------------------  -----------------------------------------------------
                                                          1998       1997       1997       1996       1995       1994       1993
                                                        ---------  ---------  ---------  ---------  ---------  ---------  ---------
                                                            (UNAUDITED)
OPERATING INFORMATION:
Revenues:
  Rental income.......................................  $   9,066  $   6,314  $  30,802  $  20,529  $   9,935  $   5,643  $   2,415
  Interest income from mortgage loans.................      7,176      6,143     25,942     17,498     13,116     12,836      8,786
  Interest income from REMIC Certificates.............      3,379      3,716     14,189     14,383     10,903      7,923      3,580
  Interest and other income...........................      1,598        314      2,501      2,520      1,615      1,239      1,066
                                                        ---------  ---------  ---------  ---------  ---------  ---------  ---------
    Total revenues....................................     21,219     16,487     73,434     54,930     35,569     27,641     15,847
Expenses:
  Interest expense....................................      5,642      5,707     23,795     20,604      9,407      6,563      6,400
  Depreciation and amortization.......................      2,666      1,919      9,132      6,298      3,072      1,781        799
  Amortization of founders' stock.....................     --             19         31        114        221        372        481
  Provision for loan losses...........................     --         --         --         --         --            550        372
  Minority interest...................................        320        297      1,205        898         57     --         --
  Operating and other expenses........................      1,142        939      4,393      4,479      2,772      3,037        948
                                                        ---------  ---------  ---------  ---------  ---------  ---------  ---------
    Total expenses....................................      9,770      8,881     38,556     32,393     15,529     12,303      9,000
                                                        ---------  ---------  ---------  ---------  ---------  ---------  ---------
Other income (loss)...................................         56     (1,072)       885      6,173     (1,656)       667     --
                                                        ---------  ---------  ---------  ---------  ---------  ---------  ---------
Income before cumulative effect of accounting
  change..............................................     11,505      6,534     35,763     28,710     18,384     16,005      6,847
Cumulative effect of accounting change(1).............     --         --         --         --         --          1,205     --
                                                        ---------  ---------  ---------  ---------  ---------  ---------  ---------
Net income............................................     11,505      6,534     35,763     28,710     18,384     17,210      6,847
Preferred dividends...................................     (2,954)      (427)    (6,075)    --         --         --         --
                                                        ---------  ---------  ---------  ---------  ---------  ---------  ---------
Net income available for common stockholders..........  $   8,551  $   6,107  $  29,688  $  28,710  $  18,384  $  17,210  $   6,847
                                                        ---------  ---------  ---------  ---------  ---------  ---------  ---------
                                                        ---------  ---------  ---------  ---------  ---------  ---------  ---------
PER SHARE INFORMATION:
Basic net income(1)...................................  $   0.330  $   0.280  $   1.260  $   1.510  $   1.020  $   1.130  $   0.760
                                                        ---------  ---------  ---------  ---------  ---------  ---------  ---------
                                                        ---------  ---------  ---------  ---------  ---------  ---------  ---------
Diluted net income(1).................................  $   0.330  $   0.270  $   1.250  $   1.440  $   1.010  $   1.110  $   0.750
                                                        ---------  ---------  ---------  ---------  ---------  ---------  ---------
                                                        ---------  ---------  ---------  ---------  ---------  ---------  ---------
Distributions declared on common stock................  $   0.365  $   0.340  $   1.435  $   1.335  $   1.210  $   1.100  $   1.020
                                                        ---------  ---------  ---------  ---------  ---------  ---------  ---------
                                                        ---------  ---------  ---------  ---------  ---------  ---------  ---------
BALANCE SHEET INFORMATION:
Land, buildings and improvements, net.................  $ 339,236  $ 221,666  $ 298,828  $ 211,938  $ 111,782  $  70,628  $  27,792
Mortgage loans receivable, net........................    254,081    236,083    254,094    177,262    161,059     61,785     78,053
REMIC Certificates....................................     87,650     97,648     87,811     98,934     67,600     87,612     41,424
                                                        ---------  ---------  ---------  ---------  ---------  ---------  ---------
Real estate investments, net..........................    680,967    555,397    640,733    488,134    340,441    220,025    147,269
Total debt............................................    271,949    230,408    249,724    283,472    174,083     55,835     61,804
Minority interest.....................................     14,338     10,239     11,159     10,528      1,098     --         --
Total stockholders' equity............................    402,512    309,426    386,127    190,803    170,822    175,093     85,147
OTHER INFORMATION:
Cash flows from operating activities..................  $  11,760  $   7,728  $  43,230  $  33,789  $  24,197  $  19,242  $   8,863
Cash flows (used in) investing activities.............    (36,962)   (70,703)  (150,800)   (90,317)  (111,422)   (73,546)   (52,706)
Cash flows provided by (used in) financing
  activities..........................................     20,481     61,429    109,396     58,242     74,393     65,465     (2,817)
Funds from operations(2)..............................     11,161      9,091     38,735     28,793     23,944     17,078      7,605
Weighted average shares outstanding...................     26,023     22,150     23,511     18,983     18,030     15,241      9,055

------------------------------
(1) For the year ended December 31, 1994, the Company recognized income of $1.2 million related to a change in accounting for the Company's investment in REMIC Certificates. Basic net income per share and diluted net income per share for the year ended December 31, 1994 includes net income per share of $0.08 for the cumulative effect of accounting change related to the REMIC Certificates.

(2) In March 1995, the National Association of Real Estate Investment Trusts ("NAREIT") adopted the following definition of Funds From Operations ("FFO"): net income (computed in accordance with GAAP) excluding gains (or losses) from debt restructuring and sales of property, plus depreciation of real property and after adjustments for unconsolidated entities in which a REIT holds an interest. In addition, the Company excludes any unrealized gains or losses resulting from temporary changes in the estimated fair value of its REMIC Certificates in the computation of FFO. The Company implemented this new definition of FFO effective as of the NAREIT-suggested adoption date of January 1, 1996. The Company believes that FFO is an important supplemental measure of operating performance. FFO should not be considered as an alternative to net income or any other GAAP measurement of performance as an indicator of operating performance or as an alternative to cash flows from operations, investing, and financing activities as a measure of liquidity. The Company believes that FFO is helpful in evaluating a real estate investment portfolio's overall performance considering the fact that historical cost accounting implicitly assumes that the value of real estate assets diminishes predictably over time. The term FFO was designed by the REIT industry to provide useful supplemental information. FFO provides an alternative measurement criteria, exclusive of certain non-cash charges included in GAAP income, by which to evaluate the performance of such investments. FFO, as used by the Company in accordance with the NAREIT definition, may not be comparable to similarly entitled items reported by other REITs that have not adopted the NAREIT definition.

                                  RISK FACTORS

    PROSPECTIVE INVESTORS SHOULD CAREFULLY CONSIDER THE RISK FACTORS DESCRIBED BELOW AND IN THE ACCOMPANYING PROSPECTUS TOGETHER WITH ALL OF THE INFORMATION SET FORTH OR INCORPORATED BY REFERENCE IN THIS PROSPECTUS SUPPLEMENT AND THE ACCOMPANYING PROSPECTUS IN DETERMINING WHETHER TO PURCHASE SHARES OF COMMON STOCK. INFORMATION CONTAINED OR INCORPORATED BY REFERENCE IN THIS PROSPECTUS SUPPLEMENT OR IN THE ACCOMPANYING PROSPECTUS MAY CONTAIN FORWARD-LOOKING STATEMENTS WITHIN THE MEANING OF THE PRIVATE SECURITIES LITIGATION REFORM ACT OF 1995, WHICH STATEMENTS CAN BE IDENTIFIED BY THE USE OF FORWARD-LOOKING TERMINOLOGY SUCH AS "MAY," "WILL," "EXPECT," "ANTICIPATE," "ESTIMATE," OR "CONTINUE" OR THE NEGATIVE THEREOF OR OTHER COMPARABLE TERMINOLOGY. THE FOLLOWING MATTERS AND CERTAIN OTHER FACTORS NOTED THROUGHOUT THIS PROSPECTUS SUPPLEMENT AND THE ACCOMPANYING PROSPECTUS, AND ANY DOCUMENTS INCORPORATED BY REFERENCE HEREIN OR THEREIN AND EXHIBITS HERETO AND THERETO, CONSTITUTE CAUTIONARY STATEMENTS IDENTIFYING IMPORTANT FACTORS WITH RESPECT TO ANY SUCH FORWARD-LOOKING STATEMENTS, INCLUDING CERTAIN RISKS AND UNCERTAINTIES, THAT COULD CAUSE THE COMPANY'S ACTUAL RESULTS TO DIFFER MATERIALLY FROM THOSE CONTAINED IN ANY SUCH FORWARD-LOOKING STATEMENTS.

RELIANCE ON MAJOR OPERATORS OF HEALTH CARE FACILITIES

    As of March 31, 1998, RCA, Sun and Assisted Living Concepts, Inc. ("ALC") operated, on a combined basis, 105 facilities representing 32.3% ($263.6 million) of the Company's adjusted gross real estate investment portfolio (adjusted to include the mortgage loans to third parties underlying the investment in REMIC Certificates). At March 31, 1998, RCA, Sun and ALC operated 40, 29 and 36, facilities, respectively, representing approximately 13.5% ($110.0 million), 8.4% ($68.3 million) and 10.4% ($85.3 million), respectively, of the Company's adjusted gross portfolio. On July 1, 1998, Sun announced the completion of its acquisition of RCA which resulted in Sun operating 69 facilities representing 21.9% ($178.3 million) of the Company's adjusted gross real estate investment portfolio at March 31, 1998. As a result of the new investments completed during the quarter ended June 30, 1998, the percentage of the Company's adjusted gross real estate investment portfolio operated by Sun/RCA declined to approximately 20.4%. Sun and ALC are publicly-traded companies and RCA was a publicly-traded company prior to its merger with Sun. Information regarding Sun, ALC and RCA is on file with the Securities and Exchange Commission. The financial position of the Company and its ability to make distributions may be adversely affected by financial difficulties experienced by any of such operators, or any other major operator of the Company, including bankruptcy, insolvency or general downturn in business of any such operator, or in the event any such operator does not renew and/or extend its relationship with the Company or its borrowers as it expires.

GOVERNMENT REGULATION

    RELIANCE ON GOVERNMENT REIMBURSEMENT. A significant portion of the revenue of the Company's borrowers and lessees is derived from governmentally-funded reimbursement programs, such as Medicare and Medicaid. These programs are highly regulated and subject to frequent and substantial changes resulting from legislation, adoption of rules and regulations, and administrative and judicial interpretations of existing law. In recent years, there have been fundamental changes in the Medicare program which have resulted in reduced levels of payment for a substantial portion of health care services. Moreover, health care facilities have experienced increasing pressures from private payers such as health maintenance organizations attempting to control health care costs, and reimbursement from private payers has in many cases effectively been reduced to levels approaching those of government payers.

    Governmental and popular concern regarding health care costs may result in significant reductions in payments to health care facilities, and there can be no assurance that future payment rates for either governmental or private health care plans will be sufficient to cover cost increases in providing services to patients. In many instances, revenues from Medicaid programs are already insufficient to cover the actual costs incurred in providing care to those patients. Any changes in reimbursement policies which reduce reimbursement to levels that are insufficient to cover the cost of providing patient care could adversely affect revenues of the Company's borrowers and lessees and thereby adversely affect those borrowers' and lessees' abilities to make their debt or lease payments to the Company. Failure of the borrowers or lessees to make their debt or lease payments would have a direct and material adverse impact on the Company.

    HEALTH CARE REFORM. The Balanced Budget Act of 1997 signed by President Clinton on August 5, 1997 (the "Budget Act"), enacted significant changes to the Medicare and Medicaid Programs designed to "modernize" payment and health care delivery systems while achieving substantial budgetary savings. Based on Congressional Budget Office reports, the Budget Act is expected to produce net savings of $116.4 billion to the Medicare Program and $14.6 billion of federal contributions to the Medicaid program over five years.

    In seeking to limit Medicare reimbursement for long term care services, the Budget Act mandated the establishment of a prospective payment system for skilled nursing facility services to replace the current cost-based reimbursement system. The cost-based system reimburses skilled nursing facilities for reasonable direct and indirect allowable costs incurred in providing "routine services" (as defined by the Program), as well as capital costs and ancillary costs, subject to limits fixed for the particular geographic area served by the skilled nursing facility. Under the prospective payment system, skilled nursing facilities will be paid a federal per diem rate for covered services. The per diem payment will cover routine service, ancillary, and capital-related costs. The prospective payment system will be phased in over three cost reporting periods, starting with periods beginning on or after July 1, 1998. The actual rate paid to a skilled nursing facility will be adjusted for case mix and relative wage-related costs. The Congressional Budget Office has projected savings of $9.5 billion over five years through implementation of the prospective payment system for skilled nursing facilities.

    Under provisions of the Budget Act, states will be provided additional flexibility in managing their Medicaid programs while achieving in excess of $13 million in federal budgetary savings over five years. Among other things, the Budget Act repealed the Boren Amendment payment standard, which had required states to pay "reasonable and adequate" payments to cover the costs of efficiently and economically operated hospitals, nursing facilities, and certain intermediate care facilities. States, however, will be required to use a public notice and comment process in determining rates for such facilities. During rate-setting procedures states also will be required to take into account the situation of facilities that serve a disproportionate number of low-income patients with special needs. The Secretary of the Department of Health and Human Services is required to study and report to Congress within four years concerning the effect of State rate-setting methodologies on the access to and the quality of services provided to Medicaid beneficiaries.

    These health care reforms may reduce reimbursement to levels that are insufficient to cover the cost of providing patient care, which could adversely affect revenues of the Company's borrowers and lessees and thereby adversely affect those borrowers' and lessees' abilitity to make their respective debt or lease payments to the Company. Failure of the borrowers or lessees to make their debt or lease payments would have a direct and material adverse impact on the Company.

    FRAUD AND ABUSE REGULATION. The health care industry is highly regulated by federal, state and local law, and is directly affected by state and local licensure, fines, criminal penalties and loss of certification to participate in the Medicare and Medicaid programs. The failure of any borrower or lessee to comply with such laws, requirements and regulations could affect its ability to operate its facility or facilities and could adversely affect such borrower's or lessee's ability to make debt or lease payments to the Company.

    In the past several years, due to rising health care costs, there has been an increased emphasis on detecting and eliminating fraud and abuse in the Medicare and Medicaid programs. Payment of any remuneration to induce the referral of Medicare and Medicaid patients is generally prohibited by federal and state statutes. Both federal and state self-referral statutes severely restrict the ability of physicians to refer patients to entities in which they have a financial interest. The Budget Act provided the federal government with expanded enforcement powers to combat waste, fraud and abuse in the delivery of health care services. Further, pursuant to a government initiative known as Operation Restore Trust, the Office of Inspector General and the Health Care Financing Administration have increased investigations and enforcement activity of fraud and abuse, specifically targeting skilled nursing facilities, home health providers and medical equipment suppliers. Failure to comply with the foregoing fraud and abuse laws or government program integrity regulations may result in sanctions including the loss of licensure or eligibility to participate in reimbursement programs (including Medicare and Medicaid), asset forfeitures and civil and criminal penalties.

    It is anticipated that the trend toward increased investigation and informant activity in the areas of fraud and abuse and self-referral will continue in future years. In the event that any borrower or lessee were to be found in violation of laws regarding fraud, abuse or self-referral, that borrower's or lessee's licensure or certification to participate in government reimbursement programs could be jeopardized, or that borrower or lessee could be subject to civil and criminal fines and penalties. Either of these occurrences could have a material adverse affect on the Company by adversely affecting the borrower's or lessee's ability to make debt or lease payments to the Company.

                                USE OF PROCEEDS

    The net cash proceeds to the Company from the sale of the Common Stock offered hereby, at an assumed price of $18.50, are estimated to be $34.8 million ($40.1 million if the Underwriters' over-allotment option is exercised in full). The Company intends to use such net proceeds to pay down borrowings outstanding under the Revolving Credit Facility as described below.

    The Company has a $170.0 million Senior Unsecured Revolving Line of Credit (the "Revolving Credit Facility"). Borrowings under the Revolving Credit Facility are used to make real estate investments and mature on or before October 3, 2000. Borrowings under the Revolving Credit Facility generally bear interest at rates that vary between LIBOR plus 1.25% and LIBOR plus 1.5% depending on the Company's leverage ratio. The Revolving Credit Facility also has a reference rate option. Borrowings outstanding for less than three days are made at the current reference rate. As of June 30, 1998, the Company had $115.0 million outstanding, excluding accrued interest, under the Revolving Credit Facility consisting of $71.0 million bearing interest at LIBOR plus 1.25% (6.94 % at June 30, 1998) and $44.0 million bearing interest at the current reference rate (8.5% at June 30, 1998). Borrowings under the reference rate option were converted to LIBOR pricing on July 3, 1998 (6.94%).

    Based on the estimated net proceeds from this offering and the remaining borrowing capacity of approximately $50.0 million under the Revolving Credit Facility at July 1, 1998, the Company believes that it has sufficient funds available to fund additional investments for at least the next six months. Amounts paid to reduce outstanding indebtedness under the Revolving Credit Facility subsequently may be reborrowed (subject to the terms and limits of the line of credit) to finance investments in additional properties and for other general corporate purposes.

                 PRICE RANGE OF COMMON STOCK AND DISTRIBUTIONS

    The Common Stock is traded on the NYSE under the symbol LTC. The following table sets forth the high and low sales prices of the Common Stock, as reported by the NYSE, for the periods indicated:

                                                                                           PRICE PER SHARE
                                                                                         --------------------
                                                                                           HIGH        LOW
                                                                                         ---------  ---------
1998
  First Quarter........................................................................  $  21.938  $  18.938
  Second Quarter.......................................................................     20.750     18.000
1997
  First Quarter........................................................................  $  18.625  $  16.625
  Second Quarter.......................................................................     18.250     16.125
  Third Quarter........................................................................     19.313     18.000
  Fourth Quarter.......................................................................     21.500     18.813
1996
  First Quarter........................................................................  $  17.125  $  14.875
  Second Quarter.......................................................................     16.625     15.125
  Third Quarter........................................................................     17.250     15.875
  Fourth Quarter.......................................................................     18.875     16.250

    The closing stock price as reported on the NYSE as of July 13, 1998 is set forth on the cover page of this Prospectus Supplement. As of June 30, 1998, there were approximately 885 stockholders of record of the Company's common stock.

    The Company has declared total cash distributions for the periods indicated as set forth below:

                                                                                                        DISTRIBUTIONS
                                                                                                     DECLARED PER SHARE
                                                                                                     -------------------
1998
  First Quarter....................................................................................       $    .365
  Second Quarter...................................................................................            .390
  Third Quarter....................................................................................            .390
1997
  First Quarter....................................................................................       $    .340
  Second Quarter...................................................................................            .365
  Third Quarter....................................................................................            .365
  Fourth Quarter...................................................................................            .365
                                                                                                            -------
                                                                                                          $   1.435
                                                                                                            -------
                                                                                                            -------
1996
  First Quarter....................................................................................       $    .315
  Second Quarter...................................................................................            .340
  Third Quarter....................................................................................            .340
  Fourth Quarter...................................................................................            .340
                                                                                                            -------
                                                                                                          $   1.335
                                                                                                            -------
                                                                                                            -------

    The Company intends to distribute to its stockholders a majority of its funds from operations and, in any event, an amount at least sufficient to satisfy the distribution requirements of a REIT. Cash flows from operating activities available for distribution to stockholders will be derived primarily from interest and rental payments from its real estate investments. All distributions will be made by the Company subject to approval of the Board of Directors and will depend on the earnings of the Company, its financial condition and such other factors as the Board of Directors deem relevant. In order to qualify for the beneficial tax treatment accorded to REITs by Sections 856 through 860 of the Code, the Company is required to make distributions to holders of its shares equal to at least 95% of the Company's "REIT taxable income."

                                 CAPITALIZATION

    The following table sets forth the consolidated capitalization of the Company (i) as of March 31, 1998, (ii) pro forma to give effect through July 1, 1998 to the borrowings and repayments under the Revolving Credit Facility, the conversion of convertible subordinated debentures, the redemption of the 8.5% Convertible Subordinated Debentures due 2000 and the 9.75% Convertible Subordinated Debentures due 2004, the repayment of the outstanding mortgage loan secured by the Missouri River Manor skilled nursing facility and the increase in mortgage loans payable due to the inclusion of mortgage loans provided by the Company to wholly-owned subsidiaries and limited partnerships in the recently completed securitization transaction, and (iii) pro forma as adjusted to give effect to the sale of the 2,000,000 shares of Common Stock in the Offering at an assumed offering price of $18.50 per share and the application of the net proceeds therefrom as described in "Use of Proceeds." See "Prospectus Supplement Summary--Recent Developments--Convertible Subordinated Debentures"; and "--Sale of Missouri River Manor." The capitalization table should be read in conjunction with the Company's consolidated financial statements and related notes thereto incorporated by reference in this Prospectus Supplement and the accompanying Prospectus.

                                                                                             MARCH 31, 1998
                                                                                 ---------------------------------------
                                                                                                                PRO
                                                                                                               FORMA
                                                                                                  PRO            AS
                                                                                   ACTUAL        FORMA        ADJUSTED
                                                                                 -----------  ------------  ------------
                                                                                             (IN THOUSANDS)
INDEBTEDNESS:
  Convertible subordinated debentures due 1999-2004............................  $    73,714  $     60,126  $     60,126
  Bank borrowings..............................................................      121,000       120,000        85,200
  Mortgage loans and notes payable.............................................       63,671        85,150        85,150
  Bonds payable and capital lease obligations..................................       13,564        13,564        13,564
                                                                                 -----------  ------------  ------------
    Total debt.................................................................      271,949       278,840       244,040

MINORITY INTEREST..............................................................       14,338        14,338        14,338

STOCKHOLDERS' EQUITY:
  Preferred Stock, $.01 par value; 10,000,000 shares authorized; 5,080,000
    shares issued and outstanding..............................................      127,000       127,000       127,000
  Common Stock, $.01 par value; 40,000,000 shares authorized, 26,723,955 shares issued and outstanding; 27,636,786 pro forma shares issued and outstanding
    (1); 29,636,786 pro forma as adjusted shares issued and outstanding (1)....          267           276           296
  Capital in excess of par value...............................................      297,202       310,671       345,451
  Notes receivable from stockholders...........................................      (11,415)      (11,415)      (11,415)
  Cumulative net income........................................................      119,181       119,181       119,181
  Cumulative distributions.....................................................     (129,723)     (129,723)     (129,723)
                                                                                 -----------  ------------  ------------
    Total stockholders' equity.................................................      402,512       415,990       450,790
                                                                                 -----------  ------------  ------------
    Total Capitalization.......................................................  $   688,799  $    709,168  $    709,168
                                                                                 -----------  ------------  ------------
                                                                                 -----------  ------------  ------------

------------------------

(1) As of July 1, 1998. Does not include 523,000 shares of Common Stock reserved for issuance pursuant to the Company's stock option and equity participation plans under which options to purchase 23,000 shares of common stock at a weighted average exercise price of $14.86 are outstanding. Also does not include 3,722,037 shares of Common Stock issuable upon conversion of the Company's outstanding convertible debentures and 949,684 shares of common stock issuable upon conversion of minority interests in the Company's limited partnerships.

                              INVESTMENT PORTFOLIO

    As of March 31, 1998, the Company had investments in 275 skilled nursing facilities ("SNFs") with a total of 31,530 beds, and 81 assisted living facilities ("ALFs") with a total of 3,666 units, in 34 states. The Company's real estate investment portfolio consisted of approximately $361.9 million (before accumulated depreciation of $22.6 million) invested in long-term care facilities owned by the Company and leased to operators, approximately $255.1 million invested in mortgage loans (before allowance for doubtful accounts of $1.0 million), and approximately $81.2 million invested in REMIC Certificates (before an unrealized gain from changes in the estimated fair market value of REMIC Certificates of $6.5 million).

OWNED PROPERTIES

    At March 31, 1998, the Company owned and leased to health care operators 63 SNFs with a total of 7,754 beds and 62 ALFs with a total of 2,632 units in 22 states, representing a total investment of approximately $361.9 million (before accumulated depreciation of $22.6 million). These long-term care facilities are leased pursuant to non-cancelable leases generally with an initial term of ten to twenty years. Many of the leases contain renewal options and some contain options that permit the operators to purchase the facilities. Less than 25% of the leases in the owned properties portfolio are up for renewal prior to 2004.

    The following table sets forth certain information regarding the Company's investments in long-term care properties as of March 31, 1998 (dollars in thousands):

                                                                   NUMBER OF FACILITIES                                CURRENT
                                                                                                                       ANNUAL
                                                                 ------------------------   NUMBER OF    PURCHASE       RENT
LOCATION                                                            SNFS         ALFS      BEDS/UNITS      PRICE      PAYMENTS
---------------------------------------------------------------  -----------     -----     -----------  -----------  -----------
Alabama........................................................           8            1          912   $    29,288   $   3,357
Arizona........................................................           4            2          873        29,960       3,687
California.....................................................           4            1          575        12,728       1,343
Colorado.......................................................      --                3          142         8,560         793
Florida........................................................           9            2        1,282        47,837       4,975
Georgia........................................................           1       --              100         2,500         255
Idaho..........................................................      --                4          148         9,756         977
Illinois.......................................................           1       --              148         6,627         747
Indiana........................................................           0            2           78         5,070         487
Iowa...........................................................           6       --              448         9,402       1,116
Kansas.........................................................           3            4          290         8,400         832
Montana (1)....................................................           1       --              278         3,831         420
Nebraska.......................................................      --                4          156         9,332         959
New Jersey.....................................................      --                1           39         2,925         291
New Mexico.....................................................           4            1          479        19,970       2,134
Ohio...........................................................      --                6          237        15,116       1,518
Oklahoma.......................................................      --                6          221        12,311       1,107
Oregon.........................................................           1            4          320        17,709       1,700
Tennessee......................................................           2       --              224         5,550         566
Texas..........................................................          14           13        2,496        69,017       7,561
Virginia.......................................................           3       --              443        11,012       1,242
Washington.....................................................           2            8          497        24,958       2,508
                                                                        ---          ---   -----------  -----------  -----------
  TOTAL........................................................          63           62       10,386   $   361,859   $  38,575
                                                                        ---          ---   -----------  -----------  -----------
                                                                        ---          ---   -----------  -----------  -----------

------------------------

(1) This facility was sold subsequent to March 31, 1998 for gross proceeds of $11.6 million. See "Prospectus Supplement Summary--Recent Developments--Sale of Missouri River Manor."

    The leases provide for a fixed minimum base rent during the initial and renewal terms. Substantially all of the leases provide for annual fixed rent increases rental escalations based on increases in consumer price indices over the terms of the leases or for additional rent through participation in incremental revenue growth. Each lease is a triple net lease which requires the lessee to pay additional charges related to the property including all taxes, insurance assessments, maintenance and repair (capital and non-capital expenditures), and other costs necessary in connection with the operation of the facility.

MORTGAGE LOANS

    At March 31, 1998, the Company had 104 mortgage loans secured by first mortgages on 102 skilled nursing facilities with a total of 11,864 beds and 19 assisted living residences with 1,034 units located in 25 states. The mortgage loans, which individually range from $282,000 to $11.2 million in principal amount, have current interest rates ranging from 9.0% to 14.3%, generally have 25-year amortization schedules, have balloon payments due from 1998 to 2018 and provide for certain facility fees. Substantially, all of the mortgage loans provide for annual increases in the interest rate based upon a specified increase of 10 to 12.5 basis points. Less than 11% of the Company's mortgage loan portfolio matures prior to 2004.

    The following table sets forth certain information regarding the Company's mortgage loans as of March 31, 1998 (dollars in thousands):

                                 NUMBER OF FACILITIES
                               ------------------------   NUMBER OF    FACE AMOUNT OF      CURRENT AMOUNT OF      CURRENT ANNUAL
LOCATION                          SNFS         ALFS      BEDS/UNITS    MORTGAGE LOANS      MORTGAGE LOANS(1)     DEBT SERVICE(2)
-----------------------------  -----------     -----     -----------  ----------------  -----------------------  ----------------
Alabama......................           1       --              120     $      4,100         $       4,021          $      494
Arizona......................           2            1          479           10,650                10,506               1,255
Arkansas.....................           2       --              274            3,400                 3,287                 400
California...................          14       --            1,732           28,621                28,100               3,437
Colorado.....................           6            2          695           16,585                14,439               1,686
Florida......................          10            5        1,645           52,120                46,768               5,453
Georgia......................           5            2          697           17,900                17,732               2,088
Illinois.....................           3       --              442            8,150                 8,107                 855
Iowa.........................           6       --              650           12,100                11,961               1,492
Kansas.......................           1       --               77            1,200                 1,184                 152
Louisiana....................           1       --              127            1,600                 1,575                 199
Mississippi..................           3       --              400           11,250                11,189               1,247
Missouri.....................           2       --              274            4,301                 4,437                 538
Montana......................           2       --              163            5,600                 5,568                 669
Nebraska.....................           2            1          236            6,100                 6,019                 722
Nevada.......................           1       --              100            1,200                 1,147                 144
North Carolina...............           2            5          411           15,811                 7,430                 820
Ohio.........................           1       --              150            5,200                 5,120                 581
Oklahoma.....................           1       --              161            1,300                 1,267                 161
Oregon.......................           2       --              161            1,610                 1,600                 164
South Carolina...............           5            3          637           18,223                13,121               1,605
Tennessee....................           6       --              566           17,936                16,798               2,000
Texas........................          19       --            2,276           27,765                27,109               3,406
Washington...................           4       --              310            4,500                 4,425                 559
Wisconsin....................           1       --              115            2,200                 2,171                 273
                                      ---          ---   -----------  ----------------          ----------            --------
  TOTAL......................         102           19       12,898     $    279,422         $     255,081          $   30,400
                                      ---          ---   -----------  ----------------          ----------            --------
                                      ---          ---   -----------  ----------------          ----------            --------

------------------------

(1) Subsequent to March 31, 1998, approximately $103.6 million of mortgage loans (excluding mortgage loans of approximately $25.7 million provided to wholly-owned subsidiaries and limited partnerships of the Company) were sold in connection with a securitization transaction. See "Prospectus Supplement Summary--Recent Developments--Securitization Transaction."

(2) Includes principal and interest.

    In general, the Company's mortgage loans may not be prepaid except in the event of the sale of the collateral facility or facilities to a third party that is not affiliated with the borrower, although partial prepayments (including the prepayment premium) are often permitted where a mortgage loan is secured by more than one facility upon a sale of one or more, but not all, of the collateral facilities to a third party which is not an affiliate of the borrower. The Company's mortgage loans generally impose a premium upon prepayment of the loans depending upon the period in which the prepayment occurs, whether such prepayment was permitted or required, as well as under certain other conditions such as upon the sale of the facility under a pre-existing purchase option, destruction or condemnation, or other circumstances approved by the Company. Such prepayment amount is based upon a percentage of the then outstanding balance of the loan, usually declining ratably each year. In addition to a lien on the mortgaged property, the loans are generally secured by certain non-real estate assets of the facilities and contain certain other security provisions in the form of letters of credit, pledged collateral accounts, security deposits, cross-default and cross-collateralization features and certain guarantees.

REMIC CERTIFICATES

    At March 31, 1998, the Company had investments of $81.2 million (excluding unrealized gains of $6.5 million on changes in estimated fair value) in subordinated mortgage pass-through certificates (the "REMIC Certificates") collateralized by three pools consisting of an aggregate of 80 first mortgage loans secured by 138 skilled nursing facilities in 23 states. Each mortgage loan, all of which were originated by the Company, is evidenced by a promissory note and secured by a mortgage, deed of trust, or other similar instrument that creates a first mortgage lien on a fee simple estate in real property (a "Mortgaged Property"). The $263.6 million current principal amount of mortgage loans represented by the REMIC Certificates have individual principal balances ranging from approximately $202,000 to $13.6 million, have a weighted average interest rate of approximately 11.31%, and have scheduled maturities ranging from 1999 to 2015. None of the REMIC Certificates held by the Company mature prior to 2004.

    Subsequent to March 31, 1998, the Company completed the securitization of approximately $129.3 million of mortgage loans with a weighted average interest rate of 10.2% and $26.4 million face amount of subordinated certificates, retained from a securitization completed in 1993, with an interest rate of 9.78% (the "1998-1 Pool"). As part of the securitization, the Company sold approximately $121.4 million face amount of senior certificates at a weighted average pass-through rate of 6.3% and retained $34.3 million face amount of subordinated certificates along with the interest only certificates. The subordinated and interest only certificates retained by the Company had an aggregate fair value of approximately $41.4 million at the time of the securitizaton and a weighted average effective yield of 19.7%. Included in the 1998-1 Pool were 40 mortgage loans, including mortgage loans of approximately $25.7 million provided to wholly-owned subsidiaries and limited partnerships of the Company.

    The following table sets forth certain information regarding the three pools of mortgage loans securing the REMIC Certificates as of March 31, 1998 (dollars in thousands):

                                NUMBER OF      NUMBER OF   FACE AMOUNT OF EXISTING    CURRENT AMOUNT OF    CURRENT ANNUAL
LOCATION                       FACILITIES        BEDS           MORTGAGE LOANS        MORTGAGE LOANS(1)   DEBT SERVICE(2)
---------------------------  ---------------  -----------  ------------------------  -------------------  ----------------
Alabama....................             8          1,069          $   18,426             $    17,917         $    2,272
Arizona....................             5            955              26,018                  25,406              2,875
California.................            15          1,613              25,755                  23,358              3,400
Connecticut................             4            499              10,656                  10,371              1,313
Florida....................             3            330              13,160                  12,713              1,555
Georgia....................            10          1,078              20,822                  20,367              2,537
Illinois...................             6            679              12,426                  12,017              1,503
Iowa.......................            10            750              13,531                  13,663              1,506
Kansas.....................             1             66               1,200                   1,180                142
Kentucky...................             1             67                 726                     706                 89
Michigan...................             3            444               6,800                   6,610                838
Mississippi................             1            120               2,800                   2,747                336
Missouri...................             5            545               9,489                   9,224              1,170
Montana....................             5            658              14,278                  13,925              1,545
Nebraska...................             4            378               6,614                   6,430                777
New Mexico.................             5            350               9,007                   8,555              1,136
North Carolina.............             1            168               2,950                   2,893                356
Ohio.......................             3            243               7,000                   6,595                819
Oklahoma...................             1            112               1,300                   1,235                169
South Dakota...............             1             50                 585                     570                 65
Tennessee..................             4            297               6,952                   6,818                838
Texas......................            38          4,428              58,280                  55,850              7,078
Washington.................             4            289               4,583                   4,467                549
                                      ---     -----------         ----------              ----------           --------
  TOTAL....................           138         15,188          $  273,358             $   263,617         $   32,868
                                      ---     -----------         ----------              ----------           --------
                                      ---     -----------         ----------              ----------           --------

--------------------------

(1) Included in the balances of the mortgages underlying the REMIC Certificates are $63.7 million of non-recourse mortgages payable by the Company that were originated by the Company and were subsequently transferred to the REMIC. These mortgages are secured by 28 facilities with 3,276 beds and have a current average yield of 10.64%. Subsequently, the properties securing the mortgages were acquired by the Company in unrelated transactions, subject to the related mortgage debt. The properties and the mortgage debt are reflected in the Company's financial statements.

(2) Includes principal and interest.

    Such mortgage loans generally have 25-year amortization schedules with balloon payments due from 1999 to 2015, unless prepaid prior thereto. Contractual principal and interest distributions with respect to the $81.2 million amortized cost basis of REMIC Certificates (excluding unrealized gains on changes in estimated fair value of $6.5 million) retained by the Company are subordinated to distributions of interest and principal with respect to the $188.8 million of REMIC Certificates held by third parties. Thus, based on the terms of the underlying mortgages and assuming no unscheduled prepayments occur, contractual principal reductions on the REMIC Certificates retained by the Company will commence in August 2004 with final maturity in April 2015. Distributions on any of the REMIC Certificates will depend, in large part, on the amount and timing of payments, collections, delinquencies and defaults with respect to the mortgage loans represented by the REMIC Certificates, including the exercise of certain purchase options under existing facility leases and the sale of the Mortgaged Properties. Each of the mortgage loans securing the REMIC Certificates contain similar prepayment and security provisions to those set forth in the Company's mortgage loans.

    As part of the securitization transactions discussed above, the Company serves as the sub-servicer and, in such capacity, is responsible for performing substantially all of the servicing duties relating to the mortgage loans represented by the REMIC Certificates. The Company receives monthly fees equal to a fixed percentage of the then outstanding mortgage loans in the securitization transaction which, in management's opinion, represent currently prevailing terms for similar transactions. Because the fees received for such servicing result in only adequate compensation after considering the costs to service the loans, the Company does not recognize a separate asset for servicing rights. In addition, the Company will act as the special servicer to restructure any mortgage loans in the securitization transaction that default.

    At March 31, 1998, the REMIC Certificates held by the Company have an effective interest rate, based on the expected future cash flows with no unscheduled prepayments, of approximately 16.7% on the unamortized cost of $81.2 million.

                                   MANAGEMENT

    The following table sets forth the executive officers, other key employees and directors of the Company. Each executive officer of the Company is elected by the directors, serves at the pleasure of the Board of Directors and holds office until a successor is elected or until resignation or removal. The information concerning the directors, executive officers and other key employees of the Company is given as of June 30, 1998.

NAME                                                    AGE                          POSITION
--------------------------------------------------      ---      -------------------------------------------------
Andre C. Dimitriadis..............................          57   Chairman, Chief Executive Officer and Director
James J. Pieczynski...............................          35   President, Chief Financial Officer and Director
Christopher T. Ishikawa...........................          34   Senior Vice President and Chief Investment
                                                                 Officer
Pamela J. Privett.................................          40   Senior Vice President, Secretary and General
                                                                 Counsel
Michelle R. Atchley...............................          32   Vice President, Controller
Alex J. Chavez....................................          33   Vice President, Director of Finance
John A. Krappman..................................          34   Vice President Real Estate Development
Raad K. Shawaf....................................          32   Vice President, Assistant General Counsel
Darrell D. Struck.................................          38   Vice President, Treasurer
Edmund C. King....................................          63   Director
Wendy L. Simpson..................................          48   Director
Sam Yellen........................................          67   Director

DIRECTORS AND EXECUTIVE OFFICERS

    ANDRE C. DIMITRIADIS founded the Company and was employed by Beverly Enterprises, Inc., an owner/ operator of long-term care facilities, retirement living facilities and pharmacies, from October 1989 to May 1992, where he served as Executive Vice President and Chief Financial Officer. Prior to that, he was employed by American Medical International, Inc., an owner/operator of hospitals, from 1985 to 1989, where he served as Executive Vice President -Finance, Chief Financial Officer and director. Mr. Dimitriadis is a member of the board of directors of Magellan Health Services.

    JAMES J. PIECZYNSKI has served as President and Director since September 8, 1997 and Chief Financial Officer since May 1994. From May 1994 to September 1997, he also served as Senior Vice President of the Company. He joined the Company in December 1993 as Vice President and Treasurer. Prior to joining the Company, he was employed by American Medical International, Inc., an owner/operator of hospitals, from May 1990 to December 1993, where he served as Assistant Controller and Director of Development.

    CHRISTOPHER T. ISHIKAWA has served as Senior Vice President and Chief Investment Officer since September 8, 1997. Prior to that, he served as the Vice President and Treasurer of the Company since April 1995. Prior to joining the Company, he was employed by MetroBank from December 1991 to March 1995, where he served as First Vice President and Controller. From December 1989 to November 1991, he was employed by Mercantile National Bank where he served as Assistant Treasurer.

    PAMELA J. PRIVETT has held the position of Senior Vice President and General Counsel of the Company since September 8, 1997. Prior to that, Ms. Privett was the sole owner, officer and director of Pamela J. Privett, A Professional Law Corporation, which served as outside General Counsel to the Company beginning in August 1994. Ms. Privett was a shareholder in the Santa Monica, California law firm of Stern, Neubauer, Greenwald & Pauly. Ms. Privett began her legal career in 1985 at the Washington, D.C. office of Casson, Calligaro & Mutryn, a health care law boutique and she remained with the Casson firm until joining Stern, Neubauer, Greenwald & Pauly in 1990.

    MICHELLE R. ATCHLEY has served as Vice President and Controller since October 1997. Prior to joining the Company, she was employed by Dole Food Company, Inc., a global producer, marketer and distributor of branded fresh produce, from January 1996 to October 1997 where she served as Assistant Controller. From 1991 to 1996, she was employed by Tenet Healthcare Corporation (formerly American Medical International), an owner/operator of hospitals, as Manager of Financial Reporting.

    ALEX J. CHAVEZ has served as Vice President and Director of Finance since June 1996. Prior to joining the Company, he was employed by Ernst & Young LLP, an international accounting firm, from 1991 to 1996 where the last position he held was that of audit manager.

    JOHN A. KRAPPMAN has served as Vice President of Real Estate Development since July 1998. Prior to joining the Company, he was employed as Vice President by Earl Corporation, a real estate and development construction firm, from 1988 to July 1998.

    RAAD K. SHAWAF has served as Vice President and Assistant General Counsel since September 1997. Prior to joining the Company, he was employed by Pamela J. Privett, A Professional Law Corporation, which served as outside General Counsel to the Company from June 1997 to September 1997. From November 1996 to June 1997, he was the sole owner of Raad K. Shawaf, Attorney At Law, a real estate law practice. From June 1993 to June 1996, he was an associate attorney at Stern, Neubauer, Greenwald & Pauly.

    DARRELL D. STRUCK has served as Vice President and Treasurer since September 1997. Prior to joining the Company, from June 1995 to September 1997, he was involved in numerous independent consulting projects including the startup of several companies. From May 1983 to May 1995, he was employed by American Medical International, an owner/operator of hospitals, as Assistant Treasurer.

    EDMUND C. KING is a general partner of Trouver Capital Partners, an investment banking firm located in Los Angeles, California and Provo, Utah. Prior to joining Trouver in 1992, Mr. King was a partner in Ernst & Young LLP, an international accounting and consulting firm, from 1973 through 1991. While at Ernst & Young, Mr. King was its Southern California senior health care partner and prior to that directed the Southern California health care practice for Arthur Young & Company, one of the predecessors of Ernst & Young LLP.

    WENDY L. SIMPSON is Executive Vice President and Chief Financial Officer of Coram Healthcare Corporation (Coram), a healthcare organization. Prior to joining Coram, Ms. Simpson was Executive Vice President, Chief Financial Officer, Chief Operating Officer and director of Transitional Hospitals Corporation, formerly Community Psychiatric Centers (CPC), a healthcare organization, from 1994 to 1997. From 1992 to 1994, Ms. Simpson served as Chief Financial Officer of Weisman Taylor Simpson & Sabatino, a management consulting firm.

    SAM YELLEN has been self-employed as a consultant since his retirement from KPMG Peat Marwick LLP, an international accounting firm, in December 1990. He served KPMG Peat Marwick LLP and its predecessors as a partner since 1968. Currently, he serves as a member of the board of directors of Beverly Funding Corporation, Del Webb Corporation, Downey Savings and Loan Association, and E*Capital Corporation (formerly Wedbush Corporation).

      PRINCIPAL STOCKHOLDERS AND EXECUTIVE OFFICER AND DIRECTOR OWNERSHIP

    The following table sets forth information as of March 31, 1998 with respect to the beneficial ownership of the Common Stock of the Company by (1) each person who is known by the Company to own beneficially more than 5% of its shares based on copies received by the Company of the most recent Schedule 13D or 13G filings with the Securities and Exchange Commission pursuant to rules and regulations promulgated under the Securities Exchange Act of 1934, as amended (the "Exchange Act"), (2) each director of the Company, (3) the executive officers and (4) the Company's directors and executive officers as a group.

                                                           SHARES BENEFICIALLY OWNED
                                                    ---------------------------------------
                                                        COMMON STOCK            PERCENT OF
NAME AND ADDRESS OF BENEFICIAL OWNER                      (1)(2)(3)             CLASS (3)
--------------------------------------------------  ---------------------      ------------
FMR CORPORATION...................................        2,046,400(4)          7.7%
  82 Devonshire Street
  Boston, MA 02109
WADDELL & REED, INC...............................        1,754,031(5)          6.4%
  6300 Lamar Avenue
  Overland, KS 66202
PALISADE CAPITAL MANAGEMENT, LLC..................        1,573,406(6)          5.7%
  1 Bridge Plaza, Suite 695
  Fort Lee, NJ 07024
BRINSON PARTNERS, INC.............................        1,423,200(7)          5.3%
  209 South LaSalle Street
  Chicago, IL 60604
FRANKLIN RESOURCES, INC...........................        1,331,820(8)          5.0%
  777 Mariners Island Blvd.
  San Mateo, CA 94404
ANDRE C. DIMITRIADIS..............................          719,180             2.7%
JAMES J. PIECZYNSKI...............................          139,981             *
PAMELA J. PRIVETT.................................           93,403             *
CHRISTOPHER T. ISHIKAWA...........................           75,251(9)          *
EDMUND C. KING....................................           64,603(10)         *
WENDY L. SIMPSON..................................           40,764(11)         *
SAM YELLEN........................................           63,703             *
All directors and executive officers as a group...        1,196,885             4.5%

--------------------------

*   Less than 1%

(1) Except as otherwise noted below, all shares are owned beneficially by the individual or entity listed with sole voting and/or investment power.

(2) No options to acquire shares of Common Stock were exercisable at March 31, 1998 or were exercisable within 60 days of March 31, 1998.

(3) For purposes of computing the percentages, the number of shares outstanding includes shares purchasable by such individual or entity within 60 days upon exercise of outstanding stock options or conversion rights.

(4) Based solely upon information contained in a Schedule 13G/A provided to the Company, FMR Corporation had sole voting power with respect to 1,100 shares and sole dispositive power with respect to 2,046,400 shares.

(5) Based solely upon information contained in a Schedule 13G/A provided to the Company, Waddell & Reed, Inc. had sole voting and sole dispositive power with respect to 1,754,031 shares. The number of shares includes 716,031 shares of which Waddell & Reed, Inc. has the right to acquire within 60 days upon exercise of conversion rights.

(6) Based solely upon information contained in a Schedule 13G/A provided to the Company, Palisade Capital Management, LLC had sole voting and sole dispositive power with respect to 1,573,406 shares. The number of shares includes 812,406 shares of which Palisade Capital Management, LLC has the right to acquire within 60 days upon exercise of conversion rights.

(7) Based solely upon information contained in a Schedule 13G provided to the Company, Brinson Partners, Inc. had shared voting and shared dispositive power with respect to 1,423,200 shares.

(8) Based solely upon information contained in a Schedule 13G provided to the Company, Franklin Resources, Inc. had sole voting and sole dispositive power with respect to 1,331,820 shares.

(9) Includes 2,000 shares owned jointly with spouse.

(10) Includes 900 shares held by spouse in an individual retirement account.

(11) Includes 5,350 shares owned jointly with spouse and 2,215 shares held by spouse.

                       FEDERAL INCOME TAX CONSIDERATIONS

    The following is a summary of certain of the material federal income tax consequences regarding the Company, is based on current law, is for general information only and is not tax advice. This summary does not address all aspects of federal income taxation that may be relevant to a purchaser in light of such purchaser's particular circumstances or to certain types of purchasers subject to special treatment under the federal income tax laws (such as certain financial institutions, tax-exempt organizations, life insurance companies, dealers in securities or currencies, or purchasers holding stock, as part of a conversion transaction, as part of a hedging transaction, or as a position in a straddle for tax purposes). In addition, the summary below does not consider the effect of any foreign, state, local or other tax laws that may be applicable to purchasers. This summary is based upon the provisions of the Internal Revenue Code of 1986, as amended (the "Code"), Treasury Regulations, Internal Revenue Service ("IRS") rulings and judicial decisions, all in effect as of the date of this Prospectus Supplement and all of which are subject to change (possibly with retroactive effect) by subsequent legislative, judicial or administrative action.

    EACH PURCHASER IS ADVISED TO CONSULT HIS OWN TAX ADVISOR AS TO THE SPECIFIC FEDERAL INCOME TAX CONSEQUENCES TO SUCH PURCHASER OF THE PURCHASE, OWNERSHIP AND SALE OF SECURITIES AND THE APPLICABILITY AND EFFECT OF ANY STATE, LOCAL, FOREIGN OR OTHER TAX LAWS AND OF ANY POTENTIAL CHANGES IN THE APPLICABLE TAX LAWS AFTER THE DATE OF THIS PROSPECTUS SUPPLEMENT.

TAXATION OF THE COMPANY

    GENERAL. The Company made an election to be taxed as a REIT under Sections 856 through 860 of the Code, commencing with its taxable year ended December 31, 1992. The Company believes that, commencing with its taxable year ended December 31, 1992, it has been organized and has operated in such a manner as to qualify for taxation as a REIT under the Code, and the Company intends to continue to operate in such a manner. However, no assurance can be given that the Company has operated or will be able to continue to operate in a manner to so qualify or remain qualified.

    Latham & Watkins has rendered an opinion dated April 23, 1997 to the effect that the Company is organized in conformity with the requirements for qualification as a REIT, and that the Company's proposed method of operation will permit it to meet the requirements for qualification and taxation as a REIT. It must be emphasized that this opinion was based on various assumptions and was conditioned upon certain representations made by the Company as to factual matters, and that Latham & Watkins undertakes no obligation to update this opinion subsequent to such date. In addition, this opinion is based upon the factual representations made by the Company concerning its business and properties as set forth in this Prospectus. Moreover, such qualification and taxation as a REIT depends upon the Company's ability to meet, through actual annual operating results, distribution levels and diversity of stock ownership, the various qualification tests imposed under the Code discussed below, the results of which have not been and will not be reviewed by Latham & Watkins. Accordingly, no assurance can be given that the actual results of the Company's operation in any particular taxable year will satisfy such requirements. Further, the anticipated income tax treatment described in this Prospectus may be changed, perhaps retroactively, by legislative, administrative or judicial action at any time. See "Failure to Qualify."

    The REIT provisions of the Code and the corresponding Treasury Regulations are highly technical and complex. The following sets forth the material aspects of the sections that govern the federal income tax treatment of a REIT and its stockholders. This summary is qualified in its entirety by the applicable Code provisions, rules and regulations promulgated thereunder, and administrative and judicial interpretations thereof, all of which are subject to change (which change may apply retroactively).

    If the Company qualifies for taxation as a REIT, it generally will not be subject to federal corporate income taxes on its net income that is currently distributed to stockholders. This treatment substantially eliminates the "double taxation" (at the corporate and stockholder levels) that generally results from investment in a regular corporation. However, even if the Company continues to qualify as a REIT, the Company will be subject to federal income tax as follows. First, the Company will be taxed at regular corporate rates on any undistributed REIT taxable income, including undistributed net capital gains. However, if the Company elects to retain and pay tax on its capital gains, its stockholders will include such gains in income and receive a refund or credit, as the case may be, for their proportionate share of such tax. Second, under certain circumstances, the Company may be subject to the "alternative minimum tax" on its items of tax preference. Third, if the Company has (i) net income from the sale or other disposition of "foreclosure property" (defined generally as property acquired by the Company through foreclosure or otherwise after a default on a loan secured by the property or a lease of the property) which is held primarily for sale to customers in the ordinary course of business or (ii) other nonqualifying income from foreclosure property, it will be subject to tax at the highest corporate rate on such income. Fourth, if the Company has net income from "prohibited transactions" (which are, in general, certain sales or other dispositions of property (other than foreclosure property) held primarily for sale to customers in the ordinary course of business by the Company, (i.e., when the Company is acting as a dealer), such income will be subject to a 100% tax. Fifth, if the Company should fail to satisfy the 75% gross income test or the 95% gross income test (as discussed below), but has nonetheless maintained its qualification as a REIT because certain other requirements have been met, it will be subject to a 100% tax on an amount equal to (a) the gross income attributable to the greater of the amount by which the Company fails the 75% or 95% test, multiplied by (b) a fraction intended to reflect the Company's profitability. Sixth, if the Company should fail to distribute during each calendar year at least the sum of
(i) 85% of its REIT ordinary income for such year, (ii) 95% of its REIT capital gain net income for such year, and (iii) any undistributed taxable income from prior periods, the Company will be subject to a 4% excise tax on the excess of such required distribution over the amounts actually distributed. Seventh, if the Company acquires any asset (a "Built-In Gain Asset") from a corporation which is or has been a C corporation (i.e., generally a corporation subject to full corporate-level tax) in a transaction in which the basis of the Built-In Gain Asset in the Company's hands is determined by reference to the basis of the asset (or any other property) in the hands of the C corporation, and the Company recognizes gain on the disposition of such asset during the 10-year period (the "Recognition Period") beginning on the date on which such asset was acquired by the Company, then, to the extent of the Built-In Gain (i.e., the excess of (a) the fair market value of such asset on the date such asset was acquired by the Company over (b) the Company's adjusted basis in such asset on such date), such gain will be subject to tax at the highest corporate rate pursuant to Treasury Regulations that have not yet been promulgated. The results described above with respect to the recognition of Built-In Gain assume the Company will make an election pursuant to IRS Notice 88-19 and that the availability or nature of such election is not modified as proposed in President Clinton's 1999 federal budget proposal.

    REQUIREMENTS FOR QUALIFICATION. The Code defines a REIT as a corporation, trust or association (i) which is managed by one or more trustees or directors;
(ii) the beneficial ownership of which is evidenced by transferable shares, or by transferable certificates of beneficial interest; (iii) which would be taxable as a domestic corporation, but for Sections 856 through 859 of the Code;
(iv) which is neither a financial institution nor an insurance company subject to certain provisions of the Code; (v) the beneficial ownership of which is held by 100 or more persons; (vi) at any time during the last half of each taxable year not more than 50% in value of the outstanding stock of which is owned, actually or constructively, by five or fewer individuals (as defined in the Code to include certain entities); and (vii) which meets certain other tests, described below, regarding the nature of its income and assets and the amount of its distributions. The Code provides that conditions (i) to (iv), inclusive, must be met during the entire taxable year and that condition (v) must be met during at least 335 days of a taxable year of 12 months, or during a proportionate part of a taxable year of less than 12 months. For purposes of conditions (v) and (vi), pension funds and certain other tax-exempt entities are treated as individuals, subject to a "look-through" exception in the case of condition (vi).

    The Company believes that it has issued sufficient shares of Common Stock with sufficient diversity of ownership to allow it to satisfy conditions (v) and
(vi). In addition, the Company's Charter and Articles Supplementary provides for restrictions regarding the transfer and ownership of Common Stock and Preferred Stock, which restrictions are intended to assist the Company in continuing to satisfy the share ownership conditions described in (v) and (vi) above. Such ownership and transfer restrictions are described in the accompanying Prospectus under the headings "Risk Factors--Restrictions on Transfer and Limitations on Ownership of Stock; Business Combinations" and "Description of the Company's Capital Stock--Redemption and Ownership Limitation Provisions." These restrictions may not ensure that the Company will, in all cases, be able to satisfy the share ownership requirements described above. If the Company fails to satisfy such share ownership requirements, the Company's status as a REIT will terminate, provided, however, beginning January 1, 1998, if the Company complies with the rules contained in the applicable Treasury Regulations requiring the Company to attempt to ascertain the actual ownership of its shares, and the Company does not know, and would not have known through the exercise of reasonable diligence, whether it failed to meet the requirement set forth in condition (vi) above, the Company will be treated as having met such condition. See "--Failure to Qualify."

    In addition, a corporation may not elect to become a REIT unless its taxable year is the calendar year. The Company has a calendar taxable year.

    OWNERSHIP OF A PARTNERSHIP INTEREST. In the case of a REIT which is a partner in a partnership, Treasury Regulations provide that the REIT will be deemed to own its proportionate share of the assets of the partnership and will be deemed to be entitled to the income of the partnership attributable to such share. In addition, the character of the assets and gross income of the partnership will retain the same character in the hands of the REIT for purposes of Section 856 of the Code, including satisfying the gross income tests and the asset tests. Thus, the Company's proportionate share of the assets, liabilities and items of income of the Partnerships will be treated as assets, liabilities and items of income of the Company for purposes of applying the requirements described herein. A summary of the rules governing the federal income taxation of partnerships and their partners is provided below in "--Tax Aspects of the Partnerships." The Company has direct control of the Partnerships and believes that is has operated and intends to operate them consistently with the requirements for qualification as a REIT.

    INCOME TESTS. In order to maintain its qualification as a REIT, the Company annually must satisfy certain gross income requirements. First, at least 75% of the Company's gross income (excluding gross income from prohibited transactions) for each taxable year must be derived directly or indirectly from: (i) rents from real property; (ii) interest on obligations secured by mortgages on real property or interests in real property; (iii) gain from the sale or other disposition of real property (including interests in real property and interests in mortgages on real property) not held primarily for sale to customers in the ordinary course of business; (iv) dividends or other distributions on, and gain (other than gain from prohibited transactions) from the sale or other disposition of, transferable shares in other real estate investment trusts; (v) abatements and refunds of taxes on real property; (vi) income and gain derived from foreclosure property (as defined in the Code); (vii) amounts (other than amounts the determination of which depend in whole or in part on the income or profits of any person) received or accrued as consideration for entering into agreements (a) to make loans secured by mortgages on real property or on interests in real property or (b) to purchase or lease real property (including interests in real property and interests in mortgages on real property); (viii) gain from the sale or other disposition of a real estate asset which is not a prohibited transaction; and (ix) income from certain types of temporary investments.

    Second, at least 95% of the Company's gross income (excluding gross income from prohibited transactions) for each taxable year must be derived from the sources described above with respect to the 75% test, dividends, interest, and gain from the sale or disposition of stock or securities (or from any combination of the foregoing).

    Third, for each taxable year beginning on or prior to August 6, 1997, short-term gain from the sale or other disposition of stock or securities, gain from prohibited transactions, and gain on the sale or other disposition of real property held for less than four years (apart from involuntary conversions and sales or other disposition of foreclosure property) must represent less than 30% of the Company's gross income (including gross income from prohibited transactions) for each taxable year.

    Rents received by the Company will qualify as "rents from real property" in satisfying the gross income requirements for a REIT described above only if several conditions are met. First, the amount of rent must not be based in whole or in part on the income or profits of any person. However, an amount received or accrued generally will not be excluded from the term "rents from real property" solely by reason of being based on a fixed percentage or percentages of gross receipts or sales. Second, the Code provides that rents received from a tenant will not qualify as "rents from real property" in satisfying the gross income tests if the REIT, or an actual or constructive owner of 10% or more of the REIT, actually or constructively owns 10% or more of such tenant (a "Related Party Tenant"). Third, for rents received to qualify as "rent from real property," the Company generally must not manage or operate the property or furnish or render services to the tenants of such property (subject to a DE MINIMIS exception applicable to the Company for its taxable years beginning in 1998) other than through an independent contractor from whom the REIT derives no revenue. However, the REIT may directly perform certain services that are "usually or customarily rendered" in connection with the rental of space for occupancy only and are not otherwise considered "rendered to the occupant" of the property. Finally, if rent attributable to personal property, leased in connection with a lease of real property, is greater than 15% of the total rent received under the lease, then the portion of rent attributable to such personal property will not qualify as "rents from real property."

    The Company has represented that it does not and will not (i) charge rent for any property that is based in whole or in part on the income or profits of any person (except by reason of being based on a percentage of gross receipts or sales, as described above), (ii) rent any property to a Related Party Tenant,
(iii) derive rental income (except for certain rentals not material in amount) attributable to personal property (other than personal property leased in connection with the lease of real property, the amount of which is less than 15% of the total rent received under the lease), or (iv) perform services which are not usually or customarily rendered in connection with the rental of space for occupancy only or are considered to be rendered to the occupant of the property, other than through an independent contractor from whom the Company derives no revenue. Notwithstanding the foregoing, the Company may have taken and may continue to take certain of the actions set forth in (i) through (iv) above to the extent that such action will not, based on the advice of tax counsel to the Company, jeopardize the Company's tax status as a REIT.

    The term "interest" generally does not include any amount received or accrued (directly or indirectly) if the determination of such amount depends in whole or in part on the income or profits of any person. However, an amount received or accrued generally will not be excluded from the term "interest" solely by reason of being based on a fixed percentage or percentages of gross receipts or sales. Generally, if a loan is secured by both personal property and real property, interest must be allocated between the personal property and the real property, with only the interest allocable to the real property qualifying as mortgage interest under the 75% gross income test. Treasury Regulations provide that if a loan is secured by both personal and real property and the fair market value of the real property as of the commitment date equals or exceeds the amount of the loan, the entire interest amount will qualify under the 75% gross income test. If the amount of the loan exceeds the fair market value of the real property, the interest income is allocated between real property and personal property based on the relative fair market value of each. Under certain circumstances, income from shared appreciation mortgages may quality under the REIT gross income requirements.

    The Company believes that interest received under the Company's mortgage loans should qualify as "interest" for purposes of the REIT gross income requirements and, except for certain interest receipts not material in amount, should qualify as mortgage interest for purposes of the REIT 75% gross income requirement.

    The Company receives certain fees from the subservicing of mortgages held by REMICs in which it holds an interest. Such fees do not constitute qualifying income under the 95% and 75% gross income tests. Additionally, the Company expects to recognize income from the performance of certain administrative and management services related to Healthcare. See "Prospectus Supplement Summary--Recent Developments--Spin-off of LTC Healthcare, Inc." At least a portion, if not all, of this income will be non-qualifying income under the 95% and 75% gross income tests. The Company believes that the aggregate amount of the services income (and any other non-qualifying income) it recognizes will not exceed the limits on non-qualifying income under the gross income tests described above.

    SPIN-OFF OF HEALTHCARE. On May 20, 1998, the Company announced its intention to spin-off Healthcare. In connection with the spin-off, the Company will transfer certain equity investments, real properties and related assets and liabilities held by the Company to Healthcare in exchange for additional shares of Healthcare's nonvoting common stock. The Company will generally recognize gain for Federal income tax purposes as a result of such transfer of assets to Healthcare, in an amount equal to the excess of the fair market value of the Healthcare stock received in the exchange plus any liabilities assumed by Healthcare (as well as any liabilities to which the transferred assets are subject) over the Company's adjusted basis in the transferred assets immediately prior to the exchange. The nature of the gain recognized by the Company, for purposes of the gross income tests described above, will depend upon the nature of the assets transferred. With respect to any gain recognized on the transfer of equity investments to Healthcare, such gain will constitute qualifying income for purposes of the 95%, but not the 75% gross income tests, unless such gain is characterized as a gain from a prohibited transaction.

    Because certain real properties being transferred to Healthcare in connection with the spin-off have been held by the Company for a relatively short period of time, there is a risk that any gain recognized in connection with the transfer of such properties to Healthcare would be characterized as gain from the sale or other disposition of property held for sale in the ordinary course of business. If this result occurs, such gain would further constitute gain from a "prohibited transaction," as such term is defined in
Section 857(b)(6) of the Code. Any such gain would be subject to a 100% tax on the net income derived from such prohibited transaction. See "--Prohibited Transaction." LTC believes that it will not, however, recognize any gain in connection with the transfer of such assets to Healthcare will not result in the Company's recognition of any gain that would be characterized as gain from a prohibited transaction. However, there can be no assurance that the IRS will not take a different position.

    The Company also expects to recognize income from the performance of certain administrative and management services relating to Healthcare after the spin-off. At least a portion, if not all, of this income will be non-qualifying income under the 95% and 75% gross income tests. The Company believes that the aggregate amount of this services income (and any other non-qualifying income) in any taxable year will not exceed the limits on non-qualifying income under the gross income tests described above.

    The Company's taxable gain, if any, on the distribution of the Healthcare common stock in connection with the spin-off will be measured by the extent to which, at the time of such distribution, the fair market value of the Healthcare common stock distributed by the Company exceeds the Company's adjusted basis in such stock. Such gain, if any, will be qualifying income for purposes of the 95%, but not the 75%, gross income test. Although the Company believes that such distribution will not result in the recognition of any gain, because the value of the Healthcare common stock received by the Company in the transfer of assets to Healthcare is uncertain, there can be no assurance as to the correctness of the Company's position.

    FAILURE TO SATISFY INCOME TESTS. If the Company fails to satisfy one or both of the 75% or 95% gross income tests for any taxable year, it may nevertheless qualify as a REIT for such year if it is entitled to relief under certain provisions of the Code. These relief provisions will generally be available if the Company can establish that its failure to meet such tests was due to reasonable cause and not due to willful neglect, the Company attaches a schedule of the sources of its income to its federal income tax return, and any incorrect information was not due to fraud with intent to evade tax. It is not possible, however, to state whether in all circumstances the Company would be entitled to the benefit of these relief provisions. For instance, if the Company fails to satisfy the gross income tests because non-qualifying income that the Company intentionally incurs exceeds the limits on such income, the IRS could conclude that the Company's failure to satisfy the tests was not due to reasonable cause. If these relief provisions are inapplicable to a particular set of circumstances involving the Company, the Company would not qualify as a REIT. Even if these relief provisions apply, a special tax is imposed (see "General"). No similar mitigation provision provides relief if the Company failed the 30% gross income test in years prior to 1998. In such case, the Company would have ceased to qualify as a REIT. As noted above, however, the 30% gross income test no longer applies to the Company starting January 1, 1998.

    Because of the nature of the assets being transferred to Healthcare in connection with the spin-off of Healthcare and the uncertainty of the value of the Healthcare stock to be distributed to the holders of Common Stock in connection with the spin-off of Healthcare, as discussed above, the amount of gain recognized by the Company in connection with the spin-off of Healthcare could cause the Company to fail to satisfy the 75% gross income test for its current taxable year. However, if the Company fails to satisfy the 75% gross income test, it will nonetheless be deemed to satisfy such test (and therefore will continue to qualify as a REIT for such taxable year) if the disclosure requirements discussed above are met and the Company further satisfies the reasonable cause requirement discussed above. The Company believes that it has exercised ordinary business care and prudence in connection with the spin-off of Healthcare in attempting to satisfy the 75% gross income test, and that it will continue to exercise such ordinary business care and prudence in attempting to satisfy the 75% gross income test. Furthermore, the Company has engaged an independent, nationally recognized valuation firm to render an opinion as to the value of the Healthcare stock to be distributed to the holders of Common Stock in the spin-off of Healthcare, and believes that its reliance on such opinion will constitute reasonable cause for purposes of the relief provisions discussed herein. The Company further has knowledge of no facts which would cause it to believe that it will realize gain upon the distribution of the Healthcare stock to the holders of Common Stock.

    Even if the relief provisions discussed above apply, a tax would be imposed on an amount equal to (a) the gross income attributable to the greater of the amount by which the Company failed the 95% test or the 75% test multiplied by
(b) a fraction intended to reflect the Company's profitability. See "General."

    If the relief provisions discussed above do not apply, the Company's REIT status would terminate in the taxable year of the distribution of the Healthcare stock.

    PROHIBITED TRANSACTION. Any gain realized by the Company on the sale of any property held as inventory or other property held primarily for sale to customers in the ordinary course of business (including the Company's share of any such gain realized by any of the Partnerships) will be treated as income from a prohibited transaction that is subject to a 100% penalty tax. Such prohibited transaction income may also have an adverse effect upon the Company's ability to satisfy the income tests for qualification as a REIT. Under existing law, whether property is held as inventory or primarily for sale to customers in the ordinary course of a trade or business is a question of fact that depends on all the facts and circumstances with respect to the particular transaction. The Company holds its properties for investment with a view to long-term appreciation, engages in the business of acquiring, developing, owning, and operating such properties (and other properties) and makes such occasional sales of its properties as are consistent with the Company's investment objectives. There can be no assurance, however, that the IRS might not contend that one or more of such sales is subject to the 100% penalty tax.

    ASSET TESTS. At the close of each quarter of its taxable year, the Company must also satisfy three tests relating to the nature of its assets. First, at least 75% of the value of the Company's total assets (including assets held by the Company's qualified REIT subsidiaries and its allocable share of the assets held by the Partnerships) must be represented by real estate assets, stock or debt instruments held for not more than one year purchased with the proceeds of a stock offering or long-term (at least five years) public debt offering of the Company, cash, cash items and government securities. Second, not more than 25% of the Company's total assets may be represented by securities other than those in the 75% asset class. Third, of the investments included in the 25% asset class, the value of any one issuer's securities owned by the Company may not exceed 5% of the value of the Company's total assets and the Company may not own more than 10% of any one issuer's outstanding voting securities.

    REMIC. A regular or residual interest in a REMIC will be treated as a real estate asset for purposes of the REIT asset tests and income derived with respect to such interest will be treated as interest on an obligation secured by a mortgage on real property, assuming that at least 95% of the assets of the REMIC are real estate assets. If less than 95% of the assets of the REMIC are real estate assets, only a proportionate share of the assets of and income derived from the REMIC will be treated as qualifying under the REIT asset and income tests. The Company believes that its REMIC interests fully qualify for purposes of the REIT income and asset tests.

    After initially meeting the asset tests at the close of any quarter, the Company will not lose its status as a REIT for failure to satisfy the asset tests at the end of a later quarter solely by reason of changes in asset values. If the failure to satisfy the asset tests results from an acquisition of securities or other property during a quarter (including as a result of the Company increasing its interest in any of the Partnerships owning the nonqualifying asset), the failure can be cured by the disposition of sufficient non-qualifying assets within 30 days after the close of that quarter. The Company intends to maintain adequate records of the value of its assets to ensure compliance with the asset tests and to take such other actions within 30 days after the close of any quarter as may be required to cure any noncompliance. If the Company fails to cure noncompliance with the asset tests within such time period, it would cease to qualify as a REIT.

    ANNUAL DISTRIBUTION REQUIREMENTS. The Company, in order to qualify as a REIT, is required to distribute dividends (other than capital gain dividends) to its stockholders in an amount at least equal to (A) the sum of (i) 95% of the Company's "REIT taxable income" (computed without regard to the dividends paid deduction and the Company's net capital gain) and (ii) 95% of the net income (after tax), if any, from foreclosure property, minus (B) the sum of certain items of noncash income. In addition, if the Company disposes of any Built-In Gain Asset during its Recognition Period, the Company would be required, pursuant to Treasury Regulations which have not yet been promulgated, to distribute at least 95% of the Built-In Gain (after tax), if any, recognized on the disposition of such asset. Such distributions must be paid in the taxable year to which they relate, or in the following taxable year if declared before the Company timely files its tax return for such year and if paid on or before the first regular dividend payment after such declaration and if the Company so elects and specifies the dollar amount in its tax return. The amount distributed must not be preferential; i.e., each class of the Company's stock must receive the same distribution per share. Those distributions are taxable to holders of the Company's capital stock (including its Common Stock) (other than tax-exempt entities, as discussed below) in the year paid even though they relate to a prior year for purposes of the 95% distribution requirement. Furthermore, if the Company should fail to distribute during each calendar year (or in the case of distributions with declaration and record dates falling in the last three months of the calendar year, by the end of the following January) at least the sum of
(1) 85% of its REIT ordinary income for such year, (ii) 95% of its REIT capital gain income for such year, and (iii) any undistributed taxable income from prior periods, the Company would be subject to a 4% excise tax on the excess of such required distribution over the amounts actually distributed. Any REIT taxable income and net capital gain on which this excise tax is imposed for any year is treated as an amount distributed during that year for purposes of calculating such tax. The Company believes it has made and intends to continue to make timely distributions sufficient to satisfy these annual distribution requirements.

    The Company's REIT taxable income has been and continues to be less than its cash flow due to the allowance for depreciation and other non-cash charges in computing REIT taxable income. Accordingly, the Company anticipates that it will generally have sufficient cash or liquid assets to enable it to satisfy the distribution requirements described above. It is possible, however, that the Company, from time to time, may not have sufficient cash or other liquid assets to meet these distribution requirements due to timing differences between (i) the actual receipt of income and actual payment of deductible expenses and (ii) the inclusion of such income and deduction of such expenses in arriving at taxable income of the Company. The Company will closely monitor the relationship between its REIT taxable income and cash flow to avoid problems with the distribution requirements. In the event that such timing differences occur, in order to meet the distribution requirements, the Company may find it necessary to arrange for short-term, or possibly long-term, borrowings or to pay dividends in the form of taxable stock dividends.

    If the Company fails to meet the 95% distribution test due to certain adjustments (E.G., an increase in the Company's income or a decrease in its deduction for dividends paid) by reason of a judicial decision or by agreement with the IRS, the Company may be able to pay a "deficiency dividend" to shareholders of the Company in the taxable year of the adjustment, which dividend would relate back to the year being adjusted. In such case, the Company would also be required to pay interest to the IRS and would be subject to any applicable penalty provisions.

TAX ASPECTS OF THE PARTNERSHIPS

    IN GENERAL. Some the Company's investments are held indirectly through the Partnerships. In general, partnerships are "pass-through" entities which are not subject to federal income tax. Rather, partners are allocated their proportionate shares of the items of income, gain, loss, deduction and credit of a partnership, and are potentially subject to tax thereon, without regard to whether the partners receive a distribution from the partnership. The Company includes and will continue to include in its income its proportionate share of the foregoing partnership items for purposes of the various REIT income tests and in the computation of its REIT taxable income. Moreover, for purposes of the REIT asset tests, the Company will include its proportionate share of assets held by the Partnerships." See "--Taxation of the Company."

    ENTITY CLASSIFICATION. The Company's interests in the Partnerships involve special tax considerations, including the possibility of a challenge by the IRS of the status of any one of the Partnerships as a partnership (as opposed to an association taxable as a corporation) for federal income tax purposes. If any one of the Partnerships were treated as an association, such partnership would be taxable as a corporation and therefore be subject to an entity-level tax on its income. In such a situation, the character of the Company's assets and items of gross income would change and preclude the Company from satisfying the asset tests and possibly the income tests (see "Federal Income Tax Considerations--Taxation of the Company--Asset Tests" and "--Income Tests"), and in turn would prevent the Company from qualifying as a REIT. See"-- Failure to Qualify" above for a discussion of the effect of the Company's failure to meet such tests for a taxable year. In addition, a change in the any one of the Partnerships' status for tax purposes might be treated as a taxable event in which case the Company might incur a tax liability without any related cash distributions.

    Under Treasury Regulations in effect at the time of the formation of the Partnerships, an organization formed as a partnership will be treated as a partnership for federal income tax purposes, rather than as a corporation, only if it has no more than two of the four corporate characteristics that the Treasury Regulations use to distinguish a partnership from a corporation for tax purposes. These four characteristics are (i) continuity of life, (ii) centralization of management, (iii) limited liability and (iv) free transferability of interests. The Company has not requested, and does not intend to request, a ruling from the IRS that the Partnerships will be treated as partnerships for federal income tax purposes. However, the Company believes that the Partnerships have been and will continue to be treated as partnerships for federal income tax purposes (and not as associations or a publicly traded partnerships taxable as corporations).

    In 1997, the IRS finalized and published certain Treasury Regulations (the "Final Regulations") which provide that a domestic business entity not otherwise classified as a corporation and which has at least two members (an "Eligible Entity") may elect to be taxed as a partnership for federal income tax purposes. The Final Regulations apply for tax periods beginnings on or after January 1, 1997 (the "Effective Date"). Unless it elects otherwise, an Eligible Entity in existence prior to the Effective Date will have the same classification for federal income tax purposes that it claimed under the entity classification Treasury Regulations in effect prior to the Effective Date. In addition, an Eligible Entity which did not exist, or did not claim a classification, prior to the Effective Date, will be classified as a partnership for federal income tax purposes unless it elects otherwise.

    PARTNERSHIP ALLOCATIONS. Although a partnership agreement will generally determine the allocation of income and loss among partners, such allocations will be disregarded for tax purposes if they do not comply with the provisions of Section 704(b) of the Code and the Treasury Regulations promulgated thereunder. Generally, Section 704(b) and the Treasury Regulations promulgated thereunder require that partnership allocations respect the economic arrangement of the partners.

    If an allocation is not recognized for federal income tax purposes, the item subject to the allocation will be reallocated in accordance with the partners' interests in the partnership, which will be determined by taking into account all of the facts and circumstances relating to the economic arrangement of the partners with respect to such item. The Partnerships' allocations of taxable income and loss are intended to comply with the requirements of Section 704(b) of the Code and the Treasury Regulations promulgated thereunder.

    BASIS IN PARTNERSHIP INTERESTS. The Company's adjusted tax basis in its interest in each of the Partnerships generally (i) will be equal to the amount of cash and the basis of any other property contributed to the Partnership by the Company, (ii) will be increased by (a) its allocable share of the Partnership's income and (b) its allocable share of indebtedness of the Partnership and (iii) will be reduced, but not below zero, by the Company's allocable share of (a) losses suffered by the Partnership, (b) the amount of cash distributed to the Company and (c) by constructive distributions resulting from a reduction in the Company's share of indebtedness of the Partnership.

    If the allocation of the Company's distributive share of a Partnership's loss exceeds the adjusted tax basis of the Company's partnership interest in such Partnership, the recognition of such excess loss will be deferred until such time and to the extent that the Company has adjusted tax basis in its interest in the Partnership. To the extent that a Partnership's distributions, or any decrease in the Company's share of the indebtedness of such Partnership (such decreases being considered a constructive cash distribution to the partners), exceeds the Company's adjusted tax basis, such excess distributions (including such constructive distributions) constitute taxable income to the Company. Such taxable income will normally be characterized as a capital gain, and if the Company's interest in the Partnership has been held for longer than the long-term capital gain holding period (currently one year), such distributions and constructive distributions will constitute long-term capital gain.

TAX RISKS ASSOCIATED WITH THE PARTNERSHIPS

    The ownership of an interest in a Partnership may involve special tax risks, including the possible challenge by the IRS of (i) allocations of income and expense items, which could affect the computation of taxable income of the Company, and (ii) the status of a Partnership as a partnership (as opposed to an association taxable as a corporation) for federal income tax purposes. If any of the Partnerships were treated as an association taxable as a corporation for federal income tax purposes, the Partnership would be treated as a taxable entity. In addition, in such a situation, (i) if the Company owned more than 10% of the outstanding voting securities of such Partnership, or the value of such securities exceeded 5% of the value of the Company's assets, the Company would fail to satisfy the asset tests described above and would therefore fail to qualify as a REIT, (ii) distributions from any such Partnership to the Company would be treated as dividends, which are not taken into account in satisfying the 75% gross income test described above and could, therefore, make it more difficult for the Company to satisfy such test, (iii) the interest in any such Partnership held by the Company would not qualify as a "real estate asset," which could make it more difficult for the Company to meet the 75% asset test described above, and (iv) the Company would not be able to deduct its share of any losses generated by the Partnership in computing its taxable income. See "--Failure to Qualify" for a discussion of the effect of the Company's failure to meet such tests for a taxable year. The Company believes that each of the Partnerships will be treated for tax purposes as a partnership (rather than an association taxable as a corporation). No assurance can be given that the IRS will not successfully challenge the federal income tax status of the Partnerships as partnerships.

OTHER TAX MATTERS

    The Company owns and operates a number of properties through wholly-owned subsidiaries (the "QRSs"). The Company has owned 100% of the stock of each of the QRSs at all times that each of the QRSs has been in existence. As a result, the QRSs will be treated as "qualified REIT subsidiaries" under the Code. Code
Section 856(i) provides that a corporation which is a qualified REIT subsidiary shall not be treated as a separate corporation, and all assets, liabilities, and items of income, deduction, and credit of a qualified REIT subsidiary shall be treated as assets, liabilities and such items (as the case may be) of the REIT. Thus, in applying the requirements described herein, the QRSs will be ignored, and all assets, liabilities and items of income, deduction, and credit of such QRSs will be treated as assets, liabilities and items of the Company. The Company has not, however, sought or received a ruling from the IRS that the QRSs are qualified REIT subsidiaries.

    The Company presently owns 100% of the nonvoting common stock of Healthcare and 100% of the nonvoting preferred stock of LTC Development Company, Inc. ("LTCD," and together with Healthcare, the "Preferred Stock Subsidiaries"), which ownership represents, in each case, approximately 99% of the economic value of all classes of stock of each of the Preferred Stock Subsidiaries. The Company does not and will not own any of the voting securities of either of the Preferred Stock Subsidiaries, and therefore the Company will not be considered to own more than 10% of the voting securities of either of the Preferred Stock Subsidiaries (which would be prohibited by the REIT asset tests currently set forth in the Code). President Clinton's 1999 federal budget proposal contains a provision which would amend the REIT asset tests so as to prohibit REITs from owning stock of a corporation possessing more than 10% of the vote or value of all classes of stock of the corporation. This proposal would be effective with respect to stock acquired on or after the date of the first Congressional committee action with respect to the proposal (the "Action Date"). In addition, to the extent that a REIT's stock ownership is grandfathered by virtue of this effective date, such grandfathered status would terminate if the subsidiary corporation engages in a trade or business that it is not engaged in on the Action Date or acquires substantial new assets on or after such date. Accordingly, if this provision of the budget proposal were enacted in its present form, the Company's stock ownership in the Preferred Stock Subsidiaries would be grandfathered, but such grandfathered status would terminate if the Preferred Stock Subsidiaries engages in a trade or business that it is not engaged in on the Action Date or acquires substantial new assets (including additional mortgage loans) on or after such date, even if such activities are undertaken or assets are acquired prior to the adoption of the proposal. In such case, the Company's continued ownership of more than 10% of the economic value of the Preferred Stock Subsidiaries beyond the Company's next quarterly asset testing date following the Action Date (which could occur prior to the adoption of the proposal) could cause the Company to fail to qualify as a REIT. See "--Failure to Qualify." It is presently uncertain whether any proposal regarding REIT subsidiaries, such as the Preferred Stock Subsidiaries, will be enacted, or if enacted, what the terms of such proposal (including its effective date) will be. At this time, it is expected that LTCD will not continue to acquire additional properties notwithstanding the proposed legislation regarding REIT subsidiaries. However, other than the properties and assets contributed to Healthcare by the Company in connection with the Company's spin-off of Healthcare, it is not expected that Healthcare will acquire any other properties prior to the spin-off.

CLINTON ADMINISTRATION 1999 BUDGET PROPOSALS.

    On February 2, 1998, the Department of the Treasury (the "Treasury") released an explanation of the revenue proposals included in the Clinton Administration's fiscal 1999 budget. In addition to the proposal restricting a REIT from owning greater than 10% of either the voting power or value of the stock of a corporation, these proposals contains several other provisions which, it enacted in their proposed form, may have an adverse impact on the Company's continued qualification as a REIT.

    One provision would impose as an additional requirement for REIT qualification that no person can own stock of a REIT possessing more than 50 percent of the combined voting power of all classes of voting stock or 50 percent of the total value of shares of all classes of stock. For purposes of determining stock ownership, rules similar to the attribution rules for REIT qualification under present law would apply. This proposal would be effective for entities electing REIT status for taxable years beginning on or after the Action Date. Another proposal provides that the "grandfathered" status of certain "stapled" or "paired share" REITs that would otherwise be subject to
Section 269B of the Code would be revoked and the stapled entities would be treated as a single corporation with respect to properties acquired by the stapled entities on or after the Action Date and activities or services relating to such properties performed on or after such date. On March 26, 1998 Representative William Archer, Chairman of the House Ways and Means Committee, and Senator William V. Roth, Jr., Chairman of the Senate Finance Committee, introduced identical legislation to limit this "grandfathering" rule. Under the proposed legislation, the anti-pairing rules provided in the Code would apply to real property interest acquired after March 26, 1998 by a REIT or a stapled entity, or a subsidiary or partnership in which ten percent or greater interest is owned by the REIT or a stapled entity unless (i) the real property interest are acquired pursuant to a written agreement which was binding on March 26, 1998 and all times thereafter or (ii) the acquisition of such real property interests was described in a public announcement or in a filing with the Securities and Exchange Commission on or before March 26, 1998. A substantially similar provision appears in the IRS Restructuring and Reform Act of 1998 (H.R. 2676), which has passed both houses of Congress.

    With respect to the first proposal, because the Company's Common Stock is widely held, and possesses approximately 80% of the value and 100% of the voting power of all classes of the Company's stock, the Company does not anticipate that, if this proposal is adopted as proposed, ownership of its stock will cause it to fail to satisfy this test. Additionally, the Company believes that the share ownership and transfer restrictions with respect to the Company's Common Stock and Preferred Stock contained in the Company's Charter and Articles Supplementary should enable it to satisfy this proposed share ownership requirement. Furthermore, if required, the Company intends to take other reasonable action to ensure that this proposed share ownership requirement, if enacted, would be met.

    With respect to the second proposal, Section 269B(a)(3) of the Code provides that if the shares of a REIT and a non-REIT are paired or "stapled," then the REIT and the stapled non-REIT shall be treated as one entity for purposes of determining whether either company qualifies as a REIT. Section 269B(a)(3) does not apply, however, if the shares of the REIT and the non-REIT were paired on June 30, 1983 and the REIT was taxable as a REIT on such date. While this "grandfathering" of stapled REITs does not apply to the Company, the Company is not a stapled entity with respect to any other non-REIT corporate entity. Therefore, the Company believes that this proposal will have no effect on the Company's continued qualification as a REIT.

    The Treasury's explanation of the foregoing budget proposals provides only a general description of the proposals, and the details of the statutory amendments that would implement these proposals would be subject to change until such time as they are enacted into law. Consequently, it is impossible to determine all of the ramifications of these proposals.

FAILURE TO QUALIFY

    If the Company fails to qualify for taxation as a REIT in any taxable year, and the relief provisions described above do not apply, the Company will be subject to tax (including any applicable alternative minimum tax) on its taxable income at regular corporate rates. Distributions to stockholders in any year in which the Company fails to qualify will not be deductible by the Company nor will they be required to be made. As a result, the Company's failure to qualify as a REIT would substantially reduce the cash available for distribution by the Company to its stockholders. In such event, to the extent of current and accumulated earnings and profits, all distributions to stockholders will be taxable as ordinary income, and, subject to certain limitations in the Code, corporate distributees may be eligible for the dividends received deduction. Unless entitled to relief under specific statutory provisions, the Company would also be prohibited from electing REIT status for the four taxable years following the year during which qualification is lost. It is not possible to state whether in all circumstances the Company would be entitled to such statutory relief. Failure to qualify for even one year could result in the Company's incurring substantial indebtedness (to the extent borrowings are feasible) or liquidating substantial investments in order to pay the resulting taxes. In addition, a recent federal budget proposal contains a provision which, if enacted in its present form, would result in the immediate taxation of all gain inherent in a C corporation's assets upon an election by the corporation to become a REIT in taxable years beginning after January 1, 1999, and thus could effectively preclude the Company from re-electing to be taxed as a REIT following a loss of its REIT status.

TAXATION OF TAXABLE U.S. STOCKHOLDERS GENERALLY

    As used herein, the term "U.S. Stockholder" means a holder of shares of Common Stock or Preferred Stock who (for United States federal income tax purposes) (i) is a citizen or resident of the United States, (ii) is a corporation, partnership, or other entity created or organized in or under the laws of the United States or of any political subdivision thereof, (iii) is an estate the income of which is subject to United States federal income taxation regardless of its source or (iv) is a trust of the administration of which is subject to the primary supervision of a United States court and which has one or more United States persons who have the authority to control all substantial decisions of trust.

    As long as the Company qualifies as a REIT, distributions made by the Company out of its current or accumulated earnings and profits (and not designated as capital gain dividends) will constitute dividends taxable to its taxable U.S. Stockholders as ordinary income. Such distributions will not be eligible for the dividends received deduction otherwise available with respect to dividends received by U.S. Stockholders that are corporations. Distributions made by the Company that are properly designated by the Company as capital gain dividends constitute gain from the sale or other disposition of a capital asset (to the extent that they do not exceed the Company's actual net capital gain for the taxable year and provided that the recipient has held the shares as a capital asset). U.S. Stockholders that are corporations may, however, be required to treat up to 20% of certain capital gain dividends as ordinary income. Depending upon the period of time that the Company held the assets to which such gains were attributable, and upon certain designations, if any, which may be made by the Company, such gains will be taxable to non-corporate U.S. Stockholders at a rate of either 20%, 25% or 28%. To the extent that the Company makes distributions (not designated as capital gain dividends) in excess of its current and accumulated earnings and profits, such distributions will be treated first as a tax-free return of capital to each U.S. Stockholder, reducing the adjusted basis which such U.S. Stockholder has in his shares of Common Stock or Preferred Stock for purposes by the amount of such distribution (but not below zero), with distributions in excess of a non-corporate U.S. Stockholder's adjusted basis in his shares taxable as long-term capital gains (if the shares have been held for longer than 18 months), mid-term capital gains (if the shares have been held for longer than one year but not for more than 18 months) or short-term capital gains (if the shares have been held for one year or less), provided that the shares have been held as a capital asset. Dividends declared by the Company in October, November, or December of any year and payable to a stockholder of record on a specified date in any such month shall be treated as both paid by the Company and received by the stockholder on December 31 of such year, provided that the dividend is actually paid by the Company on or before January 31 of the following calendar year. Stockholders may not include in their own income tax returns any net operating losses or capital losses of the Company.

    A REIT may elect to retain and pay income tax on net long-term capital gains that it receives during a taxable year. If a REIT makes this election, its stockholders are required to include in their income as long-term capital gain their proportionate share of the undistributed long-term capital gains so designated by the REIT or, if and to the extent the REIT designates undistributed long-term capital gains as a 20% rate distribution, an unrecaptured section 1250 gain distribution (taxable at a 25% rate) or a 28% rate gain distribution, to include in their income as long-term capital gains falling in, respectively, the 20% group, the 25% group or the 28% group of long-term capital gains their proportionate share of the undistributed long-term capital gain of the REIT falling within those categories. A stockholder will be treated as having paid his or her share of the tax paid by the REIT in respect of long-term capital gains so designated by the REIT, for which the stockholder will be entitled to a credit or refund. In addition, the stockholder's basis in his or her REIT shares will be increased by the amount of the REIT's designated undistributed long-term capital gains that are included in the stockholder's long-term capital gains, reduced by the stockholder's proportionate share of the tax paid by the REIT on those gains that the stockholder is treated as having paid. The earnings and profits of the REIT will be reduced, and the earnings and profits of any corporate stockholder of the REIT will be increased, to take into account amounts designated by the REIT pursuant to this rule, in accordance with Treasury Regulations to be prescribed by the IRS. A REIT must pay its tax on its designated long-term capital gains within 30 days of the close of any taxable year in which it designates long-term capital gains pursuant to this rule, and it must mail a written notice of this designation to its stockholder within 60 days of the close of the taxable year.

    Distributions made by the Company and gain arising from the sale or exchange by a U.S. Stockholder of shares of Common Stock or Preferred Stock will not be treated as passive activity income, and, as a result, U.S. Stockholders generally will not be able to apply any "passive losses" against such income or gain. Distributions made by the Company (to the extent they do not constitute a return of capital) generally will be treated as investment income for purposes of computing the investment income limitation. Gain arising from the sale or other disposition of Common Stock or Preferred Stock (or distribution treated as such), however, will not be treated as investment income unless the U.S. Stockholder elects to reduce the amount of such U.S. Stockholder's total net capital gain eligible for the 28% maximum capital gains rate by the amount of such gain with respect to such Common Stock or Preferred Stock.

    Upon any sale or other disposition of Common Stock or Preferred Stock, a U.S. Stockholder will recognize gain or loss for federal income tax purposes in an amount equal to the difference between (i) the amount of cash and the fair market value of any property received on such sale or other disposition and (ii) the holder's adjusted basis in such shares of Common Stock or Preferred Stock for tax purposes. Such gain or loss will be capital gain or loss if the shares have been held by the U.S. Stockholder as a capital asset and, with respect to a non-corporate U.S. Stockholder, will be mid-term or long-term capital gain or loss if such shares have been held for more than one year or more than 18 months, respectively. In general, any loss recognized by a U.S. Stockholder upon the sale or other disposition of shares of Common Stock or Preferred Stock that have been held for six months or less (after applying certain holding period rules) will be treated as long-term capital loss, to the extent of distributions received by such U.S. Stockholder from the Company which were required to be treated as long-term capital gains.

BACKUP WITHHOLDING

    The Company will report to its U.S. Stockholders and the IRS the amount of dividends paid during each calendar year, and the amount of tax withheld, if any. Under the backup withholding rules, a stockholder may be subject to backup withholding at the rate of 31% with respect to dividends paid unless such holder
(a) is a corporation or comes within certain other exempt categories and, when required, demonstrates this fact, or

(b) provides a taxpayer identification number, certifies as to no loss of exemption from backup withholding, and otherwise complies with applicable requirements of the backup withholding rules. A U.S. Stockholder that does not provide the Company with his correct taxpayer identification number may also be subject to penalties imposed by the IRS. Backup withholding is not an additional tax. Any amount paid as backup withholding will be creditable against the stockholder's income tax liability. In addition, the Company may be required to withhold a portion of capital gain distributions to any stockholders who fail to certify their non-foreign status to the Company. See "--Taxation of Non-U.S. Stockholders."

TAXATION OF TAX-EXEMPT STOCKHOLDERS

    The IRS has ruled that amounts distributed as dividends by a qualified REIT do not constitute unrelated business taxable income ("UBTI") when received by a tax-exempt entity. Based on that ruling, provided that a tax-exempt shareholder (except certain tax-exempt stockholders described below) has not held its shares of Common Stock or Preferred Stock as "debt financed property" within the meaning of the Code (generally, property of the acquisition of which was financed through a borrowing by the tax-exempt entity) and such shares are not otherwise used in a trade or business, dividend income received from the Company will not be UBTI to a tax-exempt shareholder. Similarly, income from the sale of Common Stock or Preferred Stock will not constitute UBTI unless such tax-exempt shareholder has held such shares as "debt financed property" within the meaning of the Code or has used the shares in a trade or business.

    For tax-exempt stockholders that are social clubs, voluntary employee benefit associations, supplemental unemployment benefit trusts, and qualified group legal services plans exempt from federal income taxation under Code Sections 501(c)(7), (c)(9), (c)(17) and (c)(20), respectively, income from an investment in the Company will constitute UBTI unless the organization is able to properly deduct amounts set aside or placed in reserve for certain purposes so as to offset the income generated by its investment in the Company. Such prospective investors should consult their own tax advisors concerning these "set aside" and reserve requirements.

    Notwithstanding the above, however, a portion of the dividends paid by a "pension held REIT" shall be treated as UBTI as to any trust which (i) is described in Section 401(a) of the Code, (ii) is tax-exempt under Section 501(a) of the Code, and (iii) holds more than 10% (by value) of the interests in the REIT. Tax-exempt pension funds that are described in Section 401(a) of the Code are referred to below as "qualified trusts."

    A REIT is a "pension held REIT" if (i) it would not have qualified as a REIT but for the fact that Section 856(h)(3) of the Code provides that stock owned by qualified trusts shall be treated, for purposes of the "not closely held" requirement, as owned by the beneficiaries of the trust (rather than by the trust itself), and (ii) either (a) at least one such qualified trust holds more than 25% (by value) of the interests in the REIT, or (b) one or more such qualified trusts, each of which owns more than 10% (by value) of the interests in the REIT, hold in the aggregate more than 50% (by value) of the interests in the REIT. The percentage of any REIT dividend treated as UBTI is equal to the ratio of (i) the UBTI earned by the REIT (treating the REIT as if it were a qualified trust and therefore subject to tax on UBTI) to (ii) the total gross income of the REIT. A DE MINIMIS exception applies if the percentage is less than 5% for any year. The provisions requiring qualified trusts to treat a portion of REIT distributions as UBTI will not apply if the REIT is able to satisfy the "not closely held" requirement without relying upon the "look-through" exception with respect to qualified trusts. As a result of certain limitations on transfer and ownership of Common Stock or Preferred Stock contained in the Articles of Incorporation, the Company is not now, and does not in the future expect to be classified as a "pension held REIT."

TAXATION OF NON-U.S. STOCKHOLDERS

    The rules governing United States federal income taxation of the ownership and disposition of stock by persons that are, for purposes of such taxation, nonresident alien individuals, foreign corporations, foreign partnerships or foreign estates or trusts (collectively, "Non-U.S. Stockholders") are complex, and no attempt is made herein to provide more than a brief summary of such rules. Accordingly, the discussion does not address all aspects of United States federal income tax and does not address state, local or foreign tax consequences that may be relevant to a Non-U.S. Stockholder in light of its particular circumstances, including, for example, if the investment in the Company is connected to the conduct by a Non-U.S. Stockholder of a U.S. trade or business. In addition, this discussion is based on current law, which is subject to change, and assumes that the Company qualifies for taxation as a REIT. Prospective Non-U.S. Stockholders should consult with their own tax advisors to determine the impact of federal, state, local and foreign income tax laws with regard to an investment in Common Stock or Preferred Stock, including any reporting requirements.

    DISTRIBUTIONS. Distributions by the Company to a Non-U.S. Stockholder that are neither attributable to gain from sales or exchanges by the Company of United States real property interests nor designated by the Company as capital gains dividends will be treated as dividends of ordinary income to the extent that they are made out of current or accumulated earnings and profits of the Company. Such distributions ordinarily will be subject to withholding of United States federal income tax on a gross basis (that is, without allowance of deductions) at a 30% rate or such lower rate as may be specified by an applicable income tax treaty, unless the dividends are treated as effectively connected with the conduct by the Non-U.S. Stockholder of a United States trade or business or, if an income tax treaty applies, as attributable to a United States permanent establishment of the Non-U.S. Stockholder. Dividends that are effectively connected with such a trade or business (or, if an income tax treaty applies, that are attributable to a United States permanent establishment of the Non-U.S. Stockholder) will be subject to tax on a net basis (that is, after allowance of deductions) at graduated rates, in the same manner as domestic stockholders are taxed with respect to such dividends and are generally not subject to withholding. Any such dividends received by a Non-U.S. Stockholder that is a corporation may also be subject to an additional branch profits tax at a 30% rate or such lower rate as may be specified by an applicable income tax treaty.

    Pursuant to current Treasury Regulations, dividends paid to an address in a country outside the United States are generally presumed to be paid to a resident of such country for purposes of determining the applicability of withholding discussed above and the applicability of a tax treaty rate. Under Treasury regulations that will apply to payments made after December 31, 1998, however, a Non-U.S. Stockholder who wishes to claim the benefit of an applicable treaty would be required to satisfy certain certification and other requirements. See "New Withholding Regulations," below. Under certain treaties, lower withholding rates generally applicable to dividends do not apply to dividends from a REIT, such as the Company. Certain certification and disclosure requirements must be satisfied to be exempt from withholding under the effectively connected income and United States permanent establishment exemption discussed above.

    Distributions in excess of current or accumulated earnings and profits of the Company will not be taxable to a Non-U.S. Stockholder to the extent that they do not exceed the adjusted basis of the stockholder's Common Stock or Preferred Stock, but rather will reduce the adjusted basis of such stock. For FIRPTA withholding purposes (discussed below), such distributions (i.e., distributions that are not made out of earnings and profits) will be treated as consideration for the sale or exchange of shares of Common Stock or Preferred Stock. To the extent that such distributions exceed the adjusted basis of a Non-U.S. Stockholder's Common Stock or Preferred Stock, they will give rise to gain from the sale or exchange of his stock, the tax treatment of which is described below. If it cannot be determined at the time a distribution is made whether or not such distribution will be in excess of current or accumulated earnings and profits, the distribution will generally be treated as a dividend for withholding purposes. However, amounts thus withheld are generally refundable if it is subsequently determined that such distribution was, in fact, in excess of current or accumulated earnings and profits of the Company.

    Distributions to a Non-U.S. Stockholder that are designated by the Company at the time of distribution as capital gains dividends (other than those arising from the disposition of a United States real property interest) generally will not be subject to United States federal income taxation, unless (i) investment in the Common Stock or Preferred Stock is effectively connected with the Non-U.S. Stockholder's United States trade or business (or, if an income tax treaty applies, is attributable to a United States permanent establishment of the Non-U.S. Stockholder), in which case the Non-U.S. Stockholder will be subject to the same treatment as domestic stockholders with respect to such gain (except that a stockholder that is a foreign corporation may also be subject to the 30% branch profits tax, as discussed above), or (ii) the Non-U.S. Stockholder is a nonresident alien individual who is present in the United States for 183 days or more during the taxable year and has a "tax home" in the United States, in which case the nonresident alien individual will be subject to a 30% tax on the individual's capital gains.

    Distributions to a Non-U.S. Stockholder that are attributable to gain from sales or exchanges by the Company of United States real property interests will cause the Non-U.S. Stockholder to be treated as recognizing such gain as income effectively connected with a United States trade or business. A Non-U.S. Stockholder would thus generally be entitled to offset its gross income by allowable deductions and would pay tax on the resulting taxable income at the same rates applicable to domestic stockholders (subject to a special alternative minimum tax in the case of nonresident alien individuals). Also, such gain may be subject to a 30% branch profits tax in the hands of a Non-U.S. Stockholder that is a corporation and is not entitled to treaty relief or exemption, as discussed above. The Company is required to withhold 35% of any such distribution. That amount is creditable against the Non-U.S. Stockholder's United States federal income tax liability. To the extent that such withholding exceeds the actual tax owed by the Non-U.S. Stockholder, the Non-U.S. Stockholder may claim a refund from the IRS.

    The Company or any nominee (E.G., a broker holding shares in street name) may rely on a certificate of non-foreign status on Form W-8 or Form W-9 to determine whether withholding is required on gains realized from the disposition of United States real property interests. A domestic person who holds shares of Common Stock or Preferred Stock on behalf of a Non-U.S. Stockholder will generally bear the burden of withholding, unless the Company has properly designated the appropriate portion of a distribution as a capital gain dividend.

    SALE OF COMMON STOCK OR PREFERRED STOCK. Gain recognized by a Non-U.S. Stockholder upon the sale or exchange of shares of Common Stock or Preferred Stock generally will not be subject to United States taxation unless such shares constitute a "United States real property interest" within the meaning of the Foreign Investment in Real Property Tax Act of 1980 ("FIRPTA"). The Common Stock or the Preferred Stock will not constitute a "United States real property interest" so long as the Company is a "domestically controlled REIT." A "domestically controlled REIT" is a REIT in which at all times during a specified testing period less than 50% in value of its stock is held directly or indirectly by Non-U.S. Stockholders. The Company believes that it is a "domestically controlled REIT," and therefore that the sale of shares of Common Stock or Preferred Stock will not be subject to taxation under FIRPTA. However, because the shares of Common Stock or Preferred Stock will be publicly traded, no assurance can be given that the Company will continue to be a "domestically-controlled REIT." Notwithstanding the foregoing, gain from the sale or exchange of shares of Common Stock or Preferred Stock not otherwise subject to FIRPTA will be taxable to a Non-U.S. Stockholder if (i) the Non-U.S. Stockholder is a nonresident alien individual who is present in the United States for 183 days or more during the taxable year and has a "tax home" in the United States, which nonresident alien individual will be subject to a 30% United States withholding tax on the amount of such individual's gain, or (ii) the investment in Common Stock or Preferred Stock is effectively connected with the Non-U.S. Stockholder's United States trade or business (or, if an income tax treaty applies, is attributable to a United States permanent establishment of the Non-U.S. Stockholder), in which case the Non-U.S. Stockholder will be subject to the same treatment as domestic holders (except that a 30% branch profits tax may also apply as described above).

    If the Company does not qualify as or ceases to be a "domestically-controlled REIT," gain arising from the sale or exchange by a Non-U.S. Stockholder of shares of Common Stock or Preferred Stock would be subject to United States taxation under FIRPTA as a sale of a "United States real property interest" unless the shares are "regularly traded" (as defined by applicable Treasury Regulations) on an established securities market (e.g., the New York Stock Exchange) and the selling Non-U.S. Stockholder held no more than 5% (after applying certain constructive ownership rules) of the shares of Common Stock or Preferred Stock during the shorter of (i) the period during which the taxpayer held such shares, or (ii) the 5-year period ending on the date of the disposition of such shares. If gain on the sale or exchange of shares of Common Stock or Preferred Stock were subject to taxation under FIRPTA, the Non-U.S. Stockholder would be subject to regular United States income tax with respect to such gain in the same manner as a U.S. Stockholder (subject to any applicable alternative minimum tax, a special alternative minimum tax in the case of nonresident alien individuals and the possible application of the 30% branch profits tax in the case of foreign corporations), and the purchaser of the stock would be required to withhold and remit to the IRS 10% of the purchase price. The 10% withholding requirement will not apply if the shares are "regularly traded" on an established securities market.

    BACKUP WITHHOLDING TAX AND INFORMATION REPORTING. Backup withholding tax (which generally is a withholding tax imposed at the rate of 31% on certain payments to persons that fail to furnish certain information under the United States information reporting requirements) and information reporting will generally not apply to distributions paid to Non-U.S. Stockholders outside the United States that are treated as (i) dividends subject to the 30% (or lower treaty rate) withholding tax discussed above, (ii) capital gains dividends or
(iii) distributions attributable to gain from the sale or exchange by the Company of United States real property interests. As a general matter, backup withholding and information reporting will not apply to a payment of the proceeds of a sale of Common Stock or Preferred Stock by or through a foreign office of a foreign broker. Information reporting (but not backup withholding) will apply, however, to a payment of the proceeds of a sale of Common Stock or Preferred Stock by a foreign office of a broker that (a) is a United States person, (b) derives 50% or more of its gross income for certain periods from the conduct of a trade or business in the United States or (c) is a "controlled foreign corporation" (generally, a foreign corporation controlled by United States stockholders) for United States tax purposes, unless the broker has documentary evidence in its records that the holder is a Non-U.S. Stockholder and certain other conditions are met, or the stockholder otherwise establishes an exemption. Payment to or through a United States office of a broker of the proceeds of a sale of Common Stock or Preferred Stock is subject to both backup withholding and information reporting unless the stockholder certifies, under penalty of perjury that the stockholder is a Non-U.S. Stockholder, or otherwise establishes an exemption. A Non-U.S. Stockholder may obtain a refund of any amounts withheld under the backup withholding rules by filing the appropriate claim for refund with the IRS.

    NEW WITHHOLDING REGULATIONS. Final regulations dealing with withholding tax on income paid to foreign persons and related matters (the "New Withholding Regulations") were recently promulgated. In general, the New Withholding Regulations do not significantly alter the substantive withholding and information reporting requirements, but unify current certification procedures and forms and clarify reliance standards. For example, the New Withholding Regulations adopt a certification rule which was in the proposed regulations under which a foreign stockholder who wishes to claim the benefit of an applicable treaty rate with respect to dividends received from a United States corporation will be required to satisfy certain certification and other requirements. In addition, the New Withholding Regulations require a corporation that is a REIT to treat as a dividend the portion of a distribution that is not designated as a capital gain dividend or return of basis and apply the 30% withholding tax (subject to any applicable deduction or exemption) to such portion, and to apply the FIRPTA withholding rules (discussed above) with respect to the portion of the distribution designated by the REIT as a capital gain dividend. The New Withholding Regulations will generally be effective for payments made after December 31, 1999, subject to certain transition rules. THE DISCUSSION SET FORTH ABOVE IN "--Taxation of Non-U.S. Stockholders" DOES NOT TAKE INTO ACCOUNT THE NEW WITHHOLDING REGULATIONS. PROSPECTIVE NON-U.S. STOCKHOLDERS ARE STRONGLY URGED TO CONSULT THEIR OWN TAX ADVISORS WITH RESPECT TO THE NEW WITHHOLDING REGULATIONS.

OTHER TAX CONSEQUENCES

    The Company and its investors may be subject to state or local taxation in various state or local jurisdictions, including those in which it or they transact business or reside.

    There may be other federal, state, local or foreign tax considerations applicable to the circumstances of a particular investor. Prospective investors are urged to consult their own tax advisors with respect to such matters.

                                  UNDERWRITING

    The underwriters named below (the "Underwriters") have severally agreed, subject to the terms and conditions of the Underwriting Agreement, to purchase from the Company, and the Company has agreed to sell to the Underwriters, the number of shares of Common Stock set forth below opposite their respective names.

                                                                                                    NUMBER OF
UNDERWRITER                                                                                          SHARES
-------------------------------------------------------------------------------------------------  -----------
Schroder & Co. Inc...............................................................................
J.C. Bradford & Co. Inc..........................................................................
Crowell, Weedon & Co.............................................................................
Morgan Keegan & Company, Inc.....................................................................
Sutro & Co. Incorporated.........................................................................
                                                                                                   -----------
  Total..........................................................................................    2,000,000
                                                                                                   -----------
                                                                                                   -----------

    The Underwriting Agreement provides that the Underwriters are obligated to purchase all of the shares of Common Stock offered hereby, if any such shares are purchased.

    The Underwriters have advised the Company that they propose to offer the shares of Common Stock directly to the public, initially at the public offering price set forth on the cover page of this Prospectus Supplement; that the Underwriters propose initially to allow a concession not in excess of $
per share to certain dealers; and the Underwriters and such dealers may
initially allow a concession not in excess of $         per share to other
dealers. The Underwriters may allow, and such dealers may reallow, a concession
not in excess of $.      per share to certain other dealers. After the initial
offering of the shares of Common Stock, the public offering price and such concessions may be changed by the Underwriters.

    The Company has granted an option to the Underwriters, exercisable for 30 days from the date of this Prospectus Supplement, to purchase up to 300,000 additional shares of Common Stock at the public offering price less the underwriting discount set forth on the cover page of this Prospectus Supplement. The Underwriters may exercise such option only to cover over-allotments in connection with the sale of the Common Stock offered hereby.

    The Underwriting Agreement provides that the Company will indemnify the Underwriters against certain liabilities, including liabilities under the Securities Act.

    The Company and its executive officers and directors have agreed with the Underwriters that, for a period of 90 days following the Offering, they will not offer, sell, contract to sell, grant an option to purchase, or otherwise dispose (or announce any offer, sale, grant of any option, or other distribution) of any shares of Common Stock or any securities convertible into or exchangeable for shares of Common Stock without the prior written consent of Schroder & Co. Inc. on behalf of the Underwriters.

    The Underwriters may engage in over-allotment, stabilizing transactions, syndicate covering transactions, and penalty bids in accordance with Regulation M under the Exchange Act. Overallotment involves syndicate sales in excess of the offering size, which creates a syndicate short position. Stabilizing transactions permit bids to purchase the underlying security so long as the stabilizing bids do not exceed a specific maximum. Syndicate covering transactions involve purchases of the securities in the open market after the distribution has been completed in order to cover syndicate short positions. Such stabilizing transactions, syndicate covering transactions and penalty bids may cause the price of the securities to be higher than it would otherwise and, if commenced, may be discontinued at any time.

                                 LEGAL MATTERS

    The validity of the Common Stock offered hereby will be passed upon for the Company by Ballard Spahr Andrews and Ingersoll. Certain legal matters are being passed upon for the Company by Latham & Watkins, Los Angeles, California and for the Underwriters by Stroock & Stroock & Lavan LLP, Los Angeles, California.

                                    EXPERTS

    The consolidated financial statements and financial statement schedules of LTC Properties, Inc. appearing in the 1997 Annual Report on Form 10-K have been audited by Ernst & Young LLP, independent auditors, as set forth in their report thereon included therein and incorporated by herein by reference. Such consolidated financial statements are incorporated herein by reference in reliance upon such report given upon the authority of such firm as experts in accounting and auditing.

PROSPECTUS

                              LTC PROPERTIES, INC.

                                   SECURITIES

    LTC Properties, Inc. (the "Company") is a health care real estate investment trust which may offer from time to time, in one or more series, its debt securities (the "Debt Securities"), shares of its Preferred Stock, $.01 par value per share (the "Preferred Stock"), and shares of its Common Stock, $.01 par value per share (the "Common Stock"). The Debt Securities, Preferred Stock and Common Stock are collectively referred to herein as the "Securities." The Securities will have an aggregate offering price of up to $150,000,000 and will be offered on terms to be determined at the time of the offering.

    In the case of Debt Securities, the specific title, the aggregate principal amount, the ranking, the purchase price, the maturity, the rate and time of payment of any interest, any redemption or sinking fund provisions, any conversion provisions and any other specific term of the Debt Securities will be set forth in an accompanying supplement to this Prospectus (the "Prospectus Supplement"). In the case of Preferred Stock, the specific number of shares, designation, stated value per share, liquidation preference per share, issuance price, dividend rate (or method of calculation), dividend payment dates, any redemption or sinking fund provisions, any conversion rights and other specific terms of the series of Preferred Stock will be set forth in an accompanying Prospectus Supplement. In the case of Common Stock, the specific number of shares and issuance price per share will be set forth in an accompanying Prospectus Supplement. The Prospectus Supplement will also disclose whether the Securities will be listed on a national securities exchange and, if they are not to be listed, the possible effects thereof on their marketability.

    The Securities may be sold: (i) directly by the Company; (ii) through underwriting syndicates represented by one or more managing underwriters, or through one or more underwriters without a syndicate; and (iii) through agents designated from time to time. The names of any underwriters or agents of the Company involved in the sale of the Securities in respect of which this Prospectus is being delivered and any applicable commissions or discounts will be set forth in an accompanying Prospectus Supplement. See "Plan of Distribution." The net proceeds to the Company from such sale will be set forth in the Prospectus Supplement.

    The Company's Common Stock is traded on the New York Stock Exchange (the "NYSE") under the symbol "LTC." On December 1, 1997, the closing sale price of the Common Stock on the NYSE was $20.50 per share.

                            ------------------------

        SEE "RISK FACTORS" COMMENCING ON PAGE 5 FOR CERTAIN INFORMATION
              THAT SHOULD BE CONSIDERED BY PROSPECTIVE INVESTORS.

THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND
 EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE SECURITIES
  AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED UPON THE
    ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE
     CONTRARY IS A CRIMINAL OFFENSE.

THE ATTORNEY GENERAL OF THE STATE OF NEW YORK HAS NOT PASSED ON OR ENDORSED THE MERITS OF THIS OFFERING. ANY REPRESENTATION TO THE CONTRARY IS UNLAWFUL.

                            ------------------------

    THIS PROSPECTUS MAY NOT BE USED TO CONSUMMATE SALES OF SECURITIES UNLESS
                    ACCOMPANIED BY A PROSPECTUS SUPPLEMENT.

               THE DATE OF THIS PROSPECTUS IS DECEMBER 15, 1997.

                             AVAILABLE INFORMATION

    The Company is subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and, in accordance therewith, files reports, proxy statements and other information with the Securities and Exchange Commission (the "Commission"). Such reports, proxy statements and other information may be inspected and copied at the public reference facilities maintained by the Commission at Room 1024, 450 Fifth Street, N.W., Washington, D.C. 20549, and at the following Regional Offices of the Commission: Chicago Regional Office, Northwestern Atrium Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661; and New York Regional Office, 7 World Trade Center, 13th Floor, New York, New York 10048. Copies of such material may be obtained from the Public Reference Section of the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549 at prescribed rates. Electronic filings made through the Electronic Data Gathering Analysis and Retrieval System are publicly available through the Commission's web site (http://www.sec.gov). In addition, reports, proxy material and other information concerning the Company may be inspected at the offices of the New York Stock Exchange, Inc., 20 Broad Street, New York, New York 10005.

    The Company has filed with the Commission a Registration Statement on Form S-3 under the Securities Act of 1933, as amended (the "Securities Act"), with respect to the Securities offered hereby. The Prospectus and any accompanying Prospectus Supplement do not contain all of the information included in the Registration Statement, certain parts of which are omitted in accordance with the rules and regulations of the Commission. For further information with respect to the Company and the Securities, reference is hereby made to the Registration Statement including the exhibits and schedules thereto. Statements contained in this Prospectus and any accompanying Prospectus Supplement concerning the provisions or contents of any contract, agreement or any other document referred to herein are not necessarily complete. With respect to each such contract, agreement or document filed as an exhibit to the Registration Statement, reference is made to such exhibit for a more complete description of the matters involved, and each such statement shall be deemed qualified in its entirety by such reference to the copy of the applicable document filed with the Commission. The Registration Statement including the exhibits and schedules thereto, may be inspected without charge at the Commission's principal office at 450 Fifth Street, N.W., Washington, D.C. and copies of it or any part thereof may be obtained from such office, upon payment of the fees prescribed by the Commission.

                      DOCUMENTS INCORPORATED BY REFERENCE

    The following documents filed by the Company with the Commission under the Exchange Act are incorporated herein by reference:

       (1) The Annual Report of the Company on Form 10-K/A for its fiscal year ended December 31, 1996 (the "1996 Form 10-K/A");

       (2) The Company's Current Report on Form 8-K dated March 4, 1997 and August 4, 1997;

       (3) The Company's definitive proxy statement for the Annual Meeting of Stockholders held on May 19, 1997; and

       (4) The Company's Quarterly Reports on Form 10-Q/A for the quarters ended March 31, 1997, June 30, 1997 and September 30, 1997.

    All documents filed by the Company with the Commission pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act subsequent to the date hereof and prior to the termination of the offering of the Securities offered hereby shall be deemed to be incorporated by reference in this Prospectus and to be a part hereof from the date of filing of such documents. Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Prospectus to the extent that a statement contained herein, or in any other subsequently filed document that also is, or is deemed to be incorporated by reference herein, modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Prospectus.

    The Company will provide without charge to each person to whom a copy of this Prospectus is delivered, upon the written or oral request of such person, a copy of any or all of the documents which have been incorporated by reference herein, other than exhibits to such documents (unless such exhibits are specifically incorporated by reference therein). Requests for such copies should be directed to the Company's principal executive offices, Attention: James J. Pieczynski, President and Chief Financial Officer, LTC Properties, Inc., 300 Esplanade Drive, Suite 1860, Oxnard, California 93030, telephone number (805) 981-8655.

                                  THE COMPANY

    The Company is a health care real estate investment trust (a "REIT") which invests in long-term care and other health care related facilities through mortgage loans, facility lease transactions and other investments. The primary objective of the Company is to provide current income for distribution to stockholders through real estate investments primarily in skilled nursing facilities managed by experienced operators providing quality care. To meet this objective, the Company attempts to invest in transactions that provide the opportunity for additional returns to its stockholders and diversify its investment portfolio by geographic location, operator and form of investment.

    The Company was incorporated in Maryland in May 1992. The principal executive offices of the Company are located at 300 Esplanade Drive, Suite 1860, Oxnard, California 93030; telephone number (805) 981-8655. Unless the context indicates otherwise, references herein to the Company include the Company's subsidiary.

                                  RISK FACTORS

    Prospective investors should carefully consider the following factors in addition to those discussed elsewhere in this Prospectus and in an accompanying Prospectus Supplement:

GOVERNMENT REGULATION

    HEALTH CARE REFORM. The Balanced Budget Act of 1997 signed by President Clinton on August 5, 1997 (the "Act"), enacted significant changes to the Medicare and Medicaid Programs designed to "modernize" payment and health care delivery systems while achieving substantial budgetary savings.

    In seeking to limit Medicare reimbursement for long term care services, Congress has established a prospective payment system for skilled nursing facility services to replace the current cost-based reimbursement system. The cost based system reimburses nursing facilities for reasonable direct and indirect allowable costs incurred in providing "routine services" (as defined by the Program) as well as capital costs and ancillary costs. Cost based reimbursement has been subject to limits fixed for the particular geographic area served by a nursing facility. Under the prospective payment system, skilled nursing facilities will be paid a federal per diem rate for covered services. The per diem payment will cover routine service, ancillary, and capital-related costs. The prospective payment system will be phased in over three cost reporting periods, starting with periods beginning on or after July 1, 1998. The actual rate paid to a skilled nursing facility will be adjusted for case mix and relative wage-related costs.

    Under provisions of the Act, states will be provided additional flexibility in managing their Medicaid programs while achieving in excess of $13 billion in federal budgetary savings over five years. Among other things, the Act repealed the Boren Amendment payment standard, which had required states to pay "reasonable and adequate" payments to cover the costs of efficiently and economically operated hospitals, nursing facilities, and certain intermediate care facilities. States, however, will be required to use a public notice and comment process in determining rates for such facilities. During rate-setting procedures states also will be required to take into account the situation of facilities that serve a disproportionate number of low-income patients with special needs. The Secretary of the Department of Health and Human Services is required to study and report to Congress within four years concerning the effect of State rate-setting methodologies on the access to and the quality of services provided to Medicaid beneficiaries. The Act also provides the Federal Government with expanded enforcement powers to combat waste, fraud and abuse in delivery of health care services. In light of forthcoming regulations and continuing state program reform, no assurance can be given that the implementation of such regulations and reform will not have a material adverse effect on the Company's financial condition or results of operations.

    POTENTIAL OPERATOR LOSS OF LICENSURE OR CERTIFICATION. The health care industry is highly regulated by federal, state and local law, and is directly affected by state and local licensure, fines, and loss of certification to participate in the Medicare and Medicaid programs, as well as potential criminal penalties. The failure of any borrower or lessee to comply with such laws, requirements and regulations could affect its ability to operate the facility or facilities and could adversely affect such borrower's or lessee's ability to make debt or lease payments to the Company.

    In the past several years, due to rising health care costs, there has been an increased emphasis on detecting and eliminating fraud and abuse in the Medicare and Medicaid programs. Payment of any consideration in exchange for referral of Medicare and Medicaid patients is generally prohibited by federal statute, which subjects violators to severe penalties, including exclusion from the Medicare and Medicaid programs, fines, and even prison sentences. In recent years, both federal and state governments have significantly increased investigation and enforcement activity to detect and punish wrongdoers. In addition, legislation has been adopted at both state and federal levels that severely restricts the ability of physicians to refer patients to entities in which they have a financial interest.

    It is anticipated that the trend toward increased investigation and informant activity in the area of fraud and abuse, as well as self-referral, will continue in future years. In the event that any borrower or lessee were to be found in violation of laws regarding fraud, abuse or self-referral, that borrower's or lessee's ability to operate a health care facility could be jeopardized, which could adversely affect the borrower's or lessee's ability to make debt or lease payments to the Company and, thereby, adversely affect the Company.

    RELIANCE ON GOVERNMENT REIMBURSEMENT. A significant portion of the revenue of the Company's borrowers and lessees is derived from governmentally-funded reimbursement programs, such as Medicare and Medicaid. These programs are highly regulated and subject to frequent and substantial changes resulting from legislation, adoption of rules and regulations, and administrative and judicial interpretations of existing law. In recent years, there have been fundamental changes in the Medicare program which have resulted in reduced levels of payment for a substantial portion of health care services. Moreover, health care facilities have experienced increasing pressures from private payers attempting to control health care costs, and reimbursement from private payers has in many cases effectively been reduced to levels approaching those of government payers.

    In many instances, revenues from Medicaid programs are already insufficient to cover the actual costs incurred in providing care to those patients. Governmental and popular concern regarding health care costs may result in significant reductions in payment to health care facilities, and there can be no assurance that future payment rates for either governmental or private health care plans will be sufficient to cover cost increases in providing services to patients. Any changes in reimbursement policies which reduce reimbursement to levels that are insufficient to cover the cost of providing patient care could adversely affect revenues of the Company's borrowers and lessees and thereby adversely affect those borrowers' and lessees' abilities to make their debt or lease payments to the Company. Failure of the borrowers or lessees to make their debt or lease payments would have a direct and material adverse impact on the Company.

COMPETITION

    The Company competes with other REITs, real estate partnerships, health care providers and other investors, including but not limited to banks and insurance companies, many of which will have greater financial resources than the Company, in the acquisition, leasing and financing of health care facilities. There can be no assurance that suitable investments will be identified or that investments can be consummated on commercially reasonable terms.

ENVIRONMENTAL MATTERS

    Under various federal, state and local environmental laws, ordinances and regulations, an owner of real property or a secured lender (such as the Company) may be liable in certain circumstances for the costs of removal or remediation of certain hazardous or toxic substances at, under or disposed of in connection with such property, as well as certain other potential costs relating to hazardous or toxic substances (including government fines and damages for injuries to persons and adjacent property). Such laws often impose such liability without regard to whether the owner knew of, or was responsible for, the presence or disposal of such substances and may be imposed on the owner in connection with the activities of an operator of the property. The cost of any required remediation, removal, fines or personal or property damages and the owner's liability therefore could exceed the value of the property, and/or the assets of the owner. In addition, the presence of such substances, or the failure to properly dispose of or remediate such substances, may adversely affect the owner's ability to sell or rent such property or to borrow using such property as collateral which, in turn, would reduce the Company's revenues.

    Although the Company's mortgage loans and leases require the borrower and the lessee to indemnify the Company for certain environmental liabilities, the scope of such obligations may be limited and there can be no assurance that any such borrower or lessee would be able to fulfill its indemnification obligations.

HEALTH CARE REAL ESTATE INVESTMENT RISKS

    The Company's investments in health care facilities are subject to various real estate related risks.

    VOLATILITY OF VALUE OF REAL ESTATE. Real property investments in the health care industry are subject to varying degrees of risk. The economic performance and values of health care real estate can be affected by many factors including governmental regulation, economic conditions, and demand for health care services. There can be no assurance that the value of any property acquired by the Company will appreciate or that the value of property securing any of the Company's mortgage loans or any property acquired by the Company will not depreciate.

    VOLATILITY OF INCOME AND RETURNS. The possibility that the health care facilities will not generate income sufficient to meet operating expenses, will generate income and capital appreciation, if any, at rates lower than those anticipated or will yield returns lower than those available through investments in comparable real estate or other investments are additional risks of investing in health care related real estate. Income from properties and yields from investments in such properties may be affected by many factors, including changes in governmental regulation (such as zoning laws), general or local economic conditions (such as fluctuations in interest rates and employment conditions), the available local supply of and demand for improved real estate, a reduction in rental income as the result of an inability to maintain occupancy levels, natural disasters (such as earthquakes and floods) or similar factors.

    ILLIQUIDITY OF REAL ESTATE INVESTMENTS. Real estate investments are relatively illiquid and, therefore, tend to limit the ability of the Company to vary its portfolio promptly in response to changes in economic or other conditions. All of the Company's properties are "special purpose" properties that could not be readily converted to general residential, retail or office use. Transfers of operations of nursing homes and other health care-related facilities are subject to regulatory approvals not required for transfers of other types of commercial operations and other types of real estate. Thus, if the operation of any of the Company's properties becomes unprofitable due to competition, age of improvements or other factors such that the borrower or lessee becomes unable to meet its obligations on the debt or lease, the liquidation value of the property may be substantially less--relative to the amount owing on the mortgage loan--than would be the case if the property were readily adaptable to other uses. The receipt of liquidation proceeds could be delayed by the approval process of any state agency necessary for the transfer of the property. In addition, certain significant expenditures associated with real estate investment (such as real estate taxes and maintenance costs) are generally not reduced when circumstances cause a reduction in income from the investment. Should such events occur, the Company's income and funds available for distribution would be adversely affected.

    UNINSURED LOSS. The Company currently requires, and it is the intention of the Company to continue to require, all borrowers and lessees to secure adequate comprehensive property and liability insurance that covers the Company as well as the borrower and/or lessee. Certain risks may, however, be uninsurable or not economically insurable and there can be no assurance the Company or a lessee will have adequate funds to cover all contingencies itself. Should such an uninsured loss occur, the Company could lose its invested capital.

    DEPENDENCE ON LEASE INCOME AND MORTGAGE PAYMENTS FROM REAL PROPERTY. Since a substantial portion of the Company's income is derived from mortgage payments and lease income from real property, the Company's income would be adversely affected if a significant number of the Company's borrowers were unable to meet their obligations to the Company or if the Company were unable to lease its properties or make mortgage loans on economically favorable terms. There can be no assurance that any lessee will exercise its option to renew its lease upon the expiration of the initial term or that if such failure to renew were to occur, the Company could lease the property to others on favorable terms.

RELIANCE ON MAJOR OPERATORS OF HEALTHCARE FACILITIES

    Assisted Living Concepts, Inc. ("ALC") operated 48 facilities, representing approximately 14.06% ($110,137,000) of the Company's adjusted gross real estate investment portfolio at September 30, 1997. In addition, Home and Community Care, Inc. and Carriage House Assisted Living, Inc., which were acquired by ALC subsequent to September 30, 1997, operated a total of 9 facilities, representing approximately 1.5% ($11,626,000) of the Company's adjusted gross real estate investment portfolio at September 30, 1997.

    As of September 30, 1997, Sun Healthcare Group, Inc. ("Sun") and Retirement Care Associates, Inc. ("RCA") operated 26 and 40 facilities, respectively, representing approximately 7.42% ($58,146,000) and 14.08% ($110,341,000), respectively, of the Company's adjusted gross real estate investment portfolio (adjusted to include the mortgage loans to third parties underlying the $87,744,000 investment in REMIC Certificates). If the proposed Sun and RCA merger is completed, it will result in Sun operating facilities representing approximately 21.51% ($168,487,000) of the Company's adjusted gross real estate investment portfolio. As of September 30, 1997, Horizon Healthcare/CMS Corporation, which was subsequently acquired by HealthSouth Corp., operated 16 facilities representing approximately 7.36% ($57,629,000) of the Company's adjusted gross real estate investment portfolio.

    The financial position of the Company and its ability to make distributions may be adversely affected by financial difficulties experienced by any of such operators, or any other major operator of the Company, including a bankruptcy, insolvency or general downturn in the business of any such operator, or in the event any such operator does not renew and/or extend its relationship with the Company or its borrowers as it expires.

TAX RISKS REGARDING TAXATION OF THE COMPANY AND ITS STOCKHOLDERS

    The Company was organized and believes that it has conducted and intends to conduct its operations so as to qualify for taxation as a REIT under Sections 856 through 860 of the Internal Revenue Code of 1986, as amended (the "Code"). See "Federal Income Tax Considerations." The Company has not sought, nor will it seek, a ruling from the Internal Revenue Service ("IRS") with respect to its qualification as a REIT. Qualification as a REIT involves the satisfaction of numerous requirements (some on an annual and quarterly basis) established under highly technical and complex Code provisions for which there are only limited judicial and administrative interpretations and involve the determination of various factual matters and circumstances not entirely within the Company's control. No assurances can be given that the Company will at all times satisfy these rules and tests. Under certain circumstances, the failure of the Company to meet the qualifications for REIT status could cause the Company to be taxed as a regular corporation in which case dividends paid to the stockholders would not be deductible by the Company in computing its taxable income. Furthermore, the Company would not be eligible to elect to be taxed as a REIT for five taxable years (including the year of disqualification). Under certain other circumstances, if the Company failed to meet the qualifications for REIT status, the Company would continue to qualify as a REIT, but the Company could be required to pay interest, taxes and/or certain nondeductible penalties. The payment of any tax, interest or penalties by the Company would reduce the funds available for distribution to stockholders or for investment, and could necessitate that the Company borrow additional funds or liquidate certain of its investments.

    In order to minimize the chances that the Company will violate certain stock ownership rules (see
"Federal Income Tax Considerations--Requirements for Qualification"), the Directors of the Company are given the power to redeem or prohibit the transfer of any class of capital stock if such transfer would cause the Company to violate any stock ownership rule. Stockholders are cautioned, however, that because broad attribution rules are used in determining stock ownership and a large percentage of capital stock may be held by nominees in "street name," the Company may be unaware of a violation of these stock ownership rules and therefore the qualification of the Company as a REIT may be inadvertently lost.

RESTRICTIONS ON TRANSFER AND LIMITATION ON OWNERSHIP OF STOCK; BUSINESS
  COMBINATIONS

    For the Company to continue to qualify as a REIT in any taxable year, no more than 50% in value of its outstanding capital stock may be owned, actually or constructively, by five or fewer individuals (as defined in the Code to include certain entities) at any time during the second half of the Company's taxable year. Furthermore, if the Company, or an owner of 10% or more of the Company, actually or constructively, owns 10% or more of a tenant of the Company (or a tenant of any partnership in which the Company is a partner), the rent received by the Company (either directly or through any such partnership) from such tenant will not be qualifying income for purposes of the REIT gross income tests of the Code. See "Federal Income Tax Considerations--Taxation of the Company." In addition, the capital stock must be owned by 100 or more persons during at least 335 days of a taxable year of twelve months or during a proportionate part of a short taxable year.

    In order to protect the Company against the risk of losing REIT status due to a concentration of ownership among its stockholders, certain provisions of the Amended and Restated Articles of Incorporation of the Company (the "Charter") and the Articles Supplementary Classifying 9.5% Shares of Series A Cumulative Preferred Stock ("Articles Supplementary") authorize the Company (i) to refuse to permit the transfer of Common Stock or Preferred Stock to any person if such transfer could jeopardize the qualification of the Company as a REIT and (ii) to redeem any shares of Common Stock or Preferred Stock in excess of 9.8% of the outstanding Common Stock or Preferred Stock, respectively of the Company beneficially owned by any person ("Excess Shares"). See "Description of the Company's Capital Stock--Redemption and Ownership Limitation Provisions." Also, any purported acquisition of Common Stock or Preferred Stock that would result in the Company's disqualification as a REIT is null and void. Such provisions may inhibit market activity and the resulting opportunity for stockholders to realize a premium for their Common Stock or Preferred Stock that might otherwise exist if an individual were attempting to assemble a block of Common Stock or Preferred Stock in excess of 9.8% of the outstanding Common Stock or Preferred Stock, respectively. Also, there can be no assurance that such provisions will in fact prevent the Company from failing to meet such ownership requirements.

    Such provisions would also make the Securities an unsuitable investment for any person seeking to obtain ownership of more than 9.8% of the outstanding Common Stock or Preferred Stock of the Company. Although the Company does not anticipate that it will redeem or otherwise reduce the number of shares of outstanding Common Stock, except for Excess Shares, if the number of shares of outstanding Common Stock or Preferred Stock were reduced, the 9.8% limitation might be exceeded by a stockholder without any action on the part of the stockholder.

    In addition, certain provisions of Maryland law regarding Business Combinations (as defined) require approval of the holders of 80% of the outstanding voting shares of the Company. See "Description of the Company's Capital Stock."

                       RATIO OF EARNINGS TO FIXED CHARGES

    Set forth below is the ratio of earnings to fixed charges for the Company for the periods indicated:

                                                                                                           NINE MONTHS ENDED
                                                              FISCAL YEAR ENDED DECEMBER 31,                 SEPTEMBER 30,
                                                  ------------------------------------------------------  --------------------
                                                     1992       1993       1994       1995       1996       1996       1997
                                                  ----------  ---------  ---------  ---------  ---------  ---------  ---------
Ratio of Earnings to Fixed......................    1.29x (1)     2.07x      3.62x      2.94x      2.34x      2.44x      2.18x
Charges

------------------------

(1) From August 25, 1992 (commencement of operations) through December 31, 1992.

(2) For purposes of these computations, earnings consist of net income plus fixed charges. Fixed charges principally consist of interest expense, capitalized interest, amortization of deferred financing costs and preferred distributions to limited partners. The historical earnings prior to 1997 do not include Preferred Stock dividends as no shares of preferred stock were outstanding for the periods presented.

                                USE OF PROCEEDS

    Unless otherwise specified in the Prospectus Supplement which accompanies this Prospectus, the net proceeds from the sale of the Securities offered from time to time hereby will be used for repayment of outstanding amounts under the Company's line of credit and for funding of additional mortgage loans and acquisitions of additional health care facilities.

                   DESCRIPTION OF THE COMPANY'S CAPITAL STOCK

    The summary of the terms of the capital stock of the Company set forth below does not purport to be complete and is subject to and qualified in its entirety by reference to the Amended and Restated Articles of Incorporation (the "Charter") and bylaws of the Company, copies of which have been filed as exhibits to the Registration Statement of which this Prospectus is a part. See "Available Information."

GENERAL

    The Company's authorized capital stock consists of 40,000,000 shares of Common Stock, par value $.01 per share, and 10,000,000 shares of preferred stock, par value $.01 per share (the "Preferred Stock".)

COMMON STOCK

    Of the 40,000,000 authorized shares of Common Stock, 24,974,336 shares were issued and outstanding on December 1, 1997. Holders of the Common Stock are entitled to receive, equally, dividends declared by the Board of Directors out of funds legally available therefor. In the event of any liquidation or dissolution of the Company, holders of Common Stock are entitled to share equally in the net assets available for distribution to common stockholders. There are no preference, exchange, preemptive or conversion rights with respect to the Common Stock.

    Each share of Common Stock is entitled to one vote on each matter submitted to a vote of stockholders. There is no right of cumulative voting in connection with the election of directors. Any shares of Common Stock issued and sold hereunder will be, when issued, fully paid and nonassessable.

    The Company's Common Stock is listed on the New York Stock Exchange under the symbol "LTC."

PREFERRED STOCK

    Of the 10,000,000 authorized shares of Preferred Stock, 3,080,000 shares of 9.5% Series A Cumulative Preferred Stock were issued and outstanding on December 1, 1997 (the "Series A Preferred Stock"). Dividends on the 9.5% Series A Preferred Stock are cumulative from the date of original issue and are payable monthly, commencing on April 15, 1997, to stockholders of record on the first day of each month at the rate of 9.5% per annum of the $25 liquidation preference per share (equivalent to a fixed annual amount of $2.375 per share). Except in certain circumstances relating to preservation of the Company's qualification as a REIT, the Series A Preferred Stock is not redeemable prior to April 1, 2001. On and after such date, the Series A Preferred Stock may be redeemed for cash at the option of the Company in whole or in part, at a redemption price of $25 per share, plus accrued and unpaid dividends thereon, if any, up to the redemption date. The Series A Preferred Stock has no stated maturity and will not be subject to any sinking fund or mandatory redemption and will not be convertible into any other security of the Company. Holders of Series A Preferred Stock generally will have no voting rights.

    Additional shares of Preferred Stock may be issued from time to time by the Board of Directors of the Company, without stockholder approval, in such series and with such preferences, conversion or other rights, voting powers, restrictions, limitations as to dividends, qualifications or other provisions, as may be fixed by the Board of Directors when designating any such series.

    The Preferred Stock and the variety of characteristics available for it offers the Company flexibility in financing and acquisition transactions. An issuance of Preferred Stock could dilute the book value or adversely affect the relative voting power of the Common Stock. The issuance of such shares could be used to enable the holder to block such a transaction. Although the Board of Directors is required when issuing such stock to act based on its judgment as to the best interests of the stockholders of the Company, the Board could act in a manner which would discourage or prevent a transaction some stockholders might believe is in the Company's best interests or in which stockholders could or would receive a premium for their shares of Common Stock over the market price.

    The Company's Board of Directors has authority to classify or reclassify authorized but unissued shares of Preferred Stock by setting or changing the preferences, conversion and other rights, voting powers, restrictions and limitations as to dividends, qualifications and terms and conditions of redemption of stock.

REDEMPTION AND OWNERSHIP LIMITATION PROVISIONS

    The Company's Charter contains certain limitations on the number of shares of the Company's Common Stock and Preferred Stock (collectively, the "Stock") that any one stockholder may own, which limitations are designed to ensure that the Company maintains its status as a REIT.

    Upon demand of the Company's Board of Directors, each stockholder must disclose to the Company such information with respect to actual or constructive ownership of Stock owned (or deemed to be owned after applying the attribution rules applicable to REITs under the Code) as the Board of Directors deems reasonably necessary in order that the Company may fully comply with the REIT provisions of the Code. Proposed transferees of Stock must also satisfy the Board, upon demand, that such transferees will not cause the Company to fall out of compliance with such provisions.

    The Code prevents a company from qualifying as a REIT if more than 50% in value of its stock is owned (or deemed to be owned after applying the attribution rules applicable to REITs under the Code) by five or fewer individuals (as defined in the Code to include certain entities) (the "Closely-held Rule"). The Charter prohibits a stockholder from owning more than 9.8% of the total number of outstanding shares of the Company's Common Stock or any class or series of Stock other than Common Stock. Stock that may be acquired by an investor upon conversion of any securities convertible into Stock is deemed to be outstanding for purposes of determining the percentage of ownership of Stock by that investor. Any shares in excess of such limit are deemed to be "Excess Shares." Excess Shares shall be deemed automatically to have been converted into a class separate and distinct from the class from which converted and from any other class of Excess Shares, each such class being designated "Excess Shares of [stockholder's name]." No Excess Shares may be voted, nor considered outstanding for the purpose of determining a quorum at any meeting of stockholders. Any dividends or other distributions payable upon the Excess Shares may, in the discretion of the Company, be paid into a non-interest bearing account and released to the stockholder only at such time as he or she ceases to be the holder of Excess Shares. The Company, upon authorization of the Board of Directors, by notice to the holder thereof, may redeem any or all Excess Shares, and from the date of the giving of notice of redemption such shares shall cease to be outstanding and the stockholder shall cease to be entitled to dividends, voting rights and other benefits with respect to such shares. Subject to certain exceptions, the redemption price will be based on the trading prices of the class of Stock from which the Excess Shares being redeemed were converted and is payable, without interest, only upon the liquidation of the Company. However, the Charter contains provisions under which the holder of Excess Shares may cause the Company to rescind such redemption by selling (and notifying the Company of such sale), within 30 days after notice of the redemption, a number of the shares of Stock held by such holder equal to the number of Excess Shares. In addition, Excess Shares held by any holder may be converted back into shares of Stock if the holder sells such shares prior to their being called for redemption.

    At its Annual Meeting on May 19, 1997, the stockholders approved a technical amendment to the Charter as required by the NYSE which provides that nothing in the Charter will preclude the settlement of any transaction entered into through the facilities of the NYSE or any other national securities exchange or automated inter-dealer quotation system. The Board of Directors of the Company will still be authorized to take any actions it deems necessary or advisable to protect the Company and the interests of the stockholders in preserving the Company's status as a REIT.

BUSINESS COMBINATIONS

    Under the Maryland General Corporation Law, certain "business combinations" (including a merger, consolidation, share exchange, or, in certain circumstances, an asset transfer or issuance of equity securities) between a Maryland corporation and any person who beneficially owns 10% or more of the corporation's stock (an "Interested Stockholder") must be: (a) recommended by the corporation's board of directors; and (b) approved by the affirmative vote of at least (i) 80% of the corporation's outstanding shares entitled to vote and (ii) two-thirds of the outstanding shares entitled to vote which are not held by the Interested Stockholder with whom the business combination is to be effected, unless, among other things, the corporation's common stockholders receive a minimum price (as defined in the statute) for their shares and the consideration is received in cash or in the same form as previously paid by the Interested Stockholder for his shares. In addition, an Interested Stockholder or any affiliate thereof may not engage in a "business combination" with the corporation for a period of five years following the date he becomes an Interested Stockholder. These provisions of Maryland law do not apply, however, to business combinations that are approved or exempted by the board of directors of a Maryland corporation prior to a person's becoming an Interested Stockholder.

CONTROL SHARE ACQUISITIONS

    The Maryland General Corporation Law provides that "control shares" of a Maryland corporation acquired in a "control share acquisition" may not be voted except to the extent approved by a vote of two-thirds of the votes entitled to be cast by stockholders excluding shares owned by the acquirer, officers and directors who are employees of the corporation. "Control shares" are shares which, if aggregated with all other shares previously acquired which the person is entitled to vote, would entitle the acquirer to vote (i) 20% or more but less than one-third, (ii) one-third or more but less than a majority, or (iii) a majority of the outstanding shares. Control shares do not include shares the acquiring person is entitled to vote because stockholder approval has previously been obtained. A "control share acquisition" means the acquisition of control shares subject to certain exceptions.

    A person who has made or proposes to make a control share acquisition and who has obtained a definitive financing agreement with a responsible financial institution providing for any amount of financing not to be provided by the acquiring person may compel the corporation's board of directors to call a special meeting of stockholders to be held within 50 days of demand to consider the voting rights of the shares. If no request for a meeting is made, the corporation may itself present the question at any stockholders meeting.

    Subject to certain conditions and limitations, the corporation may redeem any or all of the control shares, except those for which voting rights have previously been approved, for fair value determined, without regard to voting rights, as of the date of the last control share acquisition or of any meeting of stockholders at which the voting rights of such shares are considered and not approved. If voting rights for control shares are approved at a stockholders meeting and the acquirer is entitled to vote a majority of the shares entitled to vote, all other stockholders may exercise appraisal rights. The fair value of the shares as determined for purposes of such appraisal rights may not be less than the highest price per share in the control share acquisition, and certain limitations and restrictions otherwise applicable to the exercise of dissenter's rights do not apply in the context of a control share acquisition.

    The control share acquisition statute does not apply to shares acquired in a merger, consolidation or share exchange if the corporation is a party to the transaction, or to acquisitions approved or excepted by the charter or bylaws of the corporation prior to a control share acquisition.

    The limitation on ownership of Common Stock set forth in the Charter, as well as the provisions of the Maryland Business Combination and Control Share Acquisition statutes, could have the effect of discouraging offers to acquire the Company and increasing the difficulty of consummating any such acquisition.

TRANSFER AGENT AND REGISTRAR

    Harris Trust and Savings Bank in Chicago acts as transfer agent and registrar for the Common Stock and Series A Preferred Stock.

                         DESCRIPTION OF DEBT SECURITIES

    The Debt Securities are to be issued under an indenture (the "Indenture") to be executed by the Company and Harris Trust and Savings Bank, as trustee (the "Trustee"), a form of which has been previously filed as an exhibit to the Registration Statement. The following summaries of certain provisions of the Indenture and the Debt Securities do not purport to be complete and are subject to, and are qualified in their entirety by reference to, all of the provisions if the Indenture to which reference is hereby made for a full description of such provisions, including the definitions therein of certain terms and for other information regarding the Debt Securities. Whenever particular sections or defined terms of the Indenture are referred to, it is intended that such sections or defined terms shall be incorporated herein by reference. Copies of the form of the Indenture are available for inspections during normal business hours at the principal executive offices of the Company, 300 Esplanade Drive, Suite 1860, Oxnard, CA 93030.

    The following is a summary of certain provisions of the Indenture and does not purport to be complete and is qualified in its entirety by reference to the detailed provisions of the Indenture, including the definitions of certain terms therein to which reference is hereby made, for a complete statement of such provisions. Wherever particular provisions or sections of the Indenture or terms defined therein are referred to herein, such provisions or definitions are incorporated herein by reference.

GENERAL

    The Indenture does not limit the aggregate principal amount of Debt Securities that may be issued thereunder and provides that Debt Securities may be issued from time to time in one or more series. The Prospectus Supplement will describe certain terms of any Debt Securities offered thereby, including
(i) the title of such Debt Securities; (ii) any limit on the aggregate principal amount of such Debt Securities and their purchase price; (iii) the date or dates on which such Debt Securities will mature; (iv) the rate or rates per annum (or manner in which interest is to be determined) at which such Debt Securities will bear interest, if any, and the date from which such interest, if any, will accrue; (v) the dates on which such interest, if any, on such Debt Securities will be payable and the regular record dates for such interest payment dates;
(vi) any mandatory or optional sinking fund or analogous provisions; (vii) additional provisions, if any, for the defeasance of such Debt Securities;
(viii) the date, if any, after which and the price or prices at which such Debt Securities may, pursuant to any optional or mandatory redemption or repayment provisions, be redeemed and the other detailed terms and provisions of any such optional or mandatory redemption or repayment provisions; (ix) whether such Debt Securities are to be issued in whole or in part in registered form represented by one or more registered global securities (a "Registered Global Security") and, if so, the identity of the depository for such Registered Global Security or Debt Securities; (x) certain applicable United States federal income tax consequences; (xi) any provisions relating to security for payments due under such Debt Securities; (xii) any provisions relating to the conversion or exchange of such Debt Securities into or for shares of Common Stock or Debt Securities of another series; (xiii) any provisions relating to the ranking of such Debt Securities in right of payment as compared to other obligations of the Company; (xiv) the denominations in which such Debt Securities are authorized to be issued; (xv) the place or places where principal of, premium, if any, and interest, if any, on such Debt Securities will be payable; and (xvi) any other specific term of such Debt Securities, including any additional events of default or covenants provided for with respect to such Debt Securities, and any terms that may be required by or advisable under applicable laws or regulations.

CONVERSION RIGHTS

    The terms, if any, on which Debt Securities of any series may be exchanged for or converted into shares of Common Stock or Debt Securities of another series will be set forth in the Prospectus Supplement relating thereto. To protect the Company's status as a REIT, a holder of the Debt Securities of any series (the "Holder") may not convert any Debt Security, and such Debt Security shall not be convertible by any Holder, to the extent that as a result of such conversion, any Person would then own or be deemed to beneficially own, directly or indirectly, 9.8% or more of the then outstanding shares of Common Stock.

    The conversion price will be subject to adjustment under certain conditions, including (i) the payment of dividends (and other distributions) in shares of Common Stock on any class of capital stock of the Company; (ii) subdivisions, combinations and reclassifications of the Common Stock; (iii) the issuance to all or substantially all holders of Common Stock of rights or warrants entitling them to subscribe for or purchase shares of Common Stock at a price per share (or having a conversion price per share) less than the then current market price; and (iv) distributions to all or substantially all holders of shares of Common Stock of evidences of indebtedness or assets (including securities, but excluding those rights, warrants, dividends and distributions referred to above and dividends and distributions not prohibited under the terms of the Indenture) of the Company, subject to the limitation that all adjustments by reason of any of the foregoing would not be made until they result in a cumulative change in the conversion price of at least 1%. No adjustments in the conversion price of the Debt Securities will be made for regular quarterly or other periodic or recurring cash dividends or distributions. In the event the Company shall effect any capital reorganization or reclassification of its shares of Common Stock or shall consolidate or merge with or into any trust or corporation (other than a consolidation or merger in which the Company is the surviving entity) or shall sell or transfer substantially all of its assets to any other trust or corporation, the holders of the Debt Securities of any series shall, if entitled to convert such Debt Securities at any time after such transaction, receive upon conversion thereof, in lieu of each share of Common Stock into which the Debt Securities of such series would have been convertible prior to such transaction, the same kind and amount of stock and other securities, cash or property as shall have been issuable or distributable in connection with such transaction with respect to each share of Common Stock.

    A conversion price adjustment made according to the provisions of the Debt Securities of any series (or the absence of provisions for such an adjustment) might result in a constructive distribution to the holders of Debt Securities of such series or holders of shares of Common Stock that would be subject to taxation as a dividend. The Company may, at its option, make such reductions in the conversion price, in addition to those set forth above, as the Board of Directors of the Company deems advisable to avoid or diminish any income tax to holders of shares of Common Stock resulting from any dividend or distribution of shares of Common Stock (or rights to acquire shares of Common Stock) or from any event treated as such for income tax purposes or for any other reason. The Board of Directors will also have the power to resolve any ambiguity or correct any error in the adjustments made pursuant to these provisions and its actions in so doing shall be final and conclusive.

    Fractional shares of Common Stock will not be issued upon conversion but, in lieu thereof, the Company will pay a cash adjustment based upon market price.

    The Holders of Debt Securities of any series at the close of business on an interest payment record date shall be entitled to receive the interest payable on such Debt Securities on the corresponding interest payment date notwithstanding the conversion thereof. However, Debt Securities surrendered for conversion during the period from the close of business on any record date for the payment of interest to the opening of business on the corresponding interest payment date must be accompanied by payment of an amount equal to the interest payable on such interest payment date. Holders of Debt Securities of any series who convert Debt Securities of such series on an interest payment date will receive the interest payable by the Company on such date and need not include payment in the amount of such interest upon surrender of such Debt Securities for conversion. Except as aforesaid, no payment or adjustment is to be made on conversion for interest accrued on the Debt Securities of any series or for dividends on shares of Common Stock.

SUBORDINATION

    The indebtedness evidenced by the Debt Securities of any series may be subordinated and junior in right of payment to the extent set forth in the Indenture to the prior payment in full of amounts then due or thereafter created on all Senior Indebtedness (as defined). The terms, if any, on which the Debt Securities of any series may be subordinated and junior in right of payment to the prior payment in full of amounts then due or thereafter created on all Senior Indebtedness will be set forth in the Prospectus Supplement relating thereto. No payment shall be made by the Company on account of principal of (or premium, if any) or interest on the Debt Securities of any series or on account of the purchase or other acquisition of Debt Securities of any series, if there shall have occurred and be continuing a default with respect to any Senior Indebtedness permitting the holders to accelerate the maturity thereof or with respect to the payment of any Senior Indebtedness, and such default shall be the subject of a judicial proceeding or the Company shall have received notice of such default from any holder of Senior Indebtedness, unless and until such default or event of default shall have been cured or waived or shall have ceased to exist. By reason of these provisions, in the event of default on any Senior Indebtedness, whether now outstanding or hereafter issued, payment of principal of (and premium, if any) and interest on the Debt Securities of any series may not be permitted to be made until such Senior Indebtedness is paid in full, or the event of default on such Senior Indebtedness is cured or waived.

    Upon any acceleration of the principal of the Debt Securities or any distribution of assets of the Company upon any receivership, dissolution, winding-up, liquidation, reorganization, or similar proceedings of the Company, whether voluntary or involuntary, or in bankruptcy or insolvency, all amounts due or to become due upon all Senior Indebtedness must be paid in full before the holders of the Debt Securities of any series or the Trustee are entitled to receive or retain any assets so distributed in respect of the Debt Securities. By reason of this provision, in the event of insolvency, holders of the Debt Securities of any series may recover less, ratably, than holders of Senior Indebtedness.

    "Senior Indebtedness" is defined to mean the principal, premium, if any, unpaid interest (including interest accruing on or after the filing of any petition in bankruptcy or for reorganization relating to the Company whether or not a claim for post-filing interest is allowed in such proceedings), fees, charges, expenses, reimbursement and indemnification obligations, and all other amounts payable under or in respect of Indebtedness (as defined) of the Company for money borrowed, whether any such Indebtedness exists as of the date of the Indenture or is created, incurred, assumed or guaranteed after such date. There is no limit on the amount of Senior Indebtedness that the Company may incur.

    "Indebtedness" with respect to any Person is defined to mean:

        (i) all indebtedness for money borrowed whether or not evidenced by a promissory note, draft or similar instrument;

        (ii) that portion of obligations with respect to leases that is properly classified as a liability on a balance sheet in accordance with generally accepted accounting principles;

        (iii) notes payable and drafts accepted representing extensions of credit;

        (iv) any balance owed for all or any part of the deferred purchase price or services which purchase price is due more than six months from the date of incurrence of the obligation in respect thereof (except any such balance that constitutes (a) a trade payable or an accrued liability arising in the ordinary course of business or (b) a trade draft or note payable issued in the ordinary course of business in connection with the purchase of goods or services), if and to the extent such debt would appear as a liability upon a balance sheet of such person prepared in accordance with generally accepted accounting principles; and

        (v) any deferral, amendment, renewal, extension, supplement or refunding of any liability of the kind described in any of the preceding clauses (i) through (iv);

provided, however, that, in computing the "Indebtedness" of any Person, there shall be excluded any particular indebtedness if, upon or prior to the maturity thereof, there shall have been deposited with a depositary in trust money (or evidence of indebtedness if permitted by the instrument creating such indebtedness) in the necessary amount to pay, redeem or satisfy such indebtedness as it becomes due, and the amount so deposited shall not be included in any computation of the assets of such Person.

OPTIONAL REDEMPTION

    The Debt Securities of any series will be subject to redemption, in whole or from time to time in part, at any time for certain reasons intended to maintain the Company's status as a REIT at the option of the Company and on at least 30 days' prior notice by mail at a redemption price equal to the lesser of (i) the price paid by the holder of the Debt Securities of any series in the transaction that caused such Debt Securities to exceed the amount necessary for the Company to continue to qualify as a REIT, (ii) the last sale price of the Debt Securities of any series reported on the NYSE on the trading day immediately preceding the date the Company mails the notice of redemption or (iii) 100% of the principal amount thereof, in each case together with accrued interest. Except as otherwise set forth in the accompanying Prospectus Supplement, the Company may exercise its redemption powers solely with respect to the securities of the security holder or holders which pose a threat to the Company's REIT status and only to the extent deemed necessary by the Company's Board of Directors to preserve such status. The Indenture does not contain any provision requiring the Company to repurchase the Debt Securities of any series at the option of the Holders thereof in the event of a leveraged buyout, recapitalization or similar restructuring of the Company, even though the Company's creditworthiness and the market value of the Debt Securities may decline significantly as a result of such transaction. The Indenture does not protect Holders of the Debt Securities of any series against any decline in credit quality, whether resulting from any such transaction or from any other cause. The Company may at any time buy Debt Securities of any series on the open market at prices which may be greater or less than the optional redemption price listed above.

DIVIDENDS, DISTRIBUTIONS AND ACQUISITIONS OF COMMON STOCK

    The Company will not (i) declare or pay any dividend, or make any distribution on its Common Stock to its stockholders (other than dividends or distributions payable in Common Stock of the Company) or (ii) purchase, redeem, or otherwise acquire or retire for value any of its Common Stock, or any warrants, rights, or options to purchase or acquire any Stock of its Common Stock (other than the Debt Securities of any series or any other convertible indebtedness of the Company that is neither secured nor subordinated to the Debt Securities of any series and other than purchases, redemptions or acquisitions or retirements as the Company determines necessary to protect its status as a
REIT), if at the time of such action an Event of Default has occurred and is continuing or would exist immediately after such action. The foregoing, however, will not prevent (i) the payment of any dividend or distribution necessary to maintain the Company's status as a REIT; (ii) the payment of any dividend within 60 days after the date of declaration when the payment would have complied with the foregoing provision on the date of declaration; (iii) the Company's retirement of any of its Common Stock by exchange for, or out of the proceeds of the substantially concurrent sale of, other Common Stock; or (iv) the Company's ability to call for purchase shares of its capital stock so as to prevent concentration of ownership potentially disqualifying the Company as a REIT or potentially disqualifying income as rents from real property.

ADDITIONAL COVENANTS

    Any additional covenants of the Company with respect to a series of the Debt Securities will be set forth in the Prospectus Supplement relating thereto.

MODIFICATION OF THE INDENTURE

    Under the Indenture, with certain exceptions, the rights and obligations of the Company with respect to any series of Debt Securities and the rights of Holders of such series may only be modified by the Company and the Trustee with the consent of the Holders of at least a majority in principal amount of the outstanding Debt Securities of such series. However, without the consent of each Holder of any Debt Securities affected, an amendment, waiver or supplement may not (i) reduce the principal of, or rate of interest on, any Debt Securities;
(ii) change the stated maturity date of the principal of, or any installment of interest on, any Debt Securities; (iii) waive a default in the payment of the principal amount of, or the interest on, or any premium payable on redemption of, any Debt Securities; (iv) change the currency for payment of the principal of, or premium or interest on, any Debt Securities; (v) impair the right to institute suit for the enforcement of any such payment when due; (vi) adversely affect any right to convert any Debt Securities; (vii) reduce the amount of outstanding Debt Securities necessary to consent to an amendment, supplement or waiver provided for in the Indenture; or (viii) modify any provisions of the Indenture relating to the modification and amendment of the Indenture or waivers of past defaults, except as otherwise specified.

EVENTS OF DEFAULT, NOTICE AND WAIVER

    Except as otherwise set forth in the accompanying Prospectus Supplement, the following is a summary of certain provisions of the Indenture relating to events of default, notice and waiver.

    The following are Events of Default under the Indenture with respect to any series of Debt Securities: (i) default in the payment of interest on the Debt Securities of such series when due and payable, which continues for 30 days;
(ii) default in the payment of principal of (and premium, if any) on the Debt Securities when due and payable, at maturity, upon redemption or otherwise, which continues for five Business Days; (iii) failure to perform any other covenant of the Company contained in the Indenture or the Debt Securities of such series which continues for 60 days after written notice as provided in the Indenture; (iv) default under any bond, debenture or other Indebtedness (as defined in the Indenture) of the Company or any subsidiary if (a) either (x) such event of default results from the failure to pay any such Indebtedness at maturity or (y) as a result of such event of default, the maturity of such Indebtedness has been accelerated prior to its expressed maturity and such acceleration shall not be rescinded or annulled or the accelerated amount paid within 10 days after notice to the Company of such acceleration, or such Indebtedness having been discharged, and (b) the principal amount of such Indebtedness, together with the principal amount of any other such Indebtedness in default for failure to pay principal or interest thereon, or the maturity of which has been so accelerated, aggregates $5,000,000 or more; and (v) certain events of bankruptcy, insolvency or reorganization relating to the Company.

    If an Event of Default occurs and is continuing with respect to the Debt Securities of any series, either the Trustee or the Holders of a majority in aggregate principal amount of the outstanding Debt Securities of such series may declare the Debt Securities due and payable immediately.

    The Company will not declare or pay any dividends or make any distribution to holders of its capital stock (other than dividends or distributions payable in capital stock of the Company) if at the time any of the aforementioned Events of Default has occurred and is continuing or would exist immediately after giving effect to such action, except for (i) the payment of any dividend within 60 days after the date of declaration when the payment would have complied with the foregoing provisions on the date of declaration; (ii) the retirement of any share of the Company's capital stock by exchange for, or out of the proceeds of the substantially concurrent sale (other than to a subsidiary) of, other shares of its capital stock; or the payment of a dividend or distribution in such amount as may be necessary to maintain the Company's status as a REIT.

    The Indenture provides that the Trustee will, within 90 days after the occurrence of any Default or Event of Default with respect to the Debt Securities of any series, give to the Holders of Debt Securities notice of all uncured Defaults and Events of Default known to it, but the Trustee will be protected in withholding such notice if it in good faith determines that the withholding of such notice is in the interest of such Holders, except in the case of a default in the payment of the principal of (or premium, if any) or interest on any of the Debt Securities of such series.

    The Indenture provides that the Holders of a majority in aggregate principal amount of the Debt Securities of any series then outstanding may direct the time, method and place of conducting any proceedings for any remedy available to the Trustee or exercising any trust or power conferred on the Trustee with respect to the Debt Securities of such series. The right of a Holder to institute a proceeding with respect to the Indenture is subject to certain conditions precedent including notice and indemnity to the Trustee, but the Holder has an absolute right to receipt of principal of (and premium, if any) and interest on such Holder's Debt Securities on or after the respective due dates expressed in the Debt Securities, and to institute suit for the enforcement of any such payments.

    The Holders of a majority in principal amount of the outstanding Debt Securities of any series then outstanding may on behalf of the Holders of all Debt Securities of such series waive certain past defaults, except a default in payment of the principal of (or premium, if any) or interest on any Debt Securities of such series or in respect of certain provisions of the Indenture which cannot be modified or amended without the consent of the Holder of each outstanding Debt Security of such series affected thereby.

    The Company will be required to furnish to the Trustee annually a statement of certain officers of the Company stating whether or not they know of any Default or Events of Default (as defined in the Indenture) and, if they have knowledge of a Default or Event of Default, a description of the efforts to remedy the same.

CONSOLIDATION, MERGER, SALE OR CONVEYANCE

    The Indenture provides that the Company may merge or consolidate with, or sell or convey all, or substantially all, of its assets to any other trust or corporation, provided that (i) either the Company shall be the continuing entity, or the successor entity (if other than the Company) shall be any entity organized and existing under the laws of the United States or a state thereof or the District of Columbia (although it may, in truth, be owned by a foreign entity) and such entity shall expressly assume by supplemental indenture all of the obligations of the Company under the Debt Securities of any series and the Indenture; (ii) immediately after giving effect to such transactions, no Default or Event of Default shall have occurred and be continuing, and (iii) the Company shall have delivered to the Trustee an Officers' Certificate and opinion of counsel, stating that the transaction and supplemental indenture comply with the Indenture.

GLOBAL SECURITIES

    The Debt Securities may be issued in whole or in part in global form (the "Global Securities"). The Global Securities will be deposited with a depository (the "Depository"), or with a nominee for a Depository, identified in the Prospectus Supplement. In such case, one or more Global Securities will be issued in a denomination or aggregate denominations equal to the portion of the aggregate principal amount of outstanding Debt Securities to be represented by such Global Security or Securities. Unless and until it is exchanged in whole or in part for Debt Securities in definitive form, a Global Security may not be transferred except as a whole by the Depository for such Global Security to a nominee of such Depository or by a nominee of such Depository to such Depository or another nominee of such Depository or by such Depository or any such nominee to a successor for such Depository or a nominee of such successor.

    The specific material terms of the depository arrangement with respect to any portion of a series of Debt Securities to be represented by a Global Security will be described in the Prospectus Supplement. The Company anticipates that the following provisions will apply to all depository arrangements.

    So long as the Depository for a Global Security, or its nominee, is the registered owner of such Global Security, such Depository or such nominee as the case may be, will be considered the sole owner or Holder of the Debt Securities represented by such Global Security for all purposes under the Indenture; provided, however, that for purposes of obtaining any consents or directions required to be given by the Holders of the Debt Securities, the Company, the Trustee and its agents will treat a person as the holder of such principal amount of Debt Securities as specified in a written statement of the Depository.

    Principal, premium, if any, and interest payments, if any on Debt Securities represented by a Global Security registered in the name of a Depository or its nominee will be made directly to the owners of beneficial interests of such Global Security, except as may be limited by the terms of the resolution of the board of directors of the Company that authorizes such series of Debt Securities.

    The Company expects that the depository for any Debt Securities represented by a Global Security, upon receipt of any payment of principal, premium, if any, or interest will immediately credit participants' accounts with payments in amounts proportionate to their respective beneficial interests in the principal amount of such Global Security as shown on the records of such Depository. The Company also expects that payments by participants will be governed by standing instructions and customary practices, as is now the case with the securities held for the accounts of customers registered in "street names," and will be the responsibility of such participants.

    If the Depository for any Debt Securities represented by a Global Security is at any time unwilling or unable to continue as Depository and a successor Depository is not appointed by the Company within 90 days, the Company will issue each Debt Security in definitive form to the beneficial owners thereof in exchange for such Global Security. In addition, the Company may at any time and in its sole discretion determine not to have any of the Debt Securities of a series represented by one or more Global Securities and, in such event, will issue Debt Securities of such series in definitive form in exchange for all of the Global Security or Securities representing such Debt Securities.

GOVERNING LAW

    The Indenture and the Debt Securities will be governed by and construed in accordance with the laws of the State of New York.

                         DESCRIPTION OF PREFERRED STOCK

    The following description of the terms of the Preferred Stock sets forth certain general terms and provisions of the Preferred Stock to which any Prospectus Supplement may relate. Certain other terms of any series of the Preferred Stock offered by any Prospectus Supplement will be described in such Prospectus Supplement. The description of certain provisions of the Preferred Stock set forth below and in any Prospectus Supplement does not purport to be complete and is subject to and qualified in its entirety by reference to the Charter and the Board of Directors' resolution or articles supplementary (the "Articles Supplementary") relating to each series of the Preferred Stock which will be filed with the Commission and incorporated by reference to the Registration Statement of which this Prospectus is a part at or prior to the time of the issuance of such series of Preferred Stock.

GENERAL

    The authorized capital stock of the Company consists of 40,000,000 shares of Common Stock, $.01 par value per share, and 10,000,000 shares of Preferred Stock, $.01 par value per share. See "Description of the Company's Capital Stock." For a description of the Company's outstanding Series A Preferred Stock, see "Description of the Company's Capital Stock--Preferred Stock".)

    Under the Charter, the Board of Directors of the Company is authorized without further stockholder action to establish and issue, from time to time, up to 10,000,000 shares of Preferred Stock, in one or more series, with such designations, preferences, powers and relative participating, optional or other special rights, and the qualifications, limitations or restrictions thereon, including, but not limited to, dividend rights, dividend rate or rates, conversion rights, voting rights, rights and terms of redemption (including sinking fund provisions), the redemption price or prices, and the liquidation preference as shall be stated in the resolution providing for the issue of a series of such stock, adopted, at any time or from time to time, by the Board of Directors of the Company.

    The Preferred Stock shall have the dividend, liquidation, redemption and voting rights set forth below unless otherwise provided in a Prospectus Supplement relating to a particular series of the Preferred Stock. Reference is made to the Prospectus Supplement relating to the particular series of the Preferred Stock offered thereby for specific terms, including: (i) the designation and stated value per share of such Preferred Stock and the number of shares offered; (ii) the amount of liquidation preference per share; (iii) the initial public offering price at which such Preferred Stock will be issued; (iv) the dividend rate (or method of calculation), the dates on which dividends shall be payable and the dates from which dividends shall commence to cumulate, if any; (v) any redemption or sinking fund provisions; (vi) any conversion rights; and (vii) any additional voting, dividend, liquidation, redemption, sinking fund and other rights, preferences, privileges, limitations and restrictions.

    The Preferred Stock will, when issued, be fully paid and nonassessable and will have no preemptive rights. Unless otherwise stated in a Prospectus Supplement relating to a particular series of the Preferred Stock, each series of the Preferred Stock will rank on a parity as to dividends and distributions of assets with each other series of the Preferred Stock. The rights of the holders of each series of the Preferred Stock will be subordinate to those of the Company's general creditors.

CERTAIN PROVISIONS OF THE CHARTER

    See "Description of the Company's Capital Stock" for a description of certain provisions of the Charter, including provisions which may have certain anti-takeover effects.

DIVIDEND RIGHTS

    Holders of shares of the Preferred Stock of each series will be entitled to receive, when, as and if declared by the Board of Directors of the Company, out of funds of the Company legally available therefor, cash dividends on such dates and at such rates as will be set forth in, or as are determined by the method described in the Prospectus Supplement relating to such series of the Preferred Stock. Such rate may be fixed or variable or both. Each such dividend will be payable to the holders of record as they appear on the stock books of the Company on such record dates, fixed by the Board of Directors of the Company, as specified in the Prospectus Supplement relating to such series of Preferred Stock.

    Such dividends may be cumulative or noncumulative, as provided in the Prospectus Supplement relating to such series of Preferred Stock. If the Board of Directors of the Company fails to declare a dividend payable on a dividend payment date on any series of Preferred Stock for which dividends are noncumulative, then the holders of such series of Preferred Stock will have no right to receive a dividend in respect of the dividend period ending on such dividend payment date, and the Company shall have no obligation to pay the dividend accrued for such period, whether or not dividends on such series are declared payable on any future dividend payment dates. Dividends on the shares of each series of Preferred Stock for which dividends are cumulative will accrue from the date on which the Company initially issues shares of such series.

    So long as the shares of any series of the Preferred Stock shall be outstanding, unless (i) full dividends (including if such Preferred Stock is cumulative, dividends for prior dividend periods) shall have been paid or declared and set apart for payment on all outstanding shares of the Preferred Stock of such series and all other classes and series of Preferred Stock (other than Junior Stock, as defined below) and (ii) the Company is not in default or in arrears with respect to the mandatory or optional redemption or mandatory repurchase or other mandatory retirement of, or with respect to any sinking or other analogous fund for, any shares of Preferred Stock of such series or any shares of any other Preferred Stock of any class or series (other than Junior Stock), the Company may not declare any dividends on any shares of Common Stock or any other stock of the Company ranking as to dividends or distributions of assets junior to such series of Preferred Stock (the Common Stock and any such other stock being herein referred to as "Junior Stock"), or make any payment on account of, or set apart money for, the purchase, redemption or other retirement of, or for a sinking or other analogous fund for, any shares of Junior Stock or make any distribution in respect thereof, whether in cash or property or in obligations or stock of the Company, other than Junior Stock which is neither convertible into, nor exchangeable or exercisable for, any securities of the Company other than Junior Stock.

LIQUIDATION PREFERENCE

    In the event of any liquidation, dissolution or winding up of the Company, voluntary or involuntary, the holders of each series of the Preferred Stock will be entitled to receive out of the assets of the Company available for distribution to stockholders, before any distribution of assets or payment is made to the holders of Common Stock or any other shares of stock of the Company ranking junior as to such distribution or payment to such series of Preferred Stock, the amount set forth in the Prospectus Supplement relating to such series of the Preferred Stock. Upon any voluntary or involuntary liquidation, dissolution or winding up of the Company, the Preferred Stock of such series and such other shares of Preferred Stock will share ratably in any such distribution of assets of the Company in proportion to the full respective preferential amounts to which they are entitled. After payment to the holders of the Preferred Stock of each series of the full preferential amounts of the liquidating distribution to which they are entitled, the holders of each such series of the Preferred Stock will be entitled to no further participation in any distribution of assets by the Company.

    If such payment shall have been made in full to all holders of shares of Preferred Stock, the remaining assets of the Company shall be distributed among the holders of any other classes of stock ranking junior to the Preferred Stock upon liquidation, dissolution or winding up, according to their respective rights and preferences and in each case according to their respective number of shares. For such purposes, the consolidation or merger of the Company with or into any other corporation, or the sale, lease or conveyance of all or substantially all of the property or business of the Company, shall not be deemed to constitute a liquidation, dissolution or winding up of the Company.

REDEMPTION

    A series of the Preferred Stock may be redeemable, in whole or from time to time in part, at the option of the Company, and may be subject to mandatory redemption pursuant to a sinking fund or otherwise, in each case upon terms, at the times and at the redemption prices set forth in the Prospectus Supplement relating to such series. Shares of the Preferred Stock redeemed by the Company will be restored to the status of authorized but unissued shares of preferred stock of the Company.

    In the event that fewer than all of the outstanding shares of a series of the Preferred Stock are to be redeemed, whether by mandatory or optional redemption, the number of shares to be redeemed will be determined by lot or pro rata (subject to rounding to avoid fractional shares) as may be determined by the Company or by any other method as may be determined by the Company in its sole discretion to be equitable. From and after the redemption date (unless the Company defaults in the payment of the redemption price plus accumulated and unpaid dividends, if any), dividends shall cease to accumulate on the shares of the Preferred Stock called for redemption and all rights of the holders thereof (except the right to receive the redemption price plus accumulated and unpaid dividends, if any) shall cease.

    So long as any dividends on shares of any series of the Preferred Stock or any other series of preferred stock of the Company ranking on a parity as to dividends and distributions of assets with such series of the Preferred Stock are in arrears, no shares of any such series of the Preferred Stock or such other series of preferred stock of the Company will be redeemed (whether by mandatory or optional redemption) unless all such shares are simultaneously redeemed, and the Company will not purchase or otherwise acquire any such shares; provided, however, that the foregoing will not prevent the purchase or acquisition of such shares of Preferred Stock of such series or of shares of such other series of preferred stock pursuant to a purchase or exchange offer made on the same terms to holders of all outstanding shares of Preferred Stock of such series and, unless the full cumulative dividends on all outstanding shares of any cumulative Preferred Stock of such series and any other stock of the Company ranking on a parity with such series as to dividends and upon liquidation shall have been paid or contemporaneously are declared and paid for all past dividend periods, the Company shall not purchase or otherwise acquire directly or indirectly any shares of Preferred Stock of such series (except by conversion into or exchange for stock of the Company ranking junior to the Preferred Stock of such series as to dividends and upon liquidation).

    Notice of redemption will be mailed at least 30 days but not more than 60 days before the redemption date to each holder of record of shares of Preferred Stock to be redeemed at the address shown on the stock transfer books of the Company. After the redemption date, dividends will cease to accrue on the shares of Preferred Stock called for redemption and all rights of the holders of such shares will terminate, except the right to receive the redemption price without interest.

CONVERSION RIGHTS

    The terms, if any, on which shares of Preferred Stock of any series may be exchanged for or converted (mandatorily or otherwise) into shares of Common Stock or another series of Preferred Stock will be set forth in the Prospectus Supplement relating thereto.

VOTING RIGHTS

    Except as indicated below or in a Prospectus Supplement relating to a particular series of the Preferred Stock, or except as required by applicable law, the holders of the Preferred Stock will not be entitled to vote for any purpose.

    So long as any shares of Preferred Stock remain outstanding, the Company shall not, without the consent or the affirmative vote of the holders of a majority of the shares of each series of Preferred Stock outstanding at the time given in person or by proxy, either in writing or at a meeting (such series voting separately as a class) (i) authorize, create or issue, or increase the authorized or issued amount of, any class or series of stock ranking prior to such series of Preferred Stock with respect to payment of dividends, or the distribution of assets on liquidation, dissolution or winding up or reclassifying any authorized stock of the Company into any such shares, or create, authorize or issue any obligation or security convertible into or evidencing the right to purchase any such shares and (ii) to repeal, amend or otherwise change any of the provisions applicable to the Preferred Stock of such series in any manner which materially and adversely affects the powers, preferences, voting power or other rights or privileges of such series of the Preferred Stock or the holders thereof; provided, however, that any increase in the amount of the authorized Preferred Stock or the creation or issuance of other series of Preferred Stock, or any increase in the amount of authorized shares of such series or of any other series of Preferred Stock, in each case ranking on a parity with or junior to the Preferred Stock of such series, shall not be deemed to materially and adversely affect such rights, preferences, privileges or voting powers.

    The foregoing voting provisions will not apply if, at or prior to the time when the act with respect to which such vote would otherwise be required shall be effected, all outstanding shares of the Preferred Stock shall have been redeemed or called for redemption and sufficient funds shall have been deposited in trust to effect such redemption.

TRANSFER AGENT AND REGISTRAR

    The transfer agent, dividend and redemption price disbursement agent and registrar for shares of each series of the Preferred Stock will be set forth in the Prospectus Supplement relating thereto.

                       FEDERAL INCOME TAX CONSIDERATIONS

    The following is a summary of certain of the material federal income tax consequences regarding the Company, is based on current law, is for general information only and is not tax advice. This summary does not address all aspects of federal income taxation that may be relevant to a purchaser in light of such purchaser's particular circumstances or to certain types of purchasers subject to special treatment under the federal income tax laws (such as certain financial institutions, tax-exempt organizations, life insurance companies, dealers in securities or currencies, or purchasers holding stock as part of a conversion transaction, as part of a hedging transaction, or as a position in a straddle for tax purposes). In addition, the summary below does not consider the effect of any foreign, state, local or other tax laws that may be applicable to purchasers. This summary is based upon the provisions of the Code, Treasury Regulations, IRS rulings and judicial decisions, all in effect as of the date hereof and all of which are subject to change (possibly with retroactive effect) by subsequent legislative, judicial or administrative action.

    EACH PURCHASER SHOULD CONSULT HIS OWN TAX ADVISOR AS TO THE SPECIFIC FEDERAL INCOME TAX CONSEQUENCES TO SUCH PURCHASER OF THE PURCHASE, OWNERSHIP AND SALE OF SECURITIES AND THE APPLICABILITY AND EFFECT OF ANY STATE, LOCAL, FOREIGN OR OTHER TAX LAWS AND OF ANY POTENTIAL CHANGES IN THE APPLICABLE TAX LAWS AFTER THE DATE HEREOF.

TAXATION OF THE COMPANY

    GENERAL. The Company made an election to be taxed as a REIT under Sections 856 through 860 of the Code, commencing with its taxable year ended December 31, 1992. The Company believes that, commencing with its taxable year ended December 31, 1992, it has been organized and has operated in such a manner as to qualify for taxation as a REIT under the Code, and the Company intends to continue to operate in such a manner. However, no assurance can be given that the Company has operated or will be able to continue to operate in a manner to so qualify or remain qualified.

    Latham & Watkins has rendered an opinion dated April 23, 1997 to the effect that the Company is organized in conformity with the requirements for qualification as a REIT, and that the Company's proposed method of operation will permit it to meet the requirements for qualification and taxation as a REIT. It must be emphasized that this opinion is based on various assumptions and is conditioned upon certain representations made by the Company as to factual matters, and that Latham & Watkins undertakes no obligation to update this opinion subsequent to such date. In addition, this opinion is based upon the factual representations made by the Company concerning its business and properties as set forth in this Prospectus. Moreover, such qualification and taxation as a REIT depends upon the Company's ability to meet, through actual annual operating results, distribution levels and diversity of stock ownership, the various qualification tests imposed under the Code discussed below, the results of which have not been and will not be reviewed by Latham & Watkins. Accordingly, no assurance can be given that the actual results of the Company's operation for any particular taxable year will satisfy such requirements. Further, the anticipated income tax treatment described in this Prospectus may be changed, perhaps retroactively, by legislative, administrative or judicial action at any time. See "Failure to Qualify."

    The REIT provisions of the Code and the corresponding Treasury Regulations are highly technical and complex. The following sets forth the material aspects of the sections that govern the federal income tax treatment of a REIT and its stockholders. This summary is qualified in its entirety by the applicable Code provisions, rules and regulations promulgated thereunder, and administrative and judicial interpretations thereof, all of which are subject to change (which change may apply retroactively).

    If the Company qualifies for taxation as a REIT, it generally will not be subject to federal corporate income taxes on its net income that is currently distributed to stockholders. This treatment substantially eliminates the "double taxation" (at the corporate and stockholder levels) that generally results from investment in a regular corporation. However, even if the Company continues to qualify as a REIT, the Company will be subject to federal income tax as follows. First, the Company will be taxed at regular corporate rates on any undistributed REIT taxable income, including undistributed net capital gains. Second, under certain circumstances, the Company may be subject to the "alternative minimum tax" on its items of tax preference. Third, if the Company has (i) net income from the sale or other disposition of "foreclosure property" which is held primarily for sale to customers in the ordinary course of business or (ii) other nonqualifying income from foreclosure property, it will be subject to tax at the highest corporate rate on such income. Fourth, if the Company has net income from "prohibited transactions" (which are, in general, certain sales or other dispositions of property (other than foreclosure property) held primarily for sale to customers in the ordinary course of business by the Company, (i.e., when the Company is acting as a dealer)), such income will be subject to a 100% tax. Fifth, if the Company should fail to satisfy the 75% gross income test or the 95% gross income test (as discussed below), but has nonetheless maintained its qualification as a REIT because certain other requirements have been met, it will be subject to a 100% tax on an amount equal to (a) the gross income attributable to the greater of the amount by which the Company fails the 75% or 95% test, multiplied by (b) a fraction intended to reflect the Company's profitability. Sixth, if the Company should fail to distribute during each calendar year at least the sum of (i) 85% of its REIT ordinary income for such year, (ii) 95% of its REIT capital gain net income for such year, and (iii) any undistributed taxable income from prior periods, the Company will be subject to a 4% excise tax on the excess of such required distribution over the amounts actually distributed. Seventh, if the Company acquires any asset (a "Built-In Gain Asset") from a corporation which is or has been a C corporation (i.e. generally a corporation subject to full corporate-level tax) in a transaction in which the basis of the Built-In Gain Asset in the Company's hands is determined by reference to the basis of the asset (or any other property) in the hands of the C corporation, and the Company recognizes gain on the disposition of such asset during the 10-year period (the "Recognition Period") beginning on the date on which such asset was acquired by the Company, then, to the extent of the Built-In Gain (i.e., the excess of (a) the fair market value of such asset on the date such asset was acquired by the Company over (b) the Company's adjusted basis in such asset on such date), such gain will be subject to tax at the highest corporate rate pursuant to Treasury Regulations that have not yet been promulgated. The results described above with respect to the recognition of Built-In Gain assume the Company will make an election pursuant to IRS Notice 88-19.

    REQUIREMENTS FOR QUALIFICATION. The Code defines a REIT as a corporation, trust or association (i) which is managed by one or more trustees or directors;
(ii) the beneficial ownership of which is evidenced by transferable shares, or by transferable certificates of beneficial interest; (iii) which would be taxable as a domestic corporation, but for Sections 856 through 859 of the Code;
(iv) which is neither a financial institution nor an insurance company subject to certain provisions of the Code; (v) the beneficial ownership of which is held by 100 or more persons; (vi) during the last half of each taxable year not more than 50% in value of the outstanding stock of which is owned, actually or constructively, by five or fewer individuals (as defined in the Code to include certain entities); and (vii) which meets certain other tests, described below, regarding the nature of its income and assets. The Code provides that conditions
(i) to (iv), inclusive, must be met during the entire taxable year and that condition (v) must be met during at least 335 days of a taxable year of 12 months, or during a proportionate part of a taxable year of less than 12 months. For purposes of conditions (v) and (vi), pension funds and certain other tax-exempt entities are treated as individuals, subject to a "look-through" exception in the case of condition (vi).

    The Company believes that it has issued sufficient shares of Common Stock with sufficient diversity of ownership to allow it to satisfy conditions (v) and
(vi). In addition, the Company's Charter and Articles Supplementary provides for restrictions regarding the transfer and ownership of Common Stock and Preferred Stock, which restrictions are intended to assist the Company in continuing to satisfy the share ownership requirements described in (v) and (vi) above. Such ownership and transfer restrictions are described in "Risk Factors--Restrictions on Transfer and Limitations on Ownership of Stock; Business

Combinations" and "Description of the Company's Capital Stock--Redemption and Ownership Limitation Provisions." These restrictions may not ensure that the Company will, in all cases, be able to satisfy the share ownership requirements described above. If the Company fails to satisfy such share ownership requirements, the Company's status as a REIT will terminate. See "Failure to Qualify."

    In addition, a corporation may not elect to become a REIT unless its taxable year is the calendar year. The Company has a calendar taxable year.

    OWNERSHIP OF A PARTNERSHIP INTEREST. In the case of a REIT which is a partner in a partnership, Treasury Regulations provide that the REIT will be deemed to own its proportionate share of the assets of the partnership and will be deemed to be entitled to the income of the partnership attributable to such share. In addition, the character of the assets and gross income of the partnership will retain the same character in the hands of the REIT for purposes of Section 856 of the Code, including satisfying the gross income tests and the asset tests. Thus, the Company's proportionate share of the assets and items of income of the Partnerships will be treated as assets and items of income of the Company for purposes of applying the requirements described herein. A summary of the rules governing the federal income taxation of partnerships and their partners is provided below in "Tax Aspects of the Partnerships." The Company has direct control of the Partnerships and believes that is has operated and intends to operate them consistently with the requirements for qualification as a REIT.

    INCOME TESTS. In order to maintain its qualification as a REIT, the Company annually must satisfy three gross income requirements. First, at least 75% of the Company's gross income (excluding gross income from prohibited transactions) for each taxable year must be derived directly or indirectly from: (i) rents from real property; (ii) interest on obligations secured by mortgages on real property or interests in real property; (iii) gain from the sale or other disposition of real property (including interests in real property and interests in mortgages on real property) not held primarily for sale to customers in the ordinary course of business; (iv) dividends or other distributions on, and gain (other than gain from prohibited transactions) from the sale or other disposition of, transferable shares in other real estate investment trusts; (v) abatements and refunds of taxes on real property; (vi) income and gain derived from foreclosure property (as defined in the Code); (vii) amounts (other than amounts the determination of which depend in whole or in part on the income or profits of any person) received or accrued as consideration for entering into agreements (a) to make loans secured by mortgages on real property or on interests in real property or (b) to purchase or lease real property (including interests in real property and interests in mortgages on real property); (viii) gain from the sale or other disposition of a real estate asset which is not a prohibited transaction; and (ix) income from certain types of temporary investments.

    Second, at least 95% of the Company's gross income (excluding gross income from prohibited transactions for each taxable year must be derived from the sources described above with respect to the 75% test, dividends, interest, and gain from the sale or disposition of stock or securities (or from any combination of the foregoing).

    Third, short-term gain from the sale or other disposition of stock or securities, gain from prohibited transactions, and gain on the sale or other disposition of real property held for less than four years (apart from involuntary conversions and sales or other disposition of foreclosure property) must represent less than 30% of the Company's gross income (including gross income from prohibited transactions) for each taxable year. Pursuant to the Taxpayer Relief Act of 1997, this gross income requirement is eliminated, commencing with a REIT's first taxable year that begins after August 5, 1997.

    Rents received by the Company will qualify as "rents from real property" in satisfying the gross income requirements for a REIT described above only if several conditions are met. First, the amount of rent received must not be based, in whole or in part, on the income or profits of any person. However, an amount received or accrued generally will not be excluded from the term "rents from real property" solely by reason of being based on a fixed percentage or percentages of gross receipts or sales. Second, the Code provides that rents received from a tenant will not qualify as "rents from real property" in satisfying the gross income tests if the REIT, or an actual or constructive owner of 10% or more of the

REIT, actually or constructively owns 10% or more of such tenant (a "Related Party Tenant"). Third, for rents received to qualify as "rent from real property," the Company generally must not manage or operate the property or furnish or render services to the tenants of such property other than through an independent contractor from whom the Company derives no revenue. However, the Company may directly perform certain services that are "usually or customarily rendered" in connection with the rental of space for occupancy only and are not otherwise considered "rendered to the occupant" of the property. Finally, if rent attributable to personal property, leased in connection with a lease of real property, is greater than 15% of the total rent received under the lease, then the portion of rent attributable to such personal property will not qualify as "rents from real property."

    The Company has represented that it does not and will not (i) charge rent for any property that is based in whole or in part on the income or profits of any person (except by reason of being based on a percentage of gross receipts or sales, as described above), (ii) rent any property to a Related Party Tenant,
(iii) derive rental income (except for certain rentals not material in amount) attributable to personal property (other than personal property leased in connection with the lease of real property, the amount of which is less than 15% of the total rent received under the lease), or (iv) perform services which are not usually or customarily rendered in connection with the rental of space for occupancy only or are considered to be rendered to the occupant of the property, other than through an independent contractor from whom the Company derives no revenue.

    Pursuant to the Taxpayer Relief Act of 1997, starting with a REIT's first taxable year that begins after August 5, 1997, income derived by a REIT from services provided to tenants or from managing or operating a property will be treated as rents from real property provided the income from such activities does not exceed 1% of the REIT's gross income derived from the property.

    The term "interest" generally does not include any amount received or accrued (directly or indirectly) if the determination of such amount depends in whole or in part on the income or profits of any person. However, an amount received or accrued generally will not be excluded from the term "interest" solely by reason of being based on a fixed percentage or percentages of gross receipts or sales. Generally, if a loan is secured by both personal property and real property, interest must be allocated between the personal property and the real property, with only the interest allocable to the real property qualifying as mortgage interest under the 75% gross income test. Treasury Regulations provide that if a loan is secured by both personal and real property and the fair market value of the real property as of the commitment date equals or exceeds the amount of the loan, the entire interest amount will qualify under the 75% gross income test. If the amount of the loan exceeds the fair market value of the real property, the interest income is allocated between real property and personal property based on the relative fair market value of each. Under certain circumstances, income from shared appreciation mortgages may qualify under the REIT gross income requirements.

    The Company believes that interest received under the Company's mortgage loans should qualify as "interest" for purposes of the REIT gross income requirements and, except for certain interest receipts not material in amount, should qualify as mortgage interest for purposes of the REIT 75% gross income requirement.

    If the Company fails to satisfy one or both of the 75% or 95% gross income tests for any taxable year, it may nevertheless qualify as a REIT for such year if it is entitled to relief under certain provisions of the Code. These relief provisions will generally be available if the Company can establish that its failure to meet such tests was due to reasonable cause and not due to willful neglect, the Company attaches a schedule of the sources of its income to its federal income tax return, and any incorrect information was not due to fraud with intent to evade tax. It is not possible, however, to state whether in all circumstances the Company would be entitled to the benefit of these relief provisions. If these relief provisions are inapplicable to a particular set of circumstances involving the Company, the Company will not qualify as a REIT. Even if these relief provisions apply, a special tax is imposed (see "General"). No similar mitigation provision provides relief if the Company fails the 30% income test. In such case, the Company would cease to qualify as a REIT. As noted above, however, the 30% gross income test no longer will apply to the Company starting January 1, 1998.

    ASSET TESTS. At the close of each quarter of its taxable year, the Company must also satisfy three tests relating to the nature of its assets. First, at least 75% of the value of the Company's total assets (including its allocable share of the assets held by the Partnerships) must be represented by real estate assets (including stock or debt instruments held for not more than one year purchased with the proceeds of a stock offering or long-term (at least five years) debt offering of the Company,) cash, cash items and government securities. Second, not more than 25% of the Company's total assets may be represented by securities other than those in the 75% asset class. Third, of the investments included in the 25% asset class, the value of any one issuer's securities owned by the Company may not exceed 5% of the value of the Company's total assets and the Company may not own more than 10% of any one issuer's outstanding voting securities.

    REMIC. A regular or residual interest in a REMIC will be treated as a real estate asset for purposes of the REIT asset tests and income derived with respect to such interest will be treated as interest on an obligation secured by a mortgage on real property, assuming that at least 95% of the assets of the REMIC are real estate assets. If less than 95% of the assets of the REMIC are real estate assets, only a proportionate share of the assets of and income derived from the REMIC will be treated as qualifying under the REIT asset and income tests. The Company believes that its REMIC interests fully qualify for purposes of the REIT income and asset tests.

    After meeting the asset tests at the close of any quarter, the Company will not lose its status as a REIT for failure to satisfy the asset tests at the end of a later quarter solely by reason of changes in asset values. If the failure to satisfy the asset tests results from an acquisition of securities or other property during a quarter (including as a result of the Company increasing its interest in any of the Partnerships), the failure can be cured by disposition of sufficient nonqualifying assets within 30 days after the close of that quarter. The Company intends to maintain adequate records of the value of its assets to ensure compliance with the asset tests and to take such other actions within 30 days after the close of any quarter as may be required to cure any noncompliance. If the Company fails to cure noncompliance with the asset tests within such time period, it would cease to qualify as a REIT.

    ANNUAL DISTRIBUTION REQUIREMENTS. The Company, in order to qualify as a REIT, is required to distribute dividends (other than capital gain dividends) to its stockholders in an amount at least equal to (A) the sum of (i) 95% of the Company's "REIT taxable income" (computed without regard to the dividends paid deduction and the Company's net capital gain) and (ii) 95% of the net income (after tax), if any, from foreclosure property, minus (B) certain items of non-cash income. In addition, if the Company disposes of any Built-In Gain Asset during its Recognition Period, the Company will be required, pursuant to Treasury Regulations which have not yet been promulgated, to distribute at least 95% of the Built-In-Gain (after tax), if any, recognized on the disposition of such asset. Such distributions must be paid in the taxable year to which they relate, or in the following taxable year if declared before the Company timely files its tax return for such year and if paid on or before the first regular dividend payment date after such declaration and if the Company so elects and specifies the dollar amount in its tax return. Those distributions are taxable to holders of Common Stock (other than tax-exempt entities, as discussed below) in the year paid even though they relate to a prior year for purposes of the 95% distribution requirement. To the extent that the Company does not distribute all of its net capital gain or distributes at least 95%, but less than 100%, of its "REIT taxable income," as adjusted, it will be subject to tax thereon at regular ordinary and capital gain corporate tax rates. Furthermore, if the Company should fail to distribute during each calendar year at least the sum of (i) 85% of its REIT ordinary income for such year, (ii) 95% of its REIT capital gain net income for such year, and (iii) any undistributed taxable income from prior periods, the Company would be subject to a 4% excise tax on the excess of such required distribution over the amounts actually distributed. The Company has made and intends to make timely distributions sufficient to satisfy these annual distribution requirements.

    It is possible that the Company, from time to time, may not have sufficient cash or other liquid assets to meet the distribution requirements described above due to timing differences between (i) the actual receipt of income and actual payment of deductible expenses and (ii) the inclusion of such income and deduction of such expenses in arriving at taxable income of the Company. The Company will closely monitor the relationship between its REIT taxable income and cash flow to avoid problems with the distribution requirements. In the event that timing differences occur, in order to meet the distribution requirements, the Company might find it necessary to arrange for short-term, or possibly long-term, borrowings or to pay dividends in the form of taxable stock dividends.

    Under certain circumstances, the Company may be able to rectify a failure to meet the distribution requirement for a year by paying "deficiency dividends" to stockholders in a later year, which may be included in the Company's deduction for dividends paid for the earlier year. Thus, the Company may be able to avoid being taxed on amounts distributed as deficiency dividends; however, the Company will be required to pay interest based upon the amount of any deduction taken for deficiency dividends.

TAX ASPECTS OF THE PARTNERSHIPS

    IN GENERAL. Some the Company's investments are held indirectly through the Partnerships. In general, partnerships are "pass-through" entities which are not subject to federal income tax. Rather, partners are allocated their proportionate shares of the items of income, gain, loss, deduction and credit of a partnership, and are potentially subject to tax thereon, without regard to whether the partners receive a distribution from the partnership. The Company includes and will continue to include in its income its proportionate share of the foregoing partnership items for purposes of the various REIT income tests and in the computation of its REIT taxable income. Moreover, for purposes of the REIT asset tests, the Company will include its proportionate share of assets held by the Partnerships. See "Taxation of the Company."

    ENTITY CLASSIFICATION. The Company's interests in the Partnerships involve special tax considerations, including the possibility of a challenge by the IRS of the status of any one of the Partnerships as a partnership (as opposed to an association taxable as a corporation) for federal income tax purposes. If any one of the Partnerships were treated as an association, such partnership would be taxable as a corporation and therefore be subject to an entity-level tax on its income. In such a situation, the character of the Company's assets and items of gross income would change and preclude the Company from satisfying the asset tests and possibly the income tests (see "Federal Income Tax Considerations-- Taxation of the Company--Asset Tests" and "--Income Tests"), and in turn would prevent the Company from qualifying as a REIT. See "--Failure to Qualify" above for a discussion of the effect of the Company's failure to meet such tests for a taxable year. In addition, a change in the any one of the Partnerships' status for tax purposes might be treated as a taxable event in which case the Company might incur a tax liability without any related cash distributions.

    Under Treasury Regulations in effect at the time of the formation of the Partnerships, an organization formed as a partnership will be treated as a partnership for federal income tax purposes, rather than as a corporation, only if it has no more than two of the four corporate characteristics that the Treasury Regulations use to distinguish a partnership from a corporation for tax purposes. These four characteristics are (i) continuity of life, (ii) centralization of management, (iii) limited liability and (iv) free transferability of interests. The Company has not requested, and does not intend to request, a ruling from the IRS that the Partnerships will be treated as partnerships for federal income tax purposes. However, the Company believes that the Partnerships have been and will continue to be treated as partnerships for federal income tax purposes (and not as associations or a publicly traded partnerships taxable as corporations).

    The IRS recently finalized and published certain Treasury Regulations (the "Final Regulations") which provide that a domestic business entity not otherwise classified as a corporation and which has at least two members (an "Eligible Entity") may elect to be taxed as a partnership for federal income tax purposes. The Final Regulations apply for tax periods beginnings on or after January 1, 1997 (the "Effective Date"). Unless it elects otherwise, an Eligible Entity in existence prior to the Effective Date will have the same classification for federal income tax purposes that it claimed under the entity classification Treasury Regulations in effect prior to the Effective Date. In addition, an Eligible Entity which did not exist, or did not claim a classification, prior to the Effective Date, will be classified as a partnership for federal income tax purposes unless it elects otherwise.

    PARTNERSHIP ALLOCATIONS. Although a partnership agreement will generally determine the allocation of income and loss among partners, such allocations will be disregarded for tax purposes if they do not comply with the provisions of Section 704(b) of the Code and the Treasury Regulations promulgated thereunder. Generally, Section 704(b) and the Treasury Regulations promulgated thereunder require that partnership allocations respect the economic arrangement of the partners.

    If an allocation is not recognized for federal income tax purposes, the item subject to the allocation will be reallocated in accordance with the partners' interests in the partnership, which will be determined by taking into account all of the facts and circumstances relating to the economic arrangement of the partners with respect to such item. The Partnerships' allocations of taxable income and loss are intended to comply with the requirements of Section 704(b) of the Code and the Treasury Regulations promulgated thereunder.

    BASIS IN PARTNERSHIP INTERESTS. The Company's adjusted tax basis in its interest in each of the Partnerships generally (i) will be equal to the amount of cash and the basis of any other property contributed to the Partnership by the Company, (ii) will be increased by (a) its allocable share of the Partnership's income and (b) its allocable share of indebtedness of the Partnership and (iii) will be reduced, but not below zero, by the Company's allocable share of (a) losses suffered by the Partnership, (b) the amount of cash distributed to the Company and (c) by constructive distributions resulting from a reduction in the Company's share of indebtedness of the Partnership.

    If the allocation of the Company's distributive share of a Partnership's loss exceeds the adjusted tax basis of the Company's partnership interest in such Partnership, the recognition of such excess loss will be deferred until such time and to the extent that the Company has adjusted tax basis in its interest in the Partnership. To the extent that a Partnership's distributions, or any decrease in the Company's share of the indebtedness of such Partnership (such decreases being considered a constructive cash distribution to the partners), exceeds the Company's adjusted tax basis, such excess distributions (including such constructive distributions) constitute taxable income to the Company. Such taxable income will normally be characterized as a capital gain, and if the Company's interest in the Partnership has been held for longer than the long-term capital gain holding period (currently one year), such distributions and constructive distributions will constitute long-term capital gain.

OTHER TAX MATTERS

    The Company owns and operates a number of properties through wholly-owned subsidiaries (the "QRSs"). The Company has owned 100% of the stock of each of the QRSs at all times that each of the QRSs has been in existence. As a result, the QRSs will be treated as "qualified REIT subsidiaries" under the Code. Code
Section 856(i) provides that a corporation which is a qualified REIT subsidiary shall not be treated as a separate corporation, and all assets, liabilities, and items of income, deduction, and credit of a qualified REIT subsidiary shall be treated as assets, liabilities and such items (as the case may be) of the REIT. Thus, in applying the requirements described herein, the QRSs will be ignored, and all assets, liabilities and items of income, deduction, and credit of such QRSs will be treated as assets, liabilities and items of the Company. The Company has not, however, sought or received a ruling from the IRS that the QRSs are qualified REIT subsidiaries.

FAILURE TO QUALIFY

    If the Company fails to qualify for taxation as a REIT in any taxable year, and the relief provisions described above do not apply, the Company will be subject to tax (including any applicable alternative minimum tax) on its taxable income at regular corporate rates. Distributions to stockholders in any year in which the Company fails to qualify will not be deductible by the Company nor will they be required to be made. As a result, the Company's failure to qualify as a REIT would substantially reduce the cash available for distribution by the Company to its stockholders. In such event, to the extent of current and accumulated earnings and profits, all distributions to stockholders will be taxable as ordinary income, and, subject to certain limitations in the Code, corporate distributees may be eligible for the dividends received deduction. Unless entitled to relief under specific statutory provisions, the Company would also be prohibited from electing REIT status for the four taxable years following the year during which qualification is lost. It is not possible to state whether in all circumstances the Company would be entitled to such statutory relief. Failure to qualify for even one year could result in the Company's incurring substantial indebtedness (to the extent borrowings are feasible) or liquidating substantial investments in order to pay the resulting taxes.

TAXATION OF TAXABLE U.S. STOCKHOLDERS GENERALLY

    As used herein, the term "U.S. Stockholder" means a holder of shares of Common Stock or Preferred Stock who (for United States federal income tax purposes) (i) is a citizen or resident of the United States, (ii) is a corporation, partnership, or other entity created or organized in or under the laws of the United States or of any political subdivision thereof, or (iii) is an estate or trust the income of which is subject to United States federal income taxation regardless of its source.

    As long as the Company qualifies as a REIT, distributions made by the Company out of its current or accumulated earnings and profits (and not designated as capital gain dividends) will constitute dividends taxable to its taxable U.S. Stockholders as ordinary income. Such distributions will not be eligible for the dividends received deduction otherwise available with respect to dividends received by U.S. Stockholders that are corporations. Distributions made by the Company that are properly designated by the Company as capital gain dividends constitute gain from the sale or other disposition of a capital asset held for more than one year to a U.S. Stockholder (to the extent that they do not exceed the Company's actual net capital gain for the taxable year) without regard to the period for which a U.S. Stockholder has held his shares of Common Stock or Preferred Stock. U.S. Stockholders that are corporations may, however, be required to treat up to 20% of certain capital gain dividends as ordinary income. Gain recognized by the Company on disposition of a property will not qualify as capital gain to the extent that is does not exceed prior depreciation deductions taken with respect to the property. On November 10, 1997, the IRS issued Notice 97-64, in which it stated that temporary Treasury regulations will be issued providing that a REIT that designates a dividend as a capital gain distribution also may designate the dividend as a 20% rate gain distribution, an unrecaptured section 1250 gain distribution (taxable at a 25% rate) or a 28% rate gain distribution, to the extent the net capital gain of the REIT consists of long-term capital gains that, in the hands of the REIT, would be treated as falling in, respectively, the 20% group, the 25% group or the 28% group of long-term capital gains (and if no additional designation is made, the dividend is a 28% rate gain distribution). To the extent that the Company makes distributions (not designated as capital gain dividends) in excess of its current and accumulated earnings and profits, such distributions will be treated first as a tax-free return of capital to each U.S. Stockholder, reducing the adjusted basis which such U.S. Stockholder has in his shares of Common Stock or Preferred Stock for purposes by the amount of such distribution (but not below zero), with distributions in excess of a non-corporate U.S. Stockholder's adjusted basis in his shares taxable as long-term capital gains (if the shares have been held for longer than 18 months), mid-term capital gains (if the shares have been held for longer than one year but not for more than 18 months) or short-term capital gains (if the shares have been held for one year or less), provided that the shares have been held as a capital asset. Dividends declared by the Company in October, November, or December of any year and payable to a stockholder of record on a specified date in any such month shall be treated as both paid by the Company and received by the stockholder on December 31 of such year, provided that the dividend is actually paid by the Company on or before January 31 of the following calendar year. Stockholders may not include in their own income tax returns any net operating losses or capital losses of the Company.

    Pursuant to the Taxpayer Relief Act of 1997, starting with a REIT's first taxable year that begins after August 5, 1997, a REIT may elect to retain and pay income tax on net long-term capital gains that it receives during a taxable year. If a REIT makes this election, its stockholders are required to include in their income as long-term capital gain their proportionate share of the undistributed long-term capital gains so designated by the REIT or, if and to the extent the REIT, pursuant to Notice 97-64 (discussed above) designates undistributed long-term capital gains as a 20% rate distribution, an unrecaptured section 1250 gain distribution (taxable at a 25% rate) or a 28% rate gain distribution, to include in their income as long-term capital gains falling in, respectively, the 20% group, the 25% group or the 28% group of long-term capital gains their proportionate share of the undistributed long-term capital gain of the REIT falling within those categories. A stockholder will be treated as having paid his or her share of the tax paid by the REIT in respect of long-term capital gains so designated by the REIT, for which the stockholder will be entitled to a credit or refund. In addition, the stockholder's basis in his or her REIT shares will be increased by the amount of the REIT's designated undistributed long-term capital gains that are included in the stockholder's long-term capital gains, reduced by the stockholder's proportionate share of the tax paid by the REIT on those gains that the stockholder is treated as having paid. The earnings and profits of the REIT will be reduced, and the earnings and profits of any corporate stockholder of the REIT will be increased, to take into account amounts designated by the REIT pursuant to this rule. A REIT must pay its tax on its designated long-term capital gains within 30 days of the close of any taxable year in which it designates long-term capital gains pursuant to this rule, and it must mail a written notice of its designation to its stockholders within 60 days of the close of the taxable year.

    Distributions made by the Company and gain arising from the sale or exchange by a U.S. Stockholder of shares of Common Stock or Preferred Stock will not be treated as passive activity income, and as a result, U.S Stockholders generally will not be able to apply any "passive losses" against such income or gain. Distributions made by the Company (to the extent they do not constitute a return of capital) generally will be treated as investment income for purposes of computing the investment income limitation. Gain arising from the sale or other disposition of Common Stock or Preferred Stock, however, will not be treated as investment income unless the U.S. Stockholder elects to reduce the amount of such U.S. Stockholder's total net capital gain eligible for the 28% maximum capital gains rate by the amount of such gain with respect to such Common Stock or Preferred Stock.

    Upon any sale or other disposition of Common Stock or Preferred Stock, a U.S. Stockholder will recognize gain or loss for federal income tax purposes in an amount equal to the difference between (i) the amount of cash and the fair market value of any property received on such sale or other disposition and (ii) the holder's adjusted basis in such shares of Common Stock or Preferred Stock for tax purposes. Such gain or loss will be capital gain or loss if the shares have been held by the U.S. Stockholder as a capital asset and, with respect to a non-corporate U.S. Stockholder, will be mid-term or long-term capital gain or loss if such shares have been held for more than one year or more than 18 months, respectively. In general, any loss recognized by a U.S. Stockholder upon the sale or other disposition of shares of Common Stock or Preferred Stock that have been held for six months or less (after applying certain holding period rules) will be treated as long-term capital loss, to the extent of capital gain dividends received by such U.S. Stockholder from the Company which were required to be treated as long-term capital gains.

BACKUP WITHHOLDING

    The Company will report to its U.S. Stockholders and the IRS the amount of dividends paid during each calendar year, and the amount of tax withheld, if any. Under the backup withholding rules, a stockholder may be subject to backup withholding at the rate of 31% with respect to dividends paid unless such holder (a) is a corporation or comes within certain other exempt categories and, when required, demonstrates this fact, or
(b) provides a taxpayer identification number, certifies as to no loss of exemption from backup withholding, and otherwise complies with applicable requirements of the backup withholding rules. A U.S. Stockholder that does not provide the Company with his correct taxpayer identification number may also be subject to penalties imposed by the IRS. Any amount paid as backup withholding will be creditable against the stockholder's income tax liability. In addition, the Company may be required to withhold a portion of capital gain distributions to any stockholders who fail to certify their non-foreign status to the Company. See "--Taxation of Non-U.S. Stockholders."

TAXATION OF TAX-EXEMPT STOCKHOLDERS

    The IRS has ruled that amounts distributed as dividend by a qualified REIT do not constitute unrelated business taxable income ("UBTI") when received by a tax-exempt entity. Based on that ruling, provided that a tax-exempt shareholder (except certain tax-exempt stockholders described below) has not held its shares of Common Stock or Preferred Stock as "debt financed property" within the meaning of the Code and such shares are not otherwise used in a trade or business, the dividend income from the Company will not be UBTI to a tax-exempt shareholder. Similarly, income from the sale of Common Stock or Preferred Stock will not constitute UBTI unless such tax-exempt shareholder has held such shares as "debt financed property" within the meaning of the Code or has used the shares in a trade or business.

    For tax-exempt stockholders which are social clubs, voluntary employee benefit associations, supplemental unemployment benefit trusts, and qualified group legal services plans exempt from federal income taxation under Code Sections 501(c)(7), (c)(9), (c)(17) and (c)(20), respectively, income from an investment in the Company will constitute UBTI unless the organization is able to properly deduct amounts set aside or placed in reserve for certain purposes so as to offset the income generated by its investment in the Company. Such prospective investors should consult their own tax advisors concerning these "set aside" and reserve requirements.

    Notwithstanding the above, however, a portion of the dividends paid by a "pension held REIT" shall be treated as UBTI as to any trust which (i ) is described in Section 401(a) of the Code, (ii) is tax-exempt under Section 501(a) of the Code, and (iii) holds more than 10% (by value) of the interests in the REIT. Tax-exempt pension funds that are described in Section 401(a) of the Code are referred to below as "qualified trusts."

    A REIT is a "pension held REIT" if (i) it would not have qualified as a REIT but for the fact that Section 856(h)(3) of the Code provides that stock owned by qualified trusts shall be treated, for purposes of the "not closely held" requirement, as owned by the beneficiaries of the trust (rather than by the trust itself), and (ii) either (a) at least one such qualified trust holds more than 25% (by value) of the interests in the REIT, or (b) one or more such qualified trusts, each of which owns more than 10% (by value) of the interests in the REIT, hold in the aggregate more than 50% (by value) of the interests in the REIT. The percentage of any REIT dividend treated as UBTI is equal to the ratio of (i) the UBTI earned by the REIT (treating the REIT as if it were a qualified trust and therefore subject to tax on UBTI) to (ii) the total gross income of the REIT. A DE MINIMIS exception applies where the percentage is less than 5% for any year. The provisions requiring qualified trusts to treat a portion of REIT distributions as UBTI will not apply if the REIT is able to satisfy the "not closely held" requirement without relying upon the "look-through" exception with respect to qualified trusts. As a result of certain limitations on transfer and ownership of Common Stock or Preferred Stock contained in the Articles of Incorporation, the Company does not expect to be classified as a "pension held REIT."

TAXATION OF NON-U.S. STOCKHOLDERS

    The rules governing United States federal income taxation of the ownership and disposition of stock by persons that are, for purposes of such taxation, nonresident alien individuals, foreign corporations, foreign partnerships or foreign estates or trusts (collectively, "Non-U.S. Stockholders") are complex, and no attempt is made herein to provide more than a brief summary of such rules. Accordingly, the discussion does not address all aspects of United States federal income tax and does not address state, local or foreign tax consequences that may be relevant to a Non-U.S. Stockholder in light of its particular circumstances, including, for example, if the investment in the Company is connected to the conduct by a Non-U.S. Stockholder of a U.S. trade or business. In addition, this discussion is based on current law, which is subject to change, and assumes that the Company qualifies for taxation as a REIT. Prospective Non-U.S. Stockholders should consult with their own tax advisors to determine the impact of federal, state, local and foreign income tax laws with regard to an investment in Common Stock or Preferred Stock, including any reporting requirements.

    DISTRIBUTIONS. Distributions by the Company to a Non-U.S. Stockholder that are neither attributable to gain from sales or exchanges by the Company of United States real property interests nor designated by the Company as capital gains dividends will be treated as dividends of ordinary income to the extent that they are made out of current or accumulated earnings and profits of the Company. Such distributions ordinarily will be subject to withholding of United States federal income tax on a gross basis (that is, without allowance of deductions) at a 30% rate or such lower rate as may be specified by an applicable income tax treaty, unless the dividends are treated as effectively connected with the conduct by the Non-U.S. Stockholder of a United States trade or business or, if an income tax treaty applies, as attributable to a United States permanent establishment of the Non-U.S. Stockholder. Dividends that are effectively connected with such a trade or business (or, if an income tax treaty applies, that are attributable to a United States permanent establishment of the Non-U.S. Stockholder) will be subject to tax on a net basis (that is, after allowance of deductions) at graduated rates, in the same manner as domestic stockholders are taxed with respect to such dividends and are generally not subject to withholding. Any such dividends received by a Non-U.S. Stockholder that is a corporation may also be subject to an additional branch profits tax at a 30% rate or such lower rate as may be specified by an applicable income tax treaty.

    Pursuant to current Treasury Regulations, dividends paid to an address in a country outside the United States are generally presumed to be paid to a resident of such country for purposes of determining the applicability of withholding discussed above and the applicability of a tax treaty rate. Under Treasury regulations that will apply to payments made after December 31, 1998, however, a Non-U.S. Stockholder who wishes to claim the benefit of an applicable treaty would be required to satisfy certain certification and other requirements. See "New Withholding Regulations," below. Under certain treaties, lower withholding rates generally applicable to dividends do not apply to dividends from a REIT, such as the Company. Certain certification and disclosure requirements must be satisfied to be exempt from withholding under the effectively connected income and United States permanent establishment exemptions discussed above.

    Distributions in excess of current or accumulated earnings and profits of the Company will not be taxable to a Non-U.S. Stockholder to the extent that they do not exceed the adjusted basis of the stockholder's Common Stock or Preferred Stock, but rather will reduce the adjusted basis of such stock. For FIRPTA withholding purposes (discussed below), such distributions (i.e., distributions that are not made out of earnings and profits) will be treated as consideration for the sale or exchange of shares of Common Stock or Preferred Stock. To the extent that such distributions exceed the adjusted basis of a Non-U.S. Stockholder's Common Stock or Preferred Stock, they will give rise to gain from the sale or exchange of his stock, the tax treatment of which is described below. If it cannot be determined at the time a distribution is made whether or not such distribution will be in excess of current or accumulated earnings and profits, the distribution will generally be treated as a dividend for withholding purposes. However, amounts thus withheld are generally refundable if it is subsequently determined that such distribution was, in fact, in excess of current or accumulated earnings and profits of the Company.

    Distributions to a Non-U.S. Stockholder that are designated by the Company at the time of distribution as capital gains dividends (other than those arising from the disposition of a United States real property interest) generally will not be subject to United States federal income taxation, unless (i) investment in the Common Stock or Preferred Stock is effectively connected with the Non-U.S. Stockholder's United States trade or business (or, if an income tax treaty applies, is attributable to a United States permanent establishment of the Non-U.S. Stockholder), in which case the Non-U.S. Stockholder will be subject to the same treatment as domestic stockholders with respect to such gain (except that a stockholder that is a foreign corporation may also be subject to the 30% branch profits tax, as discussed above), or (ii) the Non-U.S. Stockholder is a nonresident alien individual who is present in the United States for 183 days or more during the taxable year and has a "tax home" in the United States, in which case the nonresident alien individual will be subject to a 30% tax on the individual's capital gains.

    Distributions to a Non-U.S. Stockholder that are attributable to gain from sales or exchanges by the Company of United States real property interests will cause the Non-U.S. Stockholder to be treated as recognizing such gain as income effectively connected with a United States trade or business. A Non-U.S. Stockholder would thus generally be entitled to offset its gross income by allowable deductions and would pay tax on the resulting taxable income at the same rates applicable to domestic stockholders (subject to a special alternative minimum tax in the case of nonresident alien individuals). Also, such gain may be subject to a 30% branch profits tax in the hands of a Non-U.S. Stockholder that is a corporation and is not entitled to treaty relief or exemption, as discussed above. The Company is required to withhold 35% of any such distribution. That amount is creditable against the Non-U.S. Stockholder's United States federal income tax liability. To the extent that such withholding exceeds the actual tax owed by the Non-U.S. Stockholder, the Non-U.S. Stockholder may claim a refund from the IRS.

    The Company or any nominee (e.g., a broker holding shares in street name) may rely on a certificate of non-foreign status on Form W-8 or Form W-9 to determine whether withholding is required on gains realized from the disposition of United States real property interests. A domestic person who holds shares of Common Stock or Preferred Stock on behalf of a Non-U.S. Stockholder will generally bear the burden of withholding, unless the Company has properly designated the appropriate portion of a distribution as a capital gain dividend.

    SALE OF COMMON STOCK OR PREFERRED STOCK. Gain recognized by a Non-U.S. Stockholder upon the sale or exchange of shares of Common Stock or Preferred Stock generally will not be subject to United States taxation unless such shares constitute a "United States real property interest" within the meaning of the Foreign Investment in Real Property Tax Act of 1980 ("FIRPTA"). The Common Stock or the Preferred Stock will not constitute a "United States real property interest" so long as the Company is a "domestically controlled REIT." A "domestically controlled REIT" is a REIT in which at all times during a specified testing period less than 50% in value of its stock is held directly or indirectly by Non-U.S. Stockholders. The Company believes that it is a "domestically controlled REIT," and therefore that the sale of shares of Common Stock or Preferred Stock will not be subject to taxation under FIRPTA. However, because the shares of Common Stock or Preferred Stock will be publicly traded, no assurance can be given that the Company will continue to be a "domestically-controlled REIT." Notwithstanding the foregoing, gain from the sale or exchange of shares of Common Stock or Preferred Stock not otherwise subject to FIRPTA will be taxable to a Non-U.S. Stockholder if (i) the Non-U.S. Stockholder is a nonresident alien individual who is present in the United States for 183 days or more during the taxable year and has a "tax home" in the United States, which nonresident alien individual will be subject to a 30% United States withholding tax on the amount of such individual's gain, or (ii) the investment in Common Stock or Preferred Stock is effectively connected with the Non-U.S. Stockholder's United States trade or business (or, if an income tax treaty applies, is attributable to a United States permanent establishment of the Non-U.S. Stockholder), in which case the Non-U.S. Stockholder will be subject to the same treatment as domestic holders (except that a 30% branch profits tax may also apply as described above).

    If the Company does not qualify as or ceases to be a "domestically-controlled REIT," gain arising from the sale or exchange by a Non-U.S. Stockholder of shares of Common Stock or Preferred Stock would be subject to United States taxation under FIRPTA as a sale of a "United States real property interest" unless the shares are "regularly traded" (as defined by applicable Treasury Regulations) on an established securities market (e.g., the New York Stock Exchange) and the selling Non-U.S. Stockholder held no more than 5% (after applying certain constructive ownership rules) of the shares of Common Stock or Preferred Stock during the shorter of (i) the period during which the taxpayer held such shares, or (ii) the 5-year period ending on the date of the disposition of such shares. If gain on the sale or exchange of shares of Common Stock or Preferred Stock were subject to taxation under FIRPTA, the Non-U.S. Stockholder would be subject to regular United States income tax with respect to such gain in the same manner as a U.S. Stockholder (subject to any applicable alternative minimum tax, a special alternative minimum tax in the case of nonresident alien individuals and the possible application of the 30% branch profits tax in the case of foreign corporations), and the purchaser of the stock would be required to withhold and remit to the IRS 10% of the purchase price. The 10% withholding requirement will not apply if the shares are "regularly traded" on an established securities market.

    BACKUP WITHHOLDING TAX AND INFORMATION REPORTING. Backup withholding tax (which generally is a withholding tax imposed at the rate of 31% on certain payments to persons that fail to furnish certain information under the United States information reporting requirements) and information reporting will generally not apply to distributions paid to Non-U.S. Stockholders outside the United States that are treated as (i) dividends subject to the 30% (or lower treaty rate) withholding tax discussed above, (ii) capital gains dividends or
(iii) distributions attributable to gain from the sale or exchange by the Company of United States real property interests. As a general matter, backup withholding and information reporting will not apply to a payment of the proceeds of a sale of Common Stock or Preferred Stock by or through a foreign office of a foreign broker. Information reporting (but not backup withholding) will apply, however, to a payment of the proceeds of a sale of Common Stock or Preferred Stock by a foreign office of a broker that (a) is a United States person, (b) derives 50% or more of its gross income for certain periods from the conduct of a trade or business in the United States or (c) is a "controlled foreign corporation" (generally, a foreign corporation controlled by United States stockholders) for United States tax purposes, unless the broker has documentary evidence in its records that the holder is a Non-U.S. Stockholder and certain other conditions are met, or the stockholder otherwise establishes an exemption. Payment to or through a United States office of a broker of the proceeds of a sale of Common Stock or Preferred Stock is subject to both backup withholding and information reporting unless the stockholder certifies under penalty of perjury that the stockholder is a Non-U.S. Stockholder, or otherwise establishes an exemption. A Non-U.S. Stockholder may obtain a refund of any amounts withheld under the backup withholding rules by filing the appropriate claim for refund with the IRS.

    NEW WITHHOLDING REGULATIONS. Final regulations dealing with withholding tax on income paid to foreign persons and related matters (the "New Withholding Regulations") were recently promulgated. In general, the New Withholding Regulations do not significantly alter the substantive withholding and information reporting requirements, but unify current certification procedures and forms and clarify reliance standards. For example, the New Withholding Regulations adopt a certification rule which was in the proposed regulations under which a foreign stockholder who wishes to claim the benefit of an applicable treaty rate with respect to dividends received from a United States corporation will be required to satisfy certain certification and other requirements. In addition, the New Withholding Regulations require a corporation that is a REIT to treat as a dividend the portion of a distribution that is not designated as a capital gain dividend or return of basis and apply the 30% withholding tax (subject to any applicable deduction or exemption) to such portion, and to apply the FIRPTA withholding rules (discussed above) with respect to the portion of the distribution designated by the REIT as a capital gain dividend. The New Withholding Regulations will generally be effective for payments made after December 31, 1998, subject to certain transition rules. THE DISCUSSION SET FORTH ABOVE IN "Taxation of Non-U.S. Stockholders" DOES NOT TAKE INTO ACCOUNT THE NEW WITHHOLDING REGULATIONS.

PROSPECTIVE NON-U.S. STOCKHOLDERS ARE STRONGLY URGED TO CONSULT THEIR OWN TAX ADVISORS WITH RESPECT TO THE NEW WITHHOLDING REGULATIONS.

TAXPAYER RELIEF ACT OF 1997

    On August 5, 1997, President Clinton signed into law the Taxpayer Relief Act of 1997 (H.R. 2014), which will have the effect of modifying certain REIT-related Code provisions for taxable years beginning on or after January 1, 1998. In addition to the changes contained in this legislation which are discussed above, some of the other potentially significant REIT-related changes contained in the legislation include: (i) the rule disqualifying a REIT for any year in which it fails to comply with certain regulations requiring the REIT to monitor its stock ownership is replaced with an intermediate financial penalty;
(ii) the rule disqualifying a REIT in any year in which it is "closely held" does not apply if during such year the REIT complied with certain regulations requiring the REIT to monitor its stock ownership, and the REIT did not know or have reason to know that it was closely held; (iii) the rules regarding attribution to partnerships of ownership in another entity for purposes of defining qualified rent and independent contractors are modified so that attribution occurs only when a partner owns a 25% or greater interest in the partnership; (iv) the class of excess noncash items for purposes of the REIT distribution requirements is expanded; (v) any corporation wholly-owned by a REIT is permitted to be treated as a qualified REIT subsidiary regardless of whether such corporation has always been wholly-owned by the REIT; and (vi) certain other Code provisions relating to REIT's are amended. Some or all of the provisions could affect both the Company's operations and its ability to maintain its REIT status for its taxable years beginning on or after January 1, 1998.

OTHER TAX CONSEQUENCES

    The Company and its investors may be subject to state or local taxation in various state or local jurisdictions, including those in which it or they transact business or reside.

    There may be other federal, state, local or foreign tax considerations applicable to the circumstances of a particular investor. Prospective investors are urged to consult their own tax advisors with respect to such matters.

                              ERISA CONSIDERATIONS

    THE FOLLOWING IS INTENDED TO BE A SUMMARY ONLY AND IS NOT A SUBSTITUTE FOR CAREFUL PLANNING WITH A PROFESSIONAL. EMPLOYEE BENEFIT PLANS, INDIVIDUAL RETIREMENT ACCOUNTS AND INDIVIDUAL RETIREMENT ANNUITIES SUBJECT TO ERISA AND/OR THE CODE ("PLANS") CONSIDERING PURCHASING THE SECURITIES SHOULD CONSULT WITH THEIR OWN TAX OR OTHER APPROPRIATE COUNSEL REGARDING THE APPLICATION OF ERISA AND THE CODE TO THEIR PURCHASE OF THE SECURITIES. PLANS SHOULD ALSO CONSIDER THE ENTIRE DISCUSSION UNDER THE HEADING OF "FEDERAL INCOME TAX CONSIDERATIONS" AS MATERIAL CONTAINED THEREIN IS RELEVANT TO ANY DECISION BY A PLAN TO PURCHASE THE SECURITIES.

FIDUCIARY AND PROHIBITED TRANSACTIONS CONSIDERATIONS

    Certain employee benefit plans and individual retirement accounts and individual retirement annuities ("IRAs") (collectively, "Plans"), are subject to various provisions of the Employee Retirement Income Security Act 1974, as amended ("ERISA") and/or the Code. Before investing in the Securities of the Company, a Plan fiduciary should ensure that such investment is in accordance with ERISA's general fiduciary standards. In making such a determination, a Plan fiduciary should ensure that the investment is in accordance with the governing instruments and the overall policy of the Plan, and that the investment will comply with the diversification and other requirements of ERISA. In addition, provisions of ERISA and the Code prohibit certain transactions using Plan assets that involve persons who have specified relationships with a Plan. The consequences of such prohibited transactions include excise taxes, disqualifications of IRAs and other liabilities. A Plan fiduciary should ensure that any investment in the Securities will not constitute such a prohibited transaction.

PLAN ASSETS ISSUE

    A prohibited transaction may also occur if the underlying assets of the Company are deemed to be Plan assets. In certain circumstances where a Plan holds an interest in an entity, the underlying assets of the entity are deemed to be Plan assets (the "look-through rule"). Under such circumstances, any person that exercises authority or control with respect to the management or disposition of such underlying assets, and any person who provides investment advice with respect to such assets for a fee (direct or indirect), is a Plan fiduciary. Plan assets are not defined in ERISA or the Code, but the United States Department of Labor has issued regulations, effective March 13, 1987 (the "Regulations"), that outline the circumstances under which a Plan's interest in an entity will be subject to the look-through rule.

    The Regulations provide that the look-through rule applies only to the purchase by a Plan of an "equity interest" in an entity, such as common stock of a REIT. The term "equity interest" means any interest in an entity other than an instrument that is treated as indebtedness under applicable local law and that has no substantial equity features. However, the Regulations provide an exception to the look-through rule for equity interests that are "publicly-offered securities" and certain other exceptions.

    Under the Regulations, a "publicly-offered security" is a security that is
(1) freely transferable, (2) part of a class of securities that is widely-held, and (3) part of a class of securities that is registered under Section 12(b) or 12(g) of the Exchange Act or sold to a Plan as part of an offering of securities to the public pursuant to an effective registration statement under the Securities Act and the class of securities of which such security is a part is registered under the Exchange Act within 120 days (or such later time as may be allowed by the Securities and Exchange Commission) after the end of the fiscal year of the issuer during which the offering of such securities to the public occurred. Whether a security is considered "freely transferable" depends on the facts and circumstances of each case. Generally, if the security is part of an offering in which the minimum investment is $10,000 or less and any restriction on or prohibition against any transfer or assignment of such security is for the purposes of preventing a termination or reclassification of the entity for federal or state tax purposes, such restrictions will not prevent the security from being considered freely transferable. A class of securities is considered "widely-held" only if it is a class of securities that is owned by 100 or more investors independent of the issuer and of one another. A class of securities will not fail to be widely-held solely because subsequent to the initial offering the number of independent investors falls below 100 as a result of events beyond the control of the issuer.

    It is anticipated by the Company that the Common Stock will meet the criteria of the publicly-offered securities exception to the look-through rule. First, the Company anticipates that the Common Stock will be considered to be freely transferable, as the only restrictions on and prohibitions against its transfer or assignment are those required under federal tax laws to maintain the Company's status as a REIT. Second, the Company believes that the Common Stock will be held by 100 or more investors and that at least 100 or more of these investors will be independent of the Company and of one another. Third, the Common Stock will be sold as part of an offering of securities to the public pursuant to an effective registration statement under the Securities Act and will be registered under the Securities Act within 120 days after the end of the fiscal year of the Company during which the offering of such securities to the public occurs Accordingly, the Company believes that if a Plan purchases the Common Stock, the Company's underlying assets should not be deemed to be Plan assets and, therefore, that any person who exercises authority or control with respect to the Company's underlying assets or who provides investment advice with respect to such assets for a fee (direct or indirect) should not be a Plan fiduciary. If the Company sells Preferred Stock and/or Debt Securities, the Prospectus Supplement with respect to such offering will disclose whether the Company believes that such Preferred Stock and/or Debt Securities would be Plan assets. If the Preferred Stock and/or Debt Securities are considered Plan assets, the Company will not sell such Preferred Stock and/or Debt Securities to Plans unless an exception or exemption is applicable.

                              PLAN OF DISTRIBUTION

    The Company may sell Securities in any of three ways: (i) through underwriting syndicates represented by one or more managing underwriters, or by one or more underwriters without a syndicate; (ii) through agents designated from time to time; and (iii) directly to institutional investors. The names of any underwriters or agents of the Company involved in the sale of the Securities in respect of which this Prospectus is being delivered and any applicable commissions or discounts will be set forth in the Prospectus Supplement. The net proceeds to the Company from each such sale will also be set forth in the Prospectus Supplement.

    Agents and underwriters may be entitled under agreements entered into with the Company to indemnification by the Company against certain civil liabilities, including liabilities under the Securities Act, or to contribution with respect to payments which the agents or underwriters may be required to make in respect thereof. Agents and underwriters may engage in transactions with or perform services for the Company in the ordinary course of business.

                                 LEGAL MATTERS

    The validity of the Securities offered hereby will be passed upon for the Company by Latham & Watkins, Los Angeles, California.

                                    EXPERTS

    The consolidated financial statements and financial statement schedules of LTC Properties, Inc. appearing in the 1996 Annual Report on Form 10-K/A have been audited by Ernst & Young LLP, independent auditors, as set forth in their report thereon included therein and incorporated herein by reference. Such consolidated financial statements are incorporated herein by reference in reliance upon such report given upon the authority of such firm as experts in accounting and auditing.

                                     [LOGO]

           [Map indicating location of properties at March 31, 1998]

Northwest:
    SNF....         51
    ACF....         17
                   ---
                    68
                   ---
Midwest:
    SNF....         53
    ACF....         17
                   ---
                    70
                   ---
Northeast:
    SNF....          4
    ACF....          1
                   ---
                     5
                   ---
Southwest:
    SNF....         88
    ACF....         28
                   ---
                   116
                   ---
Southeast:
    SNF....         79
    ACF....         18
                   ---
                    97
                   ---
Total
    SNF....        275
    ACF....         81
                   ---
                   356
                   ---

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

NO DEALER, SALESPERSON OR OTHER INDIVIDUAL HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATIONS OTHER THAN THOSE CONTAINED IN THIS PROSPECTUS SUPPLEMENT AND THE PROSPECTUS, IN CONNECTION WITH THE OFFERING COVERED BY THIS PROSPECTUS SUPPLEMENT AND THE PROSPECTUS. IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATIONS MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY THE COMPANY OR THE UNDERWRITERS. THIS PROSPECTUS SUPPLEMENT AND THE PROSPECTUS DO NOT CONSTITUTE AN OFFER TO SELL OR THE SOLICITATION OF ANY OFFER TO BUY, ANY OF THE SECURITIES IN ANY JURISDICTION WHERE, OR TO ANY PERSON TO WHOM, IT IS UNLAWFUL TO MAKE SUCH OFFER OR SOLICITATION. NEITHER THE DELIVERY OF THIS PROSPECTUS SUPPLEMENT OR THE PROSPECTUS NOR ANY SALE MADE HEREUNDER SHALL, UNDER ANY CIRCUMSTANCES, CREATE AN IMPLICATION THAT THERE HAS NOT BEEN ANY CHANGE IN THE FACTS SET FORTH IN THIS PROSPECTUS SUPPLEMENT OR THE PROSPECTUS OR IN THE AFFAIRS OF THE COMPANY SINCE THE DATE HEREOF.

                           --------------------------

                               TABLE OF CONTENTS
                             PROSPECTUS SUPPLEMENT

                                                                            PAGE
                                                                            ----
Prospectus Supplement Summary.............................................   S-3
Risk Factors..............................................................   S-9
Use of Proceeds...........................................................  S-11
Price Range of Common Stock and Distributions.............................  S-12
Capitalization............................................................  S-13
Investment Portfolio......................................................  S-14
Management................................................................  S-19
Principal Stockholders and Executive Officer and Director Ownership.......  S-21
Federal Income Tax Considerations.........................................  S-22
Underwriting..............................................................  S-38
Legal Matters.............................................................  S-38
Experts...................................................................  S-38

                                   PROSPECTUS

Available Information.....................................................     2
Documents Incorporated by Reference.......................................     2
The Company...............................................................     4
Risk Factors..............................................................     5
Ratio of Earnings to Fixed Charges........................................    10
Use of Proceeds...........................................................    10
Description of the Company's Capital Stock................................    11
Description of Debt Securities............................................    14
Description of Preferred Stock............................................    21
Federal Income Tax Considerations.........................................    25
ERISA Considerations......................................................    39
Plan of Distribution......................................................    40
Legal Matters.............................................................    40
Experts...................................................................    40

                                2,000,000 SHARES

                                     [LOGO]

                                  COMMON STOCK

                             ---------------------

                             PROSPECTUS SUPPLEMENT

                             ---------------------

                              SCHRODER & CO. INC.

                              J.C. BRADFORD & CO.

                             CROWELL, WEEDON & CO.

                         MORGAN KEEGAN & COMPANY, INC.

                            SUTRO & CO. INCORPORATED

                                 JULY   , 1998

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